As filed with the Securities and                              Registration No. _
Exchange Commission on July 30, 2004.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                          CHEMOKINE THERAPEUTICS CORP.
                 (Name of small business issuer in its charter)

          DELAWARE                         2836                   33-0921251

(State or Other Jurisdiction    (Primary Standard Industrial    (IRS Employer
of Organization)                Classification Code)            Identification#)

CHEMOKINE THERAPEUTICS CORP.                 THE CORPORATION TRUST COMPANY
2386 EAST MALL, SUITE 208                    CORPORATION TRUST CENTER
UNIVERSITY OF BRITISH COLUMBIA               1209 ORANGE STREET
VANCOUVER, BRITISH COLUMBIA V6T 1Z3          WILMINGTON, DE 19801
TEL: (604) 822-3347                          302-777-0247
FAX: (604) 822-0302

(Address and telephone of registrant's       (Name, address and telephone number
executive office)                            of agent for service)

Copies of all communications and notices to:

RUSSELL R. FRANDSEN, ESQ.
SQUIRE, SANDERS & DEMPSEY L.L.P.
801 SOUTH FIGUEROA STREET, 14TH FLOOR
LOS ANGELES, CA  90017
TEL:  (213) 689-5128
FAX:  (213) 623-4581

BRADLEY J. DICK
THOMAS, RONDEAU
SUITE 1525 - 625 HOWE STREET
VANCOUVER, BC V6C 2T6
TEL:  (604) 688-6775
FAX:  (604) 688-6995

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: _________, 2004

The effective date of this registration statement is __________, 2004

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ X ]

If this Form is filed to register additional securities for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
    SECURITIES TO BE           AMOUNT TO BE           OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
       REGISTERED              REGISTERED                COMMON SHARE               PRICE             REGISTRATION FEE
Common Shares, US$0.001        23,819,201 Common Shares    US$0.751              US$17,888,219.95       US$2,266.44
       par value

Includes the following shares of our common stock: (i) a maximum of 15,000,000 Common Shares offered in this Offering; (ii) a maximum of 2,250,000 Common Shares issuable on the exercise of the Greenshoe Option; (iii) 1,380,000 Common Shares to be issued upon exercise of the warrants to be issued to our agent, Canaccord Capital Corporation ("Canaccord" or the "Agent") (assuming that all of the Common Shares in the Maximum Offering are sold and that the maximum number of Common Shares are issued on the exercise of the Greenshoe Option); (iv) 1,697,715 Common Shares and 1,697,715 Common Shares issuable on the exercise of 1,697,715 share purchase warrants issued in the Brokered Private Placement (as hereinafter defined); (v) 128,977 Common Shares and 264,794 Common Shares issuable on the exercise of 264,794 share purchase warrants issued to Canaccord as payment for services rendered in connection with the Brokered Private Placement; (vi) 400,000 Common Shares and 400,000 Common Shares issuable on the exercise of 400,000 share purchase warrants issued to Canaccord as payment for services rendered in connection with the Brokered Private Placement; (vii) 100,000 Common Shares issued to Canaccord in payment of its corporate finance fee; and (viii) 500,000 Common Shares issuable on the exercise of 500,000 share purchase warrants to be issued to Pharmaceutical Products Development, Inc. See "Plan of Distribution."

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                          CHEMOKINE THERAPEUTICS CORP.

            MAXIMUM OFFERING: CDN$_ - 15,000,000 COMMON SHARES
              MINIMUM OFFERING: CDN$_ - _ COMMON SHARES

As of July 30, 2004, the exchange rate between the U.S dollar and the Canadian dollar was CDN$1.3296 = US$1.00 or US$0.7521 = CDN$1.00.

We are offering a minimum of _ Common Shares ("Common Shares") (the
"Minimum Offering") and a maximum offering of 15,000,000 Common Shares (the "Maximum Offering") at a price of CDN$_ per Common Shares for minimum gross proceeds of CDN$_ and maximum gross proceeds of CDN$_. Our
Offering is being made in the Canadian Provinces of British Columbia, Alberta, Ontario and Quebec only through our agent, Canaccord Capital Corporation ("Canaccord" or the "Agent") and its subagents. Our Offering is a commercially reasonable efforts offering and completion of our Offering is subject to the sale of a minimum of _ Common Shares. The Offering will commence on the effective date of this registration statement, which will occur concurrently with or after the date of issue of a MRRS Decision Document evidencing the issue of receipts for the Canadian prospectus in the provinces of British Columbia, Alberta, Ontario and Quebec by the British Columbia Securities Commission, and will continue for a period of 90 days from the date of issue of an MRRS Decision Document. There are no arrangements to place the funds raised in an escrow, trust or similar account.

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. "SEE "RISK FACTORS" ON PAGE 18.

                                   PRICE TO PUBLIC(1)   AGENT'S COMMISSION(2)   NET PROCEEDS TO US(3)(4)(5)(6)
Per Common Share                        CDN$_                CDN$_                     CDN$_

Minimum Offering                        CDN$_                CDN$_                     CDN$_

Maximum Offering                        CDN$>                CDN$_                     CDN$_

1. The price per Common Share was established between us and our agent, Canaccord.

2. We will pay Canaccord a commission of 8% of the gross proceeds of the offering. We will also issue to Canaccord non-transferable share purchase warrants (the "Agent's Warrants") to acquire that number of Common Shares equal to 8% of the number of Common Shares sold pursuant to our Offering each exercisable for a period of 18 months from the date of the closing of our Offering at an exercise price of CDN$ _ per share.

3. We have granted to Canaccord an option (the "Greenshoe Option") to purchase up to an additional 15% of the number of Common Shares sold under the Maximum Offering, exercisable within 60 days of the closing of the Offering to cover over allotments, if any, and for market stabilization purposes. In the event Canaccord exercises the Greenshoe Option in full, proceeds from the Greenshoe Option will be CDN$_ (less the Agent's commissions of CDN$ _) for net proceeds to us of CDN$_. The grant of the Greenshoe Option and the issuance of Common Shares purchased pursuant to exercise of the Greenshoe Option are qualified for distribution hereunder. See "Plan of Distribution".

4. Before deduction of the balance of expenses of the Offering, including legal, audit, agent's expenses and other expenses, estimated at approximately CDN$420,000. See "Plan of Distribution".

5. We will also pay for all reasonable expenses incurred by the Agent in connection with the Offering, including Canaccord's out-of-pocket expenses and fees and disbursements of the Agent's legal counsel. See "Plan of Distribution".

6. We have agreed to pay Canaccord a corporate finance fee for acting as agent of the Offering in the amount of CDN$_ to be paid by the issuance of 100,000 Common Shares on the Closing Date. See "Plan of Distribution".

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENCE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

There is no public trading market for our Common Shares. These securities will not be listed on any national securities exchange in the United States.

                 The date of this prospectus is July 30, 2004.

                                TABLE OF CONTENTS

GLOSSARY.......................................................................................................   9

GLOSSARY OF TECHNICAL TERMS....................................................................................  10

FORWARD-LOOKING STATEMENTS.....................................................................................  13

INDUSTRY DATA..................................................................................................  13

SUMMARY OF OUR OFFERING........................................................................................  13
     Our Business..............................................................................................  14
     Overview of the Offering..................................................................................  16
     Selected Financial Data...................................................................................  17
     Risk Factors..............................................................................................  18
          Risks Related to Our History or to Our Business......................................................  18
          Risks Related to this Offering.......................................................................  25

USE OF PROCEEDS................................................................................................  27
     Net Proceeds and Available Funds..........................................................................  27
     Use of Funds..............................................................................................  28

DETERMINATION OF OFFERING PRICE................................................................................  29

MARKET FOR OUR COMMON SHARES AND RELATED SHAREHOLDERS MATTERS..................................................  29
     Market for Our Common Shares..............................................................................  29
     Shares Subject to Future Issuance.........................................................................  29
     Holders...................................................................................................  30
     Dividends.................................................................................................  30

DILUTION.......................................................................................................  30

SELLING SHAREHOLDERS...........................................................................................  31

PLAN OF DISTRIBUTION...........................................................................................  33
     Section 15(g) of the Exchange Act.........................................................................  35

BUSINESS OF CHEMOKINE THERAPEUTICS CORP........................................................................  35
     Overview..................................................................................................  35
     Our Offices and Research Facilities.......................................................................  36
     A Note on Clinical Trials.................................................................................  37
     Our Relationship with Pharmaceutical Products Development, Inc............................................  37
     Our Relationship with the University of British Columbia..................................................  38
     Our Business..............................................................................................  38
     Drug Discovery Capabilities...............................................................................  38
     Our Strategy..............................................................................................  39
          The Chemokine System.................................................................................  39
          CTCE-9908 (Anti-Metastasis)..........................................................................  41
          CTCE-0214 (Hematological Support)....................................................................  43
          Other Drug Candidates................................................................................  46
          Various Products Stage of Development................................................................  47
     Intellectual Property.....................................................................................  47
     Manufacturing, Marketing and Distribution.................................................................  48
     The Pharmaceutical Market.................................................................................  48
     Government Regulations....................................................................................  49
     Employees.................................................................................................  50
     Property..................................................................................................  50
     Legal Proceedings.........................................................................................  50

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS.............................  50
     Overview..................................................................................................  50
          Limited Operating History: Need for Additional Capital...............................................  51
          Research and Development.............................................................................  51
          Strategic Relationship and Partnering Strategy.......................................................  52
          General and Administrative...........................................................................  52
          Capital Expenditures.................................................................................  52
          Foreign Exchange.....................................................................................  53
     Critical Accounting Policy................................................................................  53
          Stock-Based Compensation.............................................................................  53
     Results of Operations.....................................................................................  53
          Three Months Ended March 31, 2004 and 2003...........................................................  53
          Twelve Months Ended December 31, 2003 and 2002.......................................................  54
          Twelve Months Ended December 31, 2002 and 2001.......................................................  55
     Liquidity and Capital Resources...........................................................................  55
          Long Term Obligations................................................................................  57
     Off-balance Sheet Arrangements............................................................................  57

MANAGEMENT.....................................................................................................  57
     Officers and Directors....................................................................................  57
     Management Background.....................................................................................  58
          Medical & Scientific Advisory Board..................................................................  61
     Keyman Insurance..........................................................................................  63
     Penalties, Sanctions and Bankruptcy.......................................................................  63
          Bankruptcies.........................................................................................  63
          Penalties or Sanctions...............................................................................  63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................................  64
     Directors and Officers....................................................................................  64
     Principal Shareholders....................................................................................  65
     Future Sales of Shares....................................................................................  66

EXECUTIVE COMPENSATION.........................................................................................  67
     Summary Compensation table................................................................................  67
     Long-Term Incentive Plan Awards...........................................................................  67
     Options...................................................................................................  67
     Employment Contracts and Termination of Employment and Change-in-Control Arrangement......................  68
          Employment Agreement with Dr. Hassan Salari..........................................................  68
          Employment Agreement with David Karp.................................................................  69
     Compensation Paid to Directors and Scientific Advisory Board Members......................................  69
          Stock Options........................................................................................  69

DESCRIPTION OF SECURITIES......................................................................................  70
     Common Shares.............................................................................................  71
     Preferred Shares..........................................................................................  71
     Warrants..................................................................................................  72
     Options...................................................................................................  73
          2004 Stock Option Plan...............................................................................  73
          Outstanding Options..................................................................................  74

ESCROWED SECURITIES............................................................................................  74
     National Escrow Policy....................................................................................  74

INTEREST OF NAMED EXPERTS AND COUNSEL..........................................................................  76

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................................................  76
     Indebtedness of Directors.................................................................................  77

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES............................  77

EXPERTS........................................................................................................  77

LEGAL MATTERS..................................................................................................  78

REGISTRAR AND TRANSFER AGENT...................................................................................  78

FINANCIAL STATEMENTS...........................................................................................  78

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS...............................................................  78
     Item 24 - Indemnification of Directors....................................................................  78
          Directors and Officers Liability Insurance...........................................................  79
     Item 25.   Other Expenses of Issuance and Distribution....................................................  79
     Item 26.   Recent Sales of Unregistered Securities........................................................  79
     Item 27.   Exhibits.......................................................................................  82
     Item 28.   Undertakings...................................................................................  83

SIGNATURES.....................................................................................................  85

CERTIFICATES................................................................................................... C-1

                                    GLOSSARY

Except as otherwise defined, the following terms, when used herein, shall have the following meanings:

"2004 PLAN"                           our 2004 incentive stock option plan;

"AGENT"                               Canaccord Capital Corporation, or "Canaccord";

"AGENT'S WARRANTS"                    the warrants granted to Canaccord entitling it to purchase that number of Common
                                      Shares equal to 8% of the number of Common Shares sold pursuant to the Offering exercisable at a price of CDN$ _ per Common Share for a period of 18 months from the Closing Date;

"BROKERED PRIVATE PLACEMENT"          the brokered private placement of 1,697,715 Units that closed on May 6, 2004;

"CANACCORD"                           Canaccord Capital Corporation, or the "Agent";

"CANADIAN TAX ACT"                    the Income Tax Act (Canada);

"CLOSING DATE"                        the closing of the Offering;

"COMMON SHARES"                       shares of common stock of the Corporation;

"CORPORATION"                         Chemokine Therapeutics Corp.;

"CORPORATE FINANCE UNITS"             400,000 units previously issued to Canaccord, each Corporate Finance Unit consists of one Common Share and one share purchase warrant that entitles Canaccord to purchase an additional Common Share at a price of CDN$1.00 per Common Share until
                                      May 6, 2006;

"DEFERRED PLANS"                      trusts governed by "registered retirement savings plans", "registered retirement income funds", "deferred profit share plans" and "registered education savings plans" as defined in the Canadian Tax Act;

"EXCHANGE ACT"                        the United States Securities and Exchange Act of 1934;

"GLOBE LABORATORIES"                  Globe Laboratories  Inc., an independently  operated company controlled by Dr. Hassan
                                      Salari, engaged in research for us on a contracted operating cost  plus 2% basis;

"GREENSHOE OPTION"                    an option to purchase up to an additional 15% of the number of Common Shares sold under the Maximum Offering, exercisable within 60 days of the closing of the
                                      Offering to cover over allotments, if any, and for market stabilization purposes;

"LISTING DATE"                        the date our Common Shares are listed on a stock exchange;

"MAXIMUM OFFERING"                    the maximum offering of 15,000,000 Common Shares under this prospectus;

"MINIMUM OFFERING"                    the minimum offering of _ Common Shares under this prospectus;

"MRRS"                                Mutual Reliance Review System of the Canadian Securities Administrators;

"NCI"                                 National Cancer Institute;

"OFFERING"                            the offering of Common Shares under this prospectus;

"PACIFIC MEDICAL"                     Pacific  Medical Corp. a corporation of which Dr. Hassan Salari,  our Chief Executive
                                      Officer, is one of the beneficial owners;

"PPDI"                                Pharmaceutical Products Development, Inc.;

"SECURITIES ACT"                      the United States Securities Act of 1933, as amended;

"SELLING SHAREHOLDERS"                Our  shareholders  who may offer up to an aggregate number of 2,226,692 Common Shares for resale under this prospectus;

"SELLING SHAREHOLDERS' OFFERING"      the  offering of up to an  aggregate  number of  2,226,692  Common  Shares for resale under this prospectus by the Selling Shareholders;

"SERIES "A" PREFERRED SHARES"         shares of series "A" preferred stock which are convertible, at the option of the holder, or automatically in certain instances into Common Shares on a one for one basis;

"SEC"                                 the United States Securities and Exchange Commission;

"UBC"                                 the University of British Columbia; and

"UNITS"                               units  consisting  of one Common  Share and one share  purchase  warrant  exercisable until May 6, 2006 at a price of CDN$1.00 issued under the Brokered Private Placement.

                           GLOSSARY OF TECHNICAL TERMS

The following terms, when used herein, have the following meanings:

"AGONISTS"                     substances that work similarly to other substances;

"ANEMIA"                       the condition in which there is a decrease in the number of circulating red blood cells;

"ANGIOGENESIS"                 generation of new blood vessels from pre-existing blood vessels;

"ANTAGONISTS"                  substances that inhibit the function of other substances;

"APHERESIS"                    mechanical separation of blood to collect stem cells for autologous transplantation;

"AUTOLOGOUS"                   originating with the individual;

"BMT"                          bone marrow transplantation;

"CHEMOKINES"                   a complex family of small secreted  proteins  produced in the body which have a regulatory function on the development and migration of various cell types;

"CHEMOTAXIS"                   orientation or movement of an organism or cell in relation to chemical agents;

"CRO"                          contract research organization;

"CTCE - 0214"                  our drug candidate for hematological support including stem cell mobilization;

"CTCE - 0324"                  our drug candidate for peripheral vascular disease;

"CTCE - 189"                   our drug candidate for MS;

"CTCE - 9908"                  our drug candidate for the prevention of the metastasis of cancer;

"CXCR4 RECEPTOR"               a chemokine receptor present on leukocytes and hematopoietic stem cells;

"CYTOKINES"                    soluble proteins with major growth stimulating activity;

"EGFR"                         epidermal derived growth factor receptor;

"EPO"                          erythropoietin, stimulates the formation of red blood cells;

"ERYTHROCYTES"                 red blood cells;

"EX VIVO"                      performed outside of a living organism;

"FDA"                          United  States  Food and Drug  Administration,  the  United  States  regulatory  body that oversees the drug development process and approves drugs for marketing;

"G-CSF"                        granulocyte-colony  stimulating  factor,  a cytokine that stimulates  differentiation  and propagation of neutrophil precursor cells;

"HEMATOLOGY"                   pertaining to the study of blood and blood forming tissues;

"HEMATOPOEITIC"                pertaining to the formation and development of blood cells;

"HEMOSTASIS"                   the arrest of bleeding or circulation;

"IMMUNOGENICITY"               the capacity to stimulate an immune response;

"IND"                          (Investigational  New Drug  Application)  an  application  to the FDA that is  required to begin clinical development of a drug candidate;

"IN VITRO"                     performed in a laboratory environment such as a test tube;

"IN VIVO"                      performed in a living organism;

"LEAD OPTIMIZATION"            the process of refining the molecules or compounds that demonstrate the potential to be transformed into drugs to improve its drug characteristics, with the goal of producing a pre-clinical drug candidate;

"LEUKOCYTE"                    white blood cells that fight  infection  and ingest  debris by crossing the walls of blood vessels and moving into injured tissue;

"METASTASIS"                   the movement of cancer cells from one part of the body to another;

"METALLOPROTEASES"             enzymes that digest tissues;

"MS"                           multiple sclerosis, a neurodegenerative disease;

"NEOVASCULARIZATION"           the formation of new blood vessels;

"NEUTROPENIA"                  an abnormal decrease in the number of neutrophils;

"NEUTROPHIL"                   a type of leukocyte that destroys invading bacteria by engulfing and digesting them;

"NON-SMALL CELL LUNG CANCER"   a broad  name given to a large  proportion  of lung  cancers  such as  adenocarcinoma  and squamous carcinoma;

"NSCLC"                        non-small cell lung cancer (see above);

"OSTEOSARCOMA"                 (osteogenic  sarcoma) is the most common form of bone cancer that occurs  predominantly in children and young adults;

"PATHOPHYSIOLOGICAL"           relating to how the normal  functions of  organisms  and their  components  are altered by disease;

"PBSC"                         peripheral blood stem cell;

"PBSCT"                        peripheral blood stem cell transplantation;

"PEPTIDE"                      a molecule composed of amino acids that are linked to each other in a sequence;

"PHARMACOKINETICS"             the study of the metabolism and action of drugs especially absorption rates, duration of their action, distribution within the body and the manner in which they are excreted from the body;

"PHASE I CLINICAL TRIALS"      the initial introduction of a new drug into humans, designed to determine metabolism and pharmacological actions of the drug in humans, safety, side effects associated with increasing doses and if possible early evidence of effectiveness;

"PHASE II CLINICAL TRIALS"     controlled clinical studies of the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and determination of common, short term side effects and risks associated with the drug;

"PHASE III CLINICAL TRIALS"    expanded controlled and uncontrolled studies of a drug, performed after there is preliminary evidence of a drug's effectiveness, intended to gather additional evidence about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug;

"PHASE IV CLINICAL TRIALS"     post  marketing  studies  of a drug,  carried  out after  marketing  of a drug,  generally designed to evaluate the long-term safety and efficacy of a drug for a given indication;

"PLATELETS"                    found in blood, platelets function in blood coagulation and hemostasis;

"PMA"                          pre market approval applications;

"PROGENITOR CELLS"             a stem cell that has been committed to a specific type, is not  pluripotent  and is unable to be expanded in an unlimited fashion like stem cells;

"PROTEIN"                      a  macromolecule  composed  of one or  more  chains  of  amino  acids;  the  sequence  and composition of the amino acids imparts different functions to different proteins;

"SDF-1"                        the only known naturally  occurring chemokine of the CXCR4 receptor (also known as stromal cell-derived factor 1 or CXCL12);

"STEM CELL"                    undifferentiated cells that give rise to specific types of cells;

"THROMBOCYTE"                  platelet;

"THROMBOCYTOPENIA"             decrease in the number of circulating platelets;

"TPO"S                         thrombopoietin, a factor that stimulates the development of precursors of platelets; and

"VEGF"                         vascular  endothelial  growth factor,  a factor that  stimulates the growth of endothelial cells and angiogenesis.

                           FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, among other things, statements relating to:

-     our anticipated business strategies;

-     our pending and anticipated clinical trials;

-     our intention to introduce new product candidates;

- our relationships with third parties, including manufacturers, clinical research organizations, collaborative partners, contract sales organizations and suppliers;

-     anticipated trends in our business;

-     sufficiency of resources to fund operating and capital requirements;

-     operating cash burn rates;

-     future capital expenditures; and

-     our ability to conduct clinical trials and obtain regulatory approval.

The forward-looking statements included in this prospectus are subject to risks, uncertainties and assumptions about us. Our actual results of operations may differ materially from the forward-looking statements as a result of, among other things, the success or failure of our clinical trials, the speed at which our clinical trials progress, the success of our competitors in developing products equal or superior to ours and the timing of their development of such products, the success of our collaborative relationships and the other reasons described under "Risk Factors". Except for our ongoing obligations to disclose material information under applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  INDUSTRY DATA

Market data and industry forecasts used throughout this prospectus were obtained from various publicly available sources. Although we believe that these independent sources are generally reliable, the accuracy and completeness of such information are not guaranteed and have not been independently verified.

                             SUMMARY OF OUR OFFERING

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS BEFORE MAKING AN INVESTMENT DECISION.

OUR BUSINESS

Chemokine Therapeutics Corp. was founded on July 15, 1998. We are incorporated under the laws of the State of Delaware. We have a wholly owned subsidiary in British Columbia, Chemokine Therapeutics (BC) Corp., incorporated under the laws of the province of British Columbia, which employs all of our executive management.


We are an early stage biotechnology company developing drugs in the field of chemokines and cytokines. Cytokines are secreted proteins that regulate a large number of physiological functions, including blood cell supply and tissue development. Some well known cytokines that are approved therapeutics and are currently on the market are G-CSF (Neupogen(R)) and EPO (Epogen(R)).

Chemokines are a recently discovered family of small, soluble proteins, structurally-related to cytokines. They assume a range of important functions in the human body, mainly in relation to the immune system. Among other functions, chemokines are responsible for blood cell formation through stem cell growth and differentiation. In addition, chemokines participate in leukocyte (white blood cell) trafficking and in the initiation of immune responses. They are produced and released by a wide variety of cell types.

In addition to their designated natural functions, chemokines have been found to play an important role in the pathophysiological processes of a variety of prominent and critical diseases. There is a growing focus in the scientific community on chemokine involvement in cancer, both at the level of angiogenesis and metastasis, in viral infections such as HIV and in autoimmune diseases, as evidenced by studies in an increasing number of research publications and articles. Therefore, by inhibiting their action through the use of chemokine antagonists it may be possible to reduce the severity of those diseases. A chemokine antagonist is a compound that inhibits the action of a particular chemokine. In contrast, some chemokines play important roles in the body to maintain normal functioning of various organs and cellular processes. In some situations, it may therefore be beneficial to keep chemokine biological action high through the use of chemokine agonists. A chemokine agonist is a compound that acts analogously to chemokines.

Our mission is to become a leading biotechnology company in the discovery and development of chemokine and cytokine based drugs for the treatment of human diseases. Our objective is to discover drug candidates that target chemokine receptors (agonists or antagonists) and develop them through Phase II clinical trials.

Should our Phase II clinical trials with individual drugs candidates be satisfactory, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to co-develop the drug candidates through Phase III/IV of clinical trials. In some circumstances we may license particular drug candidates to other partners at earlier stages of development. We may also choose to license the marketing of certain products to companies with existing infrastructure for the marketing of pharmaceutical drugs.

We have a team of chemists and biologists headed by our Chief Executive Officer, Dr. Hassan Salari, that has developed an approach to discover chemokine and cytokine based drug candidates. Even though they occur naturally in the body, the majority of chemokines and cytokines in their natural state are not suitable for use as therapeutic drugs due to their instability, potential side effects and immunogenecity. We have developed an approach whereby we can generate small versions or analogs of natural chemokines or cytokines which copy the function of chemokines (agonists) or inhibit their function (antagonists). While these analogs work in a similar manner as natural chemokines or cytokines, we believe they do not possess their side effect profiles or their immunogenecity and therefore could be used as therapeutic drugs to replace the natural role of chemokines. We have designed several hundred of these analogs and have tested them in our laboratories. We have selected four of these compounds as drug candidates of which two we consider lead product candidates (CTCE-9908 and CTCE-0214). Our two lead product candidates are indicated for the prevention of the metastasis of cancer (CTCE-9908) and for hematological support such as stem cell mobilization (CTCE-0214). Two other product candidates have gone through lead optimization and will continue to be tested in animal models of peripheral vascular disease and multiple sclerosis (CTCE-0324 and CTCE-189, respectively). We have four additional compounds which require further testing and lead optimization, targeting hematological diseases and autoimmune conditions.

Our drug candidate CTCE-9908 has recently completed Phase I clinical trials in the United Kingdom. This drug is an antagonist of chemokine stromal cell derived factor-1 ("SDF-1"). CTCE-9908 is expected to interfere with the metastatic process of certain types of cancers. We expect to initiate a Phase Ib/II clinical trial of CTCE-9908 in the United States or in Canada during the first half of 2005. Our second drug candidate, CTCE-0214, is an agonist of chemokine SDF-1. This product is believed to rapidly increase the number of stem cells in the blood for transplantation purposes and may additionally increase the number of mature white blood cells during chemotherapy induced neutropenia in cancer patients. In June 2004, our investigational new drug application ("IND") for CTCE-0214 was accepted by the Food and Drug Administration ("FDA") in the United States. We intend to initiate Phase I clinical trials on CTCE-0214 in the United States or in Canada in the second half of 2004.

An IND is a request for authorization from the FDA to administer an investigational drug or biological product into humans. Such authorization must be secured prior to commencement of Phase I clinical trials.

Phase I clinical trials are typically the first study of a drug in humans. These studies typically evaluate safety, and pharmacokinetics, the metabolism and action of the drug, in a small group of healthy subjects (fewer than 50). Phase I clinical trials can also allow researchers to evaluate dose levels as well as route of administration.

Phase II clinical trials are designed to measure efficacy, short-term tolerability and further information related to the optimum dose in specific patient groups and indications. The studies involve a greater number of subjects than Phase I clinical trials.

We believe that each of our product candidates addresses a large and growing market. As a potential anti-metastasis cancer therapy, we believe that CTCE-9908 is unique and has the potential to address a large cancer market. Cancer is a major health care problem as approximately 23% of all deaths in the U.S. in 2001 were caused by cancer according to the National Cancer Institute ("NCI"). The NCI estimated that there would be 1,334,100 new cases of cancer in 2003 in the Unites States. About one-third of patients with cancer (excluding nonmelanoma skin cancers) have metastases that are detected at the time their cancer is first diagnosed. Another third of patients have metastases that are too small to be detected by usual diagnostic tests. These micrometastases, however, will eventually grow into clinically significant metastases if the patient receives no treatment or local treatment of the primary tumour only (source: American Cancer Society).

A major target indication for CTCE-0214 is the mobilization of hematopoietic progenitor cells for patients with chemotherapy induced thrombocytopenia and neutropenia. In addition, other diseases or disorders that cause thrombocytopenia or neutropenia will be targeted. World-wide sales of neutropenia treatments in 2003 were approximately US$3 billion and are projected to increase to over US$4.5 billion by 2008 (Source: Business Communications Company, Inc.).

A second indication for CTCE-0214 is for enhancing stem cell mobilization during blood and bone marrow transplantation. In 2002, there were approximately 45,000 blood and marrow transplants world-wide (Source: International Bone Marrow Transplant Registry).

Our principal executive office is located at 2386 East Mall, Suite 208, University of British Columbia, Vancouver, British Columbia V6T 1Z3. The telephone number at that address is (604) 822-3347. We maintain a site on the World Wide Web at www.chemokine.net. The information on our web site is not and should not be considered part of this document and is not incorporated into this prospectus by reference. This web address is, and is only intended to be, inactive textual references.

OVERVIEW OF THE OFFERING

The following is a brief summary of this offering:

SECURITIES BEING OFFERED BY US         We are offering a minimum of _ Common Shares and a maximum of 15,000,000 Common
                                       Shares. In additional, we have granted to Canaccord the Greenshoe Option to purchase up to an additional 15% of the number of Common Shares sold under the
                                       Maximum Offering, exercisable within 60 days of the closing of the Offering to cover over allotments, if any, and for market stabilization purposes.

OFFERING PRICE PER COMMON SHARE        CDN$_

NET PROCEEDS TO US                     A minimum of CDN$_ and a maximum of CDN$_ after deducting Agent's commissions and before expenses of the Offering, estimated at CDN$420,000. In the event
                                       Canaccord exercises the Greenshoe Option in full, proceeds from the Greenshoe
                                       Option will be CDN$_ (less the Agent's commissions of CDN$_ for net proceeds to us of CDN$_ before expenses.

COMMON SHARES OUTSTANDING              There are 12,812,606 Common Shares issued and outstanding as of June 30, 2004.

COMMON SHARES OUTSTANDING AFTER THE    After completion of the Minimum Offering there will be _ Common Shares issued
OFFERING                               and outstanding and 27,925,606 Common Shares assuming completion of the Maximum
                                       Offering but prior to the exercise of any of the Greenshoe Option and the issuance of Common Shares in settlement of accrued management fees to  Pacific
                                       Medical Corp.

USE OF PROCEEDS                        We intend to use the net proceeds of the Offering to fund the costs of certain of the pre-clinical and clinical trials of our drug candidates, CTCE-9908,
                                       CTCE-0214, CTCE-0324 and CTCE-189, fund capital expenditures and laboratory and office leasehold improvements and fund research and development of new drug candidates. The net proceeds will also be used to fund our general and administrative expenses for a minimum of two years. See"Use of Proceeds," page
                                       27.

RISK FACTORS                           An  investment  in  our  securities   involves  a  high  degree  of  risk  and
                                       uncertainties.  See "Risk Factors," page 18.

PLAN OF DISTRIBUTION                   The Offering will be made only through Canaccord and its subagents, on a
                                       "commercially reasonable efforts" basis. The Offering is being made to investors resident in the provinces of British Columbia, Alberta, Ontario and Quebec. The
                                       completion of the Offering is subject

                                       to a minimum subscription of CDN$_. All funds raised hereunder will be returned without interest or deduction if this minimum subscription is not attained. The
                                       Offering will cease if the minimum is not subscribed within 90 days of the date of the final prospectus receipt.

                                       We will pay Canaccord a sales commission equal to 8% of the selling price of each
                                       Common Share sold under the Offering. Additionally, we will also issue to
                                       Canaccord non-transferable share purchase warrants to acquire that number of
                                       Common Shares equal to 8% of the number of Common Shares sold pursuant to our
                                       Offering each exercisable for a period of 18 months from the date of the closing of our Offering at an exercise price of CDN$_ per share. In addition, we have agreed to pay to Canaccord a corporate finance fee for acting as Agent of the
                                       Offering in the amount of CDN$_ to be paid by the issuance of 100,000 Common
                                       Shares on the Closing Date. See "Plan of Distribution," page 33.

SELECTED FINANCIAL DATA

The following table sets out a summary of financial data for the three years ended December 31, 2003 and are derived from our audited financial statements, for the financial years ended December 31, 2003, 2002 and 2001 and the three months ended March 31, 2004 which are derived from our unaudited interim financial statements for the period then ended. This summary financial information should be read in conjunction with our financial statements, including the notes thereto, included elsewhere in this prospectus.

                                      MARCH 31, 2004    DECEMBER 31, 2003    DECEMBER 31,         DECEMBER 31, 2001
                                       (UNAUDITED)                              2002
                                     -------------------------------------------------------------------------------
BALANCE SHEET

Total Assets                         $       970,962    $       1,523,028    $        569,473     $         532,756
                                     ------------------------------------------------------------------------------

Total Liabilities                          1,082,079              906,538             835,540               311,706
                                     ------------------------------------------------------------------------------

Stockholders' Equity (Deficit)       $      (111,117)   $         616,490    $       (266,067)    $         221,050
                                     ------------------------------------------------------------------------------

                                     THREE MONTHS
                                    ENDED MARCH 31,                      YEAR ENDED DECEMBER 31
                                         2004                 2003                 2002                 2001
                                   ---------------------------------------------------------------------------------
INCOME STATEMENT

Total Revenue                      $             -      $             -      $              -     $               -

Total Expenses                             953,378            2,525,232             2,238,928             1,747,510

Other Income                                 4,427               18,527                 4,867                 3,548
                                   --------------------------------------------------------------------------------

Net (Loss)                           $      (948,951)   $      (2,506,705)   $     (2,234,061)    $      (1,743,962
                                     ------------------------------------------------------------------------------

Net  (Loss)  per  Common  Share  -
Basic and Diluted                    $         (0.09)   $           (0.25)   $          (0.25)    $           (0.23)

RISK FACTORS

An investment in the Common Shares offered must be considered highly speculative, generally because of the nature of our business and the general stage of its development. In addition to the usual risks associated with investment in a business, potential investors should carefully review the following factors together with the other information contained in this registration statement before making an investment decision. The risks described below are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors. If any of the following risks actually happen, our business, financial condition and operating results could be materially affected.

RISKS RELATED TO OUR HISTORY OR TO OUR BUSINESS

We are at an early stage of development and have not completed the development of any product and have not begun to market or generate revenues.

We were founded in 1998 and are at an early stage of development. Our operations to date have consisted primarily of developing and testing our products. We have not completed the development of any product and, accordingly, have not begun to market or generate revenues from the commercialization of any product. Our products will require significant additional clinical testing and investment prior to commercialization. A commitment of substantial resources by us and/or future collaborative partners to conduct time-consuming research and clinical trials will be required if we are to complete the development of our portfolio of product candidates. We cannot assure you that any of our product candidates will meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. Even if a product candidate is approved by the regulatory authorities, the approval may not be for an indication whose market is large enough to recoup our investment in that product. None of our product candidates are expected to be commercially available for several years.

We have a history of operating losses and expect losses to increase in the near term.

To date, we have not recorded any revenues from the sale of products. From the date of incorporation to March 31, 2004, our accumulated losses are approximately US$8.9 million. Since inception we have earned no revenues from the sale of any of our product candidates. We expect losses to increase in the near term as we fund clinical trials and eventually seek regulatory approval for the sale of our product candidates. We expect to continue to incur substantial operating losses unless and until such time as product sales and royalty payments generate sufficient revenues to fund continuing operations.

Our auditors have issued a going concern opinion.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business unless we obtain additional capital to fund future expenses. If we are unable to obtain additional capital to fund future expenses, we may not be able to achieve our objectives and may have to suspend or cease operations.

Our expectations regarding the success of our products and business are based on projections which may not be realized. We cannot assure you that clinical trials involving our product candidates will be successfully completed or regulatory approvals will be received.

Our expectations regarding the success of our products and business are based on projections which may not be realized. In this prospectus, we have forecast accomplishment of objectives material to our success, such as the commencement and completion of clinical trials, anticipated regulatory approval and time of product launch. The actual timing of these events can vary dramatically due to factors such as delays or failures in our clinical trials, the uncertainties inherent in the regulatory approval process, and the inability to establish on favourable terms the collaborative partnerships that we plan to use for the completion of Phase III clinical trials and the marketing and manufacturing of our product candidates. We cannot assure you that clinical trials involving CTCE-9908, CTCE-0214 or any other product candidates will be successfully completed, that the necessary regulatory submissions will be made or regulatory approvals will be received as forecasted or that we will be able to adhere to our development schedule. Our failure to meet our goals will have a material adverse effect on your investment.

We will require substantial additional funds for further research and development, planned clinical trials and regulatory approvals. We cannot assure you that we will be able to obtain additional funding on acceptable terms.

Since inception, we have raised approximately US$8.3 million (net of offering costs) from the sale of equity securities. We will require substantial additional funds for further research and development, planned clinical trials and regulatory approvals. Our planned cash requirements may vary materially in response to a number of factors, including research and development on our product candidates, clinical trial results, changes in any aspect of the regulatory process, and delays in obtaining regulatory approvals.

We may seek further funding through public or private equity or debt financings, collaborative arrangements with pharmaceutical companies or from other sources. Further equity financings may substantially dilute the interest of our shareholders. We cannot assure you that we will be able to obtain additional funding at all or on acceptable terms to permit successful commercialization of our product candidates.

We rely heavily on our proprietary information in developing our product candidates. Our success will depend, in part, on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties or having third parties circumvent our rights.

We rely heavily on our proprietary information in developing our product candidates. Our success will depend, in part, on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties or having third parties circumvent our rights. The steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information and technologies. We have filed and are actively pursuing applications for U.S., Canadian and foreign patents. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Thus, we cannot assure you that any of our patent applications will result in the issuance of patents, we will develop additional proprietary products that are patentable, that any patents issued to us or those that already have been issued will provide us with any competitive advantages or will not be challenged by any third parties, that the patents of others will not impede our ability to do business or that third parties will not be able to circumvent our patents. Furthermore, we cannot assure you that others will not independently develop similar products, duplicate any of our products not under patent protection, or, if patents are issued to us, design around the patented products developed or that will be developed.

We may be required to obtain licenses from third parties to avoid infringing patents or other proprietary rights. We cannot assure you that any license required under any such patent or proprietary right would be made available, if at all, on terms we find acceptable. If such licenses are not obtained, we could encounter delays in the introduction of our products or find that the development, manufacture or sale of products requiring such licenses could be prohibited.

A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to or affect our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflict could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications. In addition, if patents that cover our activities are issued to other companies, we cannot assure you that we would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology. If such licenses are not obtained, we could encounter delays in the introduction of products or find that the development, manufacture or sale of products requiring such licenses could be prohibited. There is a substantial amount of litigation over patent and other intellectual property rights in the pharmaceutical industry generally. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and would divert resources from our core business.

Since patent applications in the United States are maintained in secrecy until the patent is issued or foreign counterparts, if any, published and, since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, there might be currently pending applications resulting in issued patents that would interfere with our products. Moreover, we might have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, even if the eventual outcome is favourable to us. We cannot assure you that our patents, if issued, would be held valid or enforceable by a court or that a competitor's technology or product would be found to infringe such patents.

Much of our know-how and technology might not be patentable. To protect our rights, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you, however, that these agreements will provide meaningful protection for trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, our business may be adversely affected by competitors who independently develop competing technologies, especially if we cannot obtain effective patent protection.

The manufacture and marketing of human pharmaceutical products requires the approval of regulatory agencies. We cannot assure you that our product candidates will be successfully developed and will be safe and effective in clinical trials or receive applicable regulatory approvals.

The manufacture and marketing of human pharmaceutical products in the United States, Canada and other countries, require the approval from the United States Food and Drug Administration, the Canadian Therapeutic Products Directorate and other similar foreign regulatory agencies. The process that our pharmaceutical product candidates must undergo to obtain these approvals includes preclinical testing and clinical trials to demonstrate safety and efficacy. Such process is expensive and time consuming. We cannot assure you that we will be able to successfully develop future product candidates, prove safety and effectiveness in clinical trials, or receive applicable regulatory approvals.

We along with any of our future collaborative partners will be required to comply with applicable good manufacturing practice regulations for the manufacture of our products. These regulations include requirements relating to quality control, quality assurance and maintenance of records and documentation. Regulatory authorities could withdraw a previously approved product from the market upon receipt of newly discovered information and/or require additional, and potentially expensive, studies in areas outside existing approved indications. Unanticipated changes in existing regulations or the adoption of new regulations could adversely affect the development, manufacture and marketing of our product candidates. Ongoing government regulation and plant inspections could cause unexpected delays and adversely impact our business. Failure to comply with applicable regulatory requirements may also result in criminal prosecution, civil penalties, recall or seizure of products, or partial or total suspension of production. Any of these penalties could delay or prevent the promotion, marketing or sale of our products.

Furthermore, we cannot assure you that the laws, regulations, policies or current administrative practices of any governmental body, organization or regulatory agency in the United States, Canada or any other jurisdiction, will not be changed, or applied or interpreted in a manner which will fundamentally alter the ability of us or our collaborative partners to develop, operate, export or market the products or services which we may provide.

We are engaged in a rapidly changing field characterized by intense competition that is expected to increase. Many of our competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs.

We are engaged in a rapidly changing field characterized by rapid technological change, new and improved product introductions, changes in regulatory requirements and evolving industry standards. Other products and therapies that will compete directly with the products that we are seeking to develop currently exist or are being developed. We expect competition from fully integrated pharmaceutical companies and more established biotechnology companies to be intense and to increase. Most of these companies have significantly greater financial resources and expertise in discovery and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than we do. Many of our competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for therapeutic products and clinical development and marketing. In addition, we will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. We cannot assure you that competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization, than we do.

Other companies may succeed in developing products earlier than we do, obtaining regulatory approvals for such products more rapidly than we do, or in developing products that are more effective than the products we propose to develop. While we will seek to expand our technological capabilities in order to remain competitive, we cannot assure you that research and development by others will not render our technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy we develop, or that any therapy we develop will be preferred to any existing or newly developed technologies.

Our future success depends on our ability to timely identify new market trends and develop, introduce and support new and enhanced products on a successful and timely basis. We might not be successful in developing or introducing to the market our product candidates or any other new products or technology.

If we fail to develop and deploy new products on a successful and timely basis, we will be non-competitive and unable to recoup the research and development and other expenses we incur to develop and test new product candidates.

We believe that there will be many different applications for our product candidates and that our anticipated market will expand. These beliefs might prove to be incorrect.

We believe that there will be many different applications for our product candidates. We also believe that the anticipated market for our product candidates will expand. These beliefs might prove to be incorrect for a variety of reasons, including competition from other products and the degree of our product candidates' commercial viability. In addition, regulatory authorities require separate approval for each proposed indication for the use of biopharmaceutical products. Our product candidates can only be promoted for indications that have been approved by regulatory authorities. The process of obtaining approvals for other indications may be very lengthy and costly, and may not be successful.

We intend to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, marketing and commercialization of our product candidates, but our intent might be frustrated.

We intend to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, marketing and commercialization of our product candidates. For example, Pharmaceutical Products Development, Inc. ("PPDI") has invested in our preferred stock and, on a fee-for-services basis, managed certain preclinical trials and preparation of our investigational new drug application of our product candidate, CTCE-0214. We may enter into additional corporate agreements to develop and commercialize product candidates. We cannot assure you, however, that we will be able to establish such additional collaborations on favourable terms, if at all, or that our current or future collaborative arrangements will be successful. In addition, third party arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us.

Our ultimate success may depend upon the success of these third parties. We may be unable to enter into additional collaborative licensing or other arrangements that may be needed in order to develop and commercialize our product candidates. Moreover, we may not realize the contemplated benefits from such collaborative licensing or other arrangements. These arrangements may place responsibility on our collaborative partners for Phase III clinical trials, human clinical trials, the preparation and submission of applications for regulatory approval, or for marketing, sales and distribution support for product commercialization. We cannot assure you that any of these third parties will fulfil their obligations in a manner which maximizes our revenues. These arrangements may also require us to transfer certain material rights or issue equity securities to corporate investors, licensees and others. If we license or sublicense our commercial rights to others, we might realize reduced product revenue compared to our direct commercial exploitation. Moreover, we might not derive any revenue or profit from these arrangements. In addition, our current strategic arrangements might not continue. Collaborators might also pursue alternative technologies or drug candidates, either on their own or in collaboration with others, and compete directly with us.

Even if our product candidates are approved for sale, they might not gain market acceptance.

Even if our product candidates are approved for sale, they may not gain market acceptance among physicians, patients, healthcare payers and the medical community. The degree of market acceptance will depend on a number of factors, including:

-     demonstration of the clinical efficacy and safety of the products;

-     cost-effectiveness;

-     potential advantage over alternative treatment methods;

-     the effectiveness of marketing and distribution support for the products;
      and

-     reimbursement policies of government and third party payers.

If our product candidates do not achieve significant market acceptance, our business and financial condition will be materially adversely affected.

Our business is subject to technological obsolescence.

Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, product candidates or processes that we develop may become obsolete before we recover any expenses incurred in connection with the development of these product candidates.

We have not yet introduced any products and have no manufacturing or marketing experience and we intend to contract with third parties to do so. We cannot assure you that we will be able to make the transition to commercial production.

To be successful, our product candidates must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. In order to manufacture our product candidates in commercial quantities, we intend to contract with third parties. We cannot assure you that we will be able to do so on favourable terms. In addition, the manufacturing facilities of contract manufacturers may not comply with applicable manufacturing regulations nor meet our requirements for quality, quantity or timeliness. Furthermore, our product candidates require raw materials for which the sources and amount of supply are limited. If we cannot obtain adequate supplies of such raw materials, we will be significantly delayed in the development, regulatory approval and marketing of our product candidates.

In addition, we have no direct experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize pharmaceutical products. If we develop products eligible for commercial sales, we intend to rely on third parties such as licensees, collaborators, joint venture partners or independent distributors to market and sell these products. We may not be able to obtain access to a marketing and sales force with sufficient technical expertise and distribution capability. We also will not be able to control the resources and effort that a third party will devote to marketing our product candidates. If we are unable to develop and maintain relationships with third parties with the necessary marketing and sales force, we may fail to gain market acceptance of our product candidates, and our revenues could be impaired.

We are dependent on certain members of our management and scientific staff and the loss of their services will adversely impact the achievement of our objectives.

We are dependent on certain members of our management and scientific staff, most notably our President and Chief Executive Officer, Dr. Hassan Salari. Our loss of his services will adversely impact the achievement of our objectives. Recruiting and retaining qualified management and clinical, scientific and regulatory personnel will be critical to our success. Competition for skilled personnel is intense, and our ability to attract and retain qualified personnel will be affected by such competition.

Our success may depend in part on the extent to which reimbursement for the cost of our products will be available from government health administration authorities, private health coverage insurers and other organizations.

Our ability to commercialize products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. Recently, the prices of medical products and services have increasingly been examined and challenged by third parties and consumers of such products and services. We anticipate that new federal or state legislation will be proposed to attempt to provide broader and better health care and to manage and contain costs. We face significant uncertainty as to the reimbursement status of newly approved health-care products and we cannot assure you that adequate third party coverage will be available to establish price levels sufficient for us to realize our desired returns.

Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of therapeutic products.

Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of therapeutic products. Clinical studies include trials on humans. These studies create a risk of liability for serious side effects to participants resulting from an adverse reaction to the medications being tested or resulting from negligence or misconduct and the associated adverse publicity. We cannot assure you that we will be able to avoid significant product liability exposure. We manage our liability risks by means of product liability insurance. Such insurance is expensive, difficult to obtain and might not be available on acceptable terms, if at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims we might not be able to commercialize our products. If we face a future product liability claim or a product withdrawal, we will suffer a material adverse effect on our financial condition.

We must manage our growth effectively in order to keep pace with the market and with customer demand.

We must manage our growth effectively in order to keep pace with the market and with customer demand. This growth might place significant strains on our management, financial position, sales and other employees and on our internal systems and controls. If we are unable to effectively manage our growth, our business, financial condition and results of operations will be materially and adversely affected.

Our discovery and development processes involve the controlled use of hazardous and radioactive materials, which are subject to certain laws and regulations. We cannot eliminate the risk of accidental contamination or injury from these materials.

Our discovery and development processes involve the controlled use of hazardous and radioactive materials. We are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. We cannot eliminate the risk of accidental contamination or injury from these materials. If such an accident occurs, we might be held liable for any damages that result and any such liability could exceed our resources. We are not specifically insured with respect to this liability. We cannot assure you that we will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that our operations, business or assets will not be materially adversely affected by current or future environmental laws or regulations.

RISKS RELATED TO THIS OFFERING

We have not paid any dividends since incorporation and do not anticipate declaring any dividends in the foreseeable future

We have not paid dividends since incorporation and do not anticipate paying dividends in the foreseeable future. We will use all available funds to finance the development and operation of our business. Our directors will determine if and when dividends should be declared and paid in the future based on our financial position at the relevant time.

Dr. Hassan Salari is indirectly the controlling shareholder and has significant control over our business and affairs, the election of our directors and over the outcome of most corporate actions requiring shareholder approval.

Dr. Hassan Salari is, indirectly, the controlling shareholder, Chairman, President and Chief Executive Officer. Dr. Salari's family currently is the beneficial owner of 6,000,001 Common Shares held by Pacific Medical Corp. ("Pacific Medical"), which represents approximately 40% of the voting Common Shares and voting Series "A" Preferred Shares prior to the Offering. In addition, we have agreed to settle US$200,000 of accrued management fees due to Pacific Medical upon the closing of this Offering by the issuance of _
Common Shares at a deemed price equal to the Offering price per Common Share of US$_ (CDN$_. Pacific Medical will hold _ Common Shares representing approximately _% of our issued and outstanding Common Shares after completion of the Maximum Offering but prior to the exercise of the Greenshoe Option ( _% assuming completion of the Minimum Offering). Consequently, Dr. Salari has significant control over our business and affairs, the election of our directors and over determining the outcome of most corporate actions requiring shareholder approval, including any merger, acquisition, consolidation or sale of all or substantially all of our assets. If he makes inappropriate decisions, the shareholders will suffer a decline in the value of their shares.

Sales of our Common Shares which are presently owned by our directors and officers and subject to escrow and other resale restrictions could reduce the market price of our Common Shares when the resale restrictions expire.

On completion of this Offering, Dr. Salari and other directors and officers will own a significant proportion of our Common Shares, anticipated to by approximately _%. The Common Shares controlled by Dr. Salari and other directors and officers will be subject to escrow and other restrictions on resale. These restrictions will fall away as time passes. Once the restrictions fall away, Dr. Salari and our directors and officers may sell their shares in the market. If Dr. Salari and our directors and officers sell substantial amounts of shares upon release from escrow, the market price of our Common Shares will decline. The interests of our current management might conflict with your interests. Generally, officers and directors owe no fiduciary duty to other shareholders when they sell their shares into the public market.

Penny stock regulations may impose certain restrictions on marketability of our securities.

The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than US$5.00 per share or an exercise price of less than US$5.00 per share, subject to certain exceptions. As a result, additional sales practice requirements apply to United States broker-dealers who sell our securities to persons other than established customers and accredited investors (generally those with assets in excess of US$1,000,000 or annual income exceeding US$200,000, or US$300,000 together with their spouse). For transactions covered by such rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. These rules require, among other things, that a broker engaging in a transaction in our securities provide its customers with:

-     a standardized risk disclosure document;

-     current quotations or similar price information;

- disclosure of the amount of compensation or other remuneration received by the broker and its sales persons as a result of the penny stock transactions; and

-     monthly account statements.

As a result of these additional sales practice and disclosure requirements, fewer broker/dealers may be willing to make a market in our Common Shares. Consequently, you may be unable to resell your Common Shares in the United States.

Overhang of Common Shares on the exercise of warrants and the sale of Common Shares by the Selling Shareholders could depress our stock price. The potential future sale of large amounts of Common Shares might depress the market price of our Common Shares. The Common Shares that might be sold in the future were issued in a series of private transactions or will be issued in connection with this offering.

On May 6, 2004, we completed the Brokered Private Placement of 1,697,715 units, with each unit consisting of one Common Share and one share purchase warrant. In addition we issued to Canaccord 528,977 Common Shares and 664,794 warrants to purchase Common Shares as compensation in the Brokered Private Placement. Each warrant entitles the holder thereof to purchase an additional Common Share at a price of CDN$1.00 until May 6, 2006. This Prospectus covers the offer and sale from time to time of the Common Shares issued to the investors in the private placement (the "Selling Shareholders") and those Common Shares to be issued upon the exercise of the share purchase warrants. The maximum number of Common Shares that may be sold by the Selling Shareholders pursuant to this prospectus is 2,226,692 Common Shares. In addition, the Selling Shareholders and Canaccord may exercise their warrants for Common Shares at any time through May 6, 2006. The total number of Common Shares subject to such warrants is 2,362,509. Further, we will issue to Canaccord in connection with this Offering 100,000 Common Shares and warrants to purchase a maximum of 1,380,000 Common Shares (assuming the Maximum Offering and all the Greenshoe Option is exercised). All of the shares subject to warrants are included in this registration statement. If the warrants are exercised within 18 months of the effective date of this registration statement, we will issue registered Common Shares to the warrant holders, and they may resell such Common Shares at any time thereafter. The Selling Shareholders have indicated that they are acting independently of us in determining the manner and extent of sales of the Common Shares included herein. We will receive none of the proceeds of such sales. Such sales of our Common Shares by the Selling Shareholders, and by other existing shareholders, or the perception that those sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

Outstanding Series "A" Preferred Shares

Pharmaceutical Products Development, Inc. ("PPDI") holds 2,000,000 Series "A" Preferred Shares. Cisneros Capital Group holds 150,000 Series "A" Preferred Shares. Each Series "A" Preferred Share is convertible into one Common Share. Accordingly, the Common Shares offered in this offering remain subject to the preferences of the Series "A" Preferred Shares. The Series "A" Preferred Shares are entitled to equal dividends with the Common Shares. The Series "A" Preferred Shares have a liquidation preference of US$1.35 per Series "A" Preferred Share. Accordingly, if we are liquidated, the holders of Common Shares will be at risk that their return in any liquidation will be diluted by the preferred distributions to the Series "A" Preferred Shareholders.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements that reflect our current views with respect to future events and financial performance. In some cases, you can identify forward-looking statements by words like "believe", "expect", "estimate", "anticipate", "intend", "project", "plan", "may", "should", "potential" and "continue". These statements are only predictions, and apply only as of the date of this prospectus. You should not consider that they are made with certainty. These statements are subject to risks and uncertainties, including those set out above and others, that could cause actual results to differ materially from historical results or our predictions. Although we believe that the expectations referred to in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update forward-looking statements to conform them to actual results after the date of this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION CONTAINED IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                                 USE OF PROCEEDS

NET PROCEEDS AND AVAILABLE FUNDS

The Offering is being made in the provinces of British Columbia, Alberta, Ontario and Quebec through our agent, Canaccord and their syndicated sub-agents. We have agreed to pay Canaccord a commission of 8% of the gross proceeds of the sale of the Common Shares, and to reimburse Canaccord for its reasonable expenses in connection with the Offering. We have also agreed to issue Agent's Warrants to Canaccord, as described under "Plan of Distribution". In addition to Canaccord's commission, we anticipate incurring further expenses in connection with the offering of approximately CDN$420,000 (including legal, accounting, filing fees and printing costs). Our estimated working capital as at June 30, 2004 was approximately CDN$165,000.

The table below sets forth the calculation of the amount of our available funds.

                                                                Maximum Offering            Minimum Offering
                                                                     (CDN$)                      (CDN$)
Amount to be raised by the Offering                                $       _                   $      _

Selling commissions and fees                                               _

Estimated Offering costs                                             420,000                    420,000

Net Proceeds                                                               _

Working capital as at June 30, 2004(1)                               165,000                    165,000

Available Funds                                                    $       _                   $      _

1. Includes US$200,000 of accrued management fees due to Pacific Medical Corp. that will be paid in Common Shares on closing of the Offering. See "Certain Relationships and Related Transactions".

USE OF FUNDS

Our available funds will be used to fund the costs of certain of the pre-clinical and clinical trials of our drug candidates which we must undertake before we can obtain regulatory approval to sell our drug candidates, as follows:

- CDN$2,900,000 to cover the cost of the completion of the clinical work through Phase Ib/II clinical trials for our anti-metastasis drug candidate, CTCE-9908.

- CDN$1,900,000 to cover the cost of Phase I clinical trials for our hematological support agent, CTCE-0214 including manufacturing of the drug candidate.

- Up to CDN$900,000 to cover the cost of pre-clinical work of our neovascularization drug candidate, CTCE-0324 and our MS drug candidate, CTCE-189.

- CDN$400,000 to cover the cost of capital expenditures for scientific equipment and laboratory facilities and office leasehold improvements.

As our first priority, we will use the funds to advance the clinical trials for our two lead product candidates, CTCE-9908 and CTCE-0214. In addition, we will use our available funds to cover our general and administrative costs to support our research activities for at least two years. General and administrative expenses consist primarily of salaries and other related costs for personnel in executive, finance, accounting and business development functions. Other costs include consulting, legal and accounting, services fees, patent fees, marketing and promotion and facility costs not otherwise included in research and development expenses. Further, up to CDN$500,000 of available funds will be used for research and development of new drug candidates.

The following table sets forth the use of our available funds:

                                                                             MAXIMUM                   MINIMUM
                                                                          OFFERING (CDN$)           OFFERING (CDN$)
Development of CTCE-9908                                                       $ 2,900,000                $_

Development of CTCE-0214                                                         1,900,000                 _

Development of CTCE-0324 and CTCE-189                                              900,000                 _

Research and development of new drug candidates                                    500,000                 _

Scientific equipment and laboratory and office facilities                          400,000                 _

General and administrative expenses for two years                                2,800,000                 _

Working capital contingency(1)                                                           _                 _

Total                                                                          $         _                $_

1. Working capital contingency will be used to pay a milestone payment of CDN$100,000 to UBC upon the completion of Phase II clinical trials for CTCE-9908, pursuant to a License Agreement dated September 22, 1999 between us and UBC.

We intend to spend the funds available to us on the completion of the Offering as stated in this prospectus, but we might reallocate the use of funds when we believe we have sound business reasons for doing so.

                         DETERMINATION OF OFFERING PRICE

Before this Offering, there has been no public market for our Common Shares. We determined the price of the Common Shares we are offering by negotiation with Canaccord. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value, and we cannot assure you that you will be able to resell the Common Shares above the offering price of the Common Shares or at all. Among the factors considered were:

-     our lack of operating history;

-     the proceeds to be raised by the Offering;

- the amount of capital to be contributed by purchasers in this Offering in proportion to the amount of stock to be retained by our existing shareholders;

-     our relative cash requirements;

-     the stage of development of our product candidates; and

-     our efforts to raise capital from other sources.

          MARKET FOR OUR COMMON SHARES AND RELATED SHAREHOLDERS MATTERS

MARKET FOR OUR COMMON SHARES

There is currently no public trading market for our Common Shares. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell the Common Shares. If you do want to resell your Common Shares, you will have to locate a buyer and negotiate your own sale and any such sale must comply with all applicable securities laws. However, after this offering, we plan to apply to list our shares on a stock exchange in Canada.

SHARES SUBJECT TO FUTURE ISSUANCE

We have issued the following securities that are convertible into Common Shares:

- options to acquire a total of 2,331,000 Common Shares granted to essential employees, directors and officers with exercise prices of CDN$1.00, US$1.25 and US$1.35;

- share purchase warrants issued to investors entitling them to purchase a total of 1,910,603 Common Shares at exercise prices from US$1.25 to US$1.50 per share and 13,300 Common Shares at an exercise price at US$2.25;

- share purchase warrants issued to investors entitling them to purchase a total of 1,697,715 Common Shares at an exercise price of CDN$1.00 per share expiring on May 6, 2006;

- share purchase warrants issued to the Agent entitling the Agent to purchase a total of 664,794 Common Shares at an exercise price of CDN$1.00 per share expiring on May 6, 2006;

- 2,150,000 shares of Series "A" preferred stock ("Series "A" Preferred Shares") which are convertible, at the option of the holders, or automatically in certain circumstances, into a total of 2,150,000 Common Shares; and

- 500,000 share purchase warrants issued to PPDI entitling PPDI to purchase a total of 500,000 Common Shares at an exercise price equal to the Offering price expiring 36 months after the closing of this Offering, and subject to the closing of this Offering.

The outstanding options and warrants are described in more detail in "Description of Securities - Warrants and Options".

Approximately 10,388,082 of the 12,812,606 Common Shares outstanding as of the date of this prospectus could be sold pursuant to Rule 144 under the Securities Act as of _, 2004, which is 90 days after the effective date of the registration statement for this Offering. Pacific Medical Corp., a company of which Dr. Hassan Salari is one of the beneficial owners, holds 6,000,001 Common Shares which may be sold under Rule 144 subject to volume limitations in any three month period of the higher of (i) 1% of our total issued outstanding Common Shares; and (ii) the weekly trading volume for the four weeks preceding the sale, as long as Pacific Medical Corp. holds greater than 10% of our issued and outstanding Common Shares or Dr. Hassan Salari is an affiliate of us. Pacific Medical Corp.'s Common Shares are also subject to escrow pursuant to the Canadian National Policy 46-201 "Escrow for Initial Public Offerings" ("NP46-201"). Upon listing of the Common Shares for trading on a stock exchange in Canada, as an established issuer (as defined in NP46-201) 25% of the Common Shares of Pacific Medical Corp. will be released from escrow and 25% will be released on each of the dates that are 6, 12 and 18 months thereafter. See "Escrowed Securities".

We are not offering or proposing to offer publicly any Common Shares other than those which are being sold under this registration statement.

HOLDERS

As of June 30, 2004, there were approximately 210 holders of record of our Common Shares.

DIVIDENDS

We have not declared any cash dividends, nor do we intend to at this time. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Our future dividend policy will be based on our cash resources and needs. We do not anticipate declaring dividends for the foreseeable future, as we anticipate that all our available cash will be needed for our operations.

                                    DILUTION

When Dr. Hassan Salari's family members founded the Corporation in 1998, we issued to their affiliated company, Pacific Medical Corp. ("Pacific Medical"), one Common Share and 6,000,000 Series "A" Preferred Shares, for which Pacific Medical, paid US$71,850. Subsequently in calendar year 2000, Pacific Medical converted its Series "A" Preferred Shares into Common Shares. Currently, Pacific Medical holds 6,000,001 Common Shares. We have agreed to settle US$200,000 of accrued management fees due to Pacific Medical upon the closing of the Offering by the issuance of _ Common Shares at a deemed price equal to the Offering price per Common Share of US$_ (CDN$_. In calendar year 2002, we issued to Dr. Salari stock options to purchase 1,000,000 Common Shares. The exercise price for these shares was US$1.25 per Common Share. Subsequently we re-priced these options to CDN$1.00 with an option expiration date of June 30, 2009.

Since its inception, we have been engaged in research and development and we have had no revenues from operations. We have financed our activities through the sale of equity securities. Accordingly, the expenses incurred in our activities resulted in a decrease in net tangible book value per share for our outstanding shares. The following table shows the net tangible book value per share (including both Common Shares and Series "A" Preferred Shares) as of the date of this registration statement, the increase in net tangible book value per share resulting from the Offering (assuming the Maximum Offering is subscribed and the resulting dilution to new investors.

Net Tangible Book Value per share Before Offering:                  US$_
Net Tangible Book Value per share After Offering:                   US$_
Increase in Net Tangible Book Value per Common Share:               US$_
Immediate Dilution from the Public Offering Price:                  US$_

                              SELLING SHAREHOLDERS

This Prospectus covers offers from time to time by the selling shareholders (the "Selling Shareholders") of their Common Shares. The maximum number of Common Shares that may be sold by the Selling Shareholders pursuant to this Prospectus is 2,226,692 Common Shares (the "Selling Shareholders' Offering"). The Selling Shareholders are not represented by Canaccord and Canaccord will not act as their agent in selling their Common Shares. Furthermore, the Selling Shareholders will not be selling their Common Shares as part of this Offering. The Selling Shareholders are not obligated to sell their Common Shares; they may elect to hold their shares indefinitely; they may elect to sell some or all of their Common Shares from time to time during the period that the registration statement remains effective. We will keep the registration statement current and effective for a period of 18 months from the effective date of the registration statement. After that, the Selling Shareholders will only be able to sell their Common Shares if their Common Shares are again registered or if an exemption from registration is available.

Set forth below are the Selling Shareholders' names, the number of Common Shares they own as of the date of this prospectus, the number of Common Shares they each may offer pursuant to the Selling Shareholders' Offering, and the number of Common Shares and percentage of the Common Shares they each will own upon completion of the Selling Shareholders' Offering (provided all Common Shares owned by each of the Selling Shareholders covered by the Selling Shareholders' Offering are sold). We have not yet received consents of all Selling Shareholders to include their Common Shares in this registration statement. The names of the Selling Shareholders who have not consented before the effective date of this registration statement will be deleted from this registration statement.

                                                                              COMMON SHARES
                                                                             OWNED AFTER THE     PERCENTAGE OF CLASS
                                    COMMON SHARES                                SELLING            AFTER SELLING
                                  OWNED AS OF DATE       COMMON SHARES        SHAREHOLDERS'         SHAREHOLDERS'
      SELLING SHAREHOLDER             HEREOF(1)       REGISTERED FOR SALE      OFFERING(2)           OFFERING(3)
Wayne Schnarr                           35,715               35,715                 Nil                  0.0%
Jeremy Teraoka                          36,000               36,000                 Nil                  0.0%
KM & RS Trading Ltd.                   102,000              102,000                 Nil                  0.0%
Neuro Discovery Limited                425,000              425,000                 Nil                  0.0%
Partnership


Ryaz Shariff                            10,000               10,000                 Nil                  0.0%
Nairbo Investments Inc.                500,000              500,000                 Nil                  0.0%
Bradley Thompson                        20,000               20,000                 Nil                  0.0%
Matthew Coffey                          16,000               16,000                 Nil                  0.0%
Edward McFeely                          36,000               36,000                 Nil                  0.0%
Tiny Island Investment Club             36,000               36,000                 Nil                  0.0%
H. J. Investment Inc.                   15,000               15,000                 Nil                  0.0%
570108 BC Ltd.                         215,000              215,000                 Nil                  0.0%
Tocher Holdings Ltd.                   215,000              215,000                 Nil                  0.0%
Loon Properties                         36,000               36,000                 Nil                  0.0%
Canaccord Capital                      528,977              528,977             100,000           Min(4)   _%
Corporation(3)                                                                                    Max(5) 0.4%
                                     ---------            ---------             -------
TOTAL                                2,226,692            2,226,692             100,000
                                     ---------            ---------             -------

1.    Does not include any share purchase warrants held by any Selling
      Shareholder.

2. Assumes no other disposition or acquisition of Common Shares and all Common Shares in the Selling Shareholders' Offering are sold, other than the issuance of 100,000 Common Shares to Canaccord in payment of a corporate finance fee issued upon closing of the Offering.

3. Canaccord is an agent of this Offering and was agent for the Brokered Private Placement.

4. Assumes the Minimum Offering, including _ Common Shares issued under the Offering, the issuance of 13,000 Common Shares to be issued to David Karp pursuant to an employment agreement for the period July to August 2004 (see "Executive Compensation - Employment Agreement with David Karp") but not the exercise of any options, warrants, Agent's Warrants, the Greenshoe Option, or the issuance of Common Shares in settlement of accrued management fees to Pacific Medical Corp.

5. Assumes the Maximum Offering, including 15,000,000 Common Shares issued under the Offering, the issuance of 13,000 Common Shares to be issued to David Karp pursuant to an employment agreement for the period July to August 2004 (see "Executive Compensation - Employment Agreement with David Karp") but not the exercise of any options, warrants, Agent's Warrants, the Greenshoe Option or the issuance of Common Shares in settlement of accrued management fees to Pacific Medical Corp.

The Selling Shareholders, other than Canaccord, acquired the shares for investment purposes pursuant to a private placement of 1,697,715 units ("Units") on May 6, 2004 (the "Brokered Private Placement"). Each Unit consisted of one Common Share and one share purchase warrant. Each such warrant entitles the holder thereof to purchase an additional Common Shares at a price of CDN$1.00 until May 6, 2006.

Canaccord acted as agent for the Brokered Private Placement for which we issued to Canaccord 400,000 units ("Corporate Finance Units") at the close of the Brokered Private Placement. Each Corporate Finance Unit consisted of one Common Share and one share purchase warrant entitling the holder to acquire an additional Common Share until May 6, 2006 at a price of CDN$1.00. We issued the Corporate Finance Units to Canaccord in payment of a corporate finance fee of CDN$280,000 in respect of the private placement, and the application for listing of our Common Shares on a stock exchange. If we do not complete this Offering prior to February 28, 2005, Canaccord must return 300,000 Corporate Finance Units to us for cancellation. In consideration of acting as agent for the Brokered Private Placement, we granted Canaccord 135,817 share purchase warrants with each such warrant entitling Canaccord to purchase one Common Share at a price of CDN$1.00 per Common Share expiring on May 6, 2006. We also paid Canaccord a commission of 8% of the gross proceeds of the Brokered Private Placement, paid in cash (CDN$4,788) and by the issuance of 128,977 Units. In total, as compensation for acting as agent for the Brokered Private Placement, we issued to Canaccord 528,977 Common Shares and 664,794 share purchase warrants.

As part of the Brokered Private Placement, we issued warrants to the individual Selling Shareholders to purchase a total of 1,697,715 Common Shares at CDN$1.00 per Common Share expiring on May 6, 2006. We also issued to Canaccord warrants to purchase 664,794 Common Shares at CDN$1.00 per Common Share expiring on May 6, 2006. If the Selling Shareholders exercise these warrants during the effective period of the Registration Statement, we will issue to the Selling Shareholders Common Shares that are included in this Registration Statement. The Selling Shareholders may thereafter resell such Common Shares at any time in the future.

                              PLAN OF DISTRIBUTION

We are offering to the public through our agent, Canaccord Capital Corporation, and its subagents a minimum of _ Common Shares and a maximum offering of 15,000,000 Common Shares at a price of CDN$_ per Common Share for minimum gross proceeds of CDN$_ and maximum gross proceeds of CDN$_. Canaccord is not acting as agent for any Selling Shareholder. The Offering is being made to investors resident in the provinces of British Columbia, Alberta, Ontario and Quebec. The Offering price and terms of this Offering have been determined by negotiation between Canaccord and us.

We have granted Canaccord a Greenshoe Option pursuant to which Canaccord may acquire from us up to an additional 15% of the number of Common Shares sold under the Offering, exercisable within 60 days of the closing of the Offering to cover over allotments, if any, and for market stabilization purposes. This prospectus also qualifies the grant of the Greenshoe Option and the issuance of Common Shares purchased pursuant to exercise of the Greenshoe Option.

THE COMPLETION OF OUR OFFERING IS SUBJECT TO A MINIMUM SUBSCRIPTION OF CDN$_. If we do not reach this MINIMUM SUBSCRIPTION CANACCORD WILL RETURN ALL FUNDS RAISED HEREUNDER TO INVESTORS WITHOUT INTEREST OR DEDUCTION. WE WILL TERMINATE THE OFFERING IF THE MINIMUM IS NOT SUBSCRIBED WITHIN 90 DAYS OF THE DATE OF THE FINAL PROSPECTUS RECEIPT.

We have entered into an agency agreement with Canaccord dated for reference _, 2004 (the "Agency Agreement"). Canaccord has agreed to offer our Common Shares for sale to the public in the provinces of British Columbia, Alberta, Ontario and Quebec. Our Offering is on a "commercially reasonable efforts" basis. Although Canaccord has agreed to use its commercially reasonable efforts to sell the Common Shares, it is not obliged to purchase any Common Shares which are not sold.

We will pay Canaccord a sales commission equal to 8% of the selling price for each Common Share sold to an investor under the Offering (including Common Shares issued on the exercise of the Greenshoe Option). We will issue to Canaccord non-transferable share purchase warrants (the "Agent's Warrants") to acquire that number of Common Shares equal to 8% of the number of Common Shares sold pursuant to the Offering (including Common Shares issued on the exercise the Greenshoe Option). Each Agent's Warrant is exercisable at a price of CDN$_ per share for a period of 18 months from the date of the closing of our Offering. In addition, we have agreed to pay to Canaccord a corporate finance fee for acting as Agent of the Offering in the amount of CDN$_ to be paid by the issuance of 100,000 Common Shares on the Closing Date.

We have agreed to reimburse Canaccord for its reasonable expenses in connection with our Offering, including Canaccord's out-of-pocket expenses and fees and disbursements of its legal counsel regardless of whether it is completed. If the Offering is not completed, we will not pay Canaccord any commission.

Canaccord may form a selling group of Canadian registered investment dealers to assist with sales of the Common Shares as subagents. All compensation paid to members of the selling group will be paid from Canaccord's compensation. We will pay no additional compensation to members of the selling group. We will commence the Offering on the effective date of this registration statement, which will occur concurrently with or after the date of issue of a MRRS decision document evidencing the issue of receipts for the Canadian prospectus in Alberta, British Columbia, Quebec and Ontario by the British Columbia Securities Commission, and we will continue the Offering for a period of 90 days from the date of issue of an MRRS Decision Document. We expect those dates to occur at approximately the same time. We expect to close the Offering on or about _. We must complete the Offering within 90 days from the date of issuance of a MRRS decision document for the Canadian prospectus, unless such time period is extended by the British Columbia Securities Commission. Completion of our Offering is subject to obtaining subscriptions for a minimum of _ Common Shares. Those who wish to participate in our Offering must open accounts with Canaccord or members of its selling group, and deposit the purchase price of the Common Shares they wish to purchase into their accounts. Subscription funds will not be held in escrow: rather, they will be withdrawn from client accounts on the Closing Date. If we do not receive subscriptions for all the Common Shares under the Minimum Offering, Canaccord will not withdraw funds from client accounts and amounts deposited will continue to show as credits to the account until otherwise utilized or withdrawn.

Pursuant to the agency agreement in connection with the Brokered Private Placement, Canaccord was granted the right of first refusal to provide any further equity financing that we require during the 180 days following the closing of the Brokered Private Placement (which occurred on May 6, 2004). Pursuant to the Agency Agreement, we granted Canaccord the right of first refusal to provide any further equity financing that we require for a period of one year from the closing of this Offering.

Canaccord may terminate its obligations under the Agency Agreement, and Canaccord may withdraw all subscriptions on behalf of investors, at its discretion, on the basis of Canaccord's assessment of the state of the financial markets or upon the occurrence of the following events: (i) any adverse material change, or an adverse change in a material fact relating to any of our securities, occurs or that we announce; (ii) there is an event, accident, governmental law or regulation or other occurrence of any nature which, in the opinion of Canaccord, seriously affects or will seriously affect the financial markets, or our business, or the ability of Canaccord to perform its obligations under the Agency Agreement, or an investor's decision to purchase the Common Shares; (iii) following a consideration of the history, business, product candidates, property or our affairs or our principals and promoters, or of the state of the financial markets in general, or the state of the market for our securities in particular, Canaccord determines, in its sole discretion, that it is not in the interest of an investor to complete the purchase and sale of Common Shares; (iv) the Common Shares cannot, in the opinion of Canaccord, be marketed due to the state of the financial markets, or the market for the Common Shares in particular; (v) an inquiry or investigation (whether formal or informal) in relation to us, or our directors, officers or promoter, is commenced or threatened by an officer or official of any competent authority;
(vi) any order to cease, halt or suspend trading (including an order prohibiting communications with persons in order to obtain expressions of interest) in our securities prohibiting or restricting our Offering is made by a competent regulatory authority and that order is still in effect; or (vii) we are in breach of any material term of the Agency Agreement; or Canaccord determines that any of our representations or warranties in the Agency Agreement is false or has become false.

Pursuant to the Agency Agreement, we have agreed to indemnify Canaccord and each of its agents, directors, officers and employees in respect of all losses, claims, damages or liabilities: (i) existing (or alleged to exist) by reason of untrue statements contained in this prospectus or other written or oral representation made by us to a purchaser or potential purchaser in connection with this Offering, or by reason of the omission to state any fact necessary to make such statements or representations not misleading (except for information and statements supplied by and relating solely to Canaccord); (ii) arising directly or indirectly out of any order made by any regulatory authority based upon an allegation that any such untrue statement or representation, or omission exists (except information and statements supplied by and relating solely to Canaccord) including, without limitation, an order that trading in or distribution of any of our securities is to cease resulting from the failure by us to file an amendment to the prospectus as required; (iii) resulting from the failure by us to obtain the requisite regulatory approval of this Offering unless the failure to obtain such approval is the result of a breach of the Agency Agreement by Canaccord; (v) resulting from the breach by us of any of the terms of the Agency Agreement; (vi) resulting from any representation or warranty made by us in the Agency Agreement not being true or ceasing to be true; (vii) if we fail to issue and deliver the certificates representing the Common Shares purchased in the Offering in the form and denominations satisfactory to the Agent at the time and place required by the Agent with the result that any completion of the Offering does not take place; or (viii) if, following the completion of the Offering, a determination is made by any competent authority setting aside the sale of Common Shares under this Offering, unless that determination arises out of an act or omission by the Agent.

Applicable United States securities laws require that we register the shares which Canaccord may acquire on exercise of the Agent's Warrants we will issue to it, or use an available exemption in order to legally issue them. We have promised in our Agency Agreement with Canaccord to keep this registration statement effective for the term of such Agent's Warrants; however, we can offer you no assurance that we will be able to do so.

SECTION 15(g) OF THE EXCHANGE ACT

Our Common Shares are covered by the "penny stock" rules under Section 15(g) of the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended, and the related rules of the SEC. These rules impose additional sales practice requirements on United States broker/dealers who sell our securities. These rules require, among other things, that a broker engaging in a transaction in our securities provide its customers with:

-     a standardized risk disclosure document;

-     current quotations or similar price information;

- disclosure of the amount of compensation or other remuneration received by the broker and its sales persons as a result of the penny stock transactions; and

-     monthly account statements.

The foregoing rules apply to broker/dealers. The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained in the customer's confirmation. The broker prepares the information provided to the broker's customers. Because we do not prepare the information, we cannot assure you such information is current or complete.

                    BUSINESS OF CHEMOKINE THERAPEUTICS CORP.

OVERVIEW

We are an early stage biotechnology company developing drugs in the field of chemokines and cytokines. Chemokines are a class of cytokines which play major roles in pathophysiological processes such as the metastasis of cancer, leukocyte trafficking, autoimmune and inflammatory diseases. Cytokines are secreted proteins that regulate a large number of physiological functions, including blood cell supply and tissue development. Some well known cytokines that are approved therapeutics and are currently on the market are G-CSF (Neupogen(R)) and EPO (Epogen(R)).

Our objective is to discover drug candidates that target chemokine receptors (agonists or antagonists) and develop them through Phase II clinical trials. Provided that we reach this stage with individual drug candidates, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to co-develop our drug candidates through Phase III/IV of clinical trials. In some circumstances, when appropriate, we may license a product to a partner at an earlier stage. We intend to license the marketing of our product candidates to companies with existing infrastructure for the marketing of pharmaceutical drugs.

Chemokine Therapeutics Corp. was founded on July 15, 1998. We are incorporated under the laws of the State of Delaware. We have a wholly owned subsidiary in British Columbia, Chemokine Therapeutics (BC) Corp., incorporated under the laws of the province of British Columbia, which employs all of our executive management.

OUR OFFICES AND RESEARCH FACILITIES

Our headquarters are located in Vancouver, British Columbia, at the University of British Columbia ("UBC"). Our research activities are centralized in Vancouver under Globe Laboratories Inc. ("Globe Laboratories") in an incubator facility on the campus of UBC. Globe Laboratories is a company controlled by Dr. Hassan Salari and is engaged in chemokine research for us on a contracted operating cost basis plus a 2% margin. As Globe Laboratories is a Canadian controlled private corporation, it is eligible for Canadian scientific research and development tax credits. Pursuant to a development agreement between Globe Laboratories and us all proprietary interest, including all patent rights, trademarks, copyright, trade secrets and confidential information in the product candidates developed by Globe Laboratories for us is our exclusive property.

Through our location on the campus of UBC and our affiliation with UBC, we have access to a wide range of leading edge equipment and scientific facilities, such as UBC's animal facility. This allows us to minimize costs while maintaining quality.

Dr. Hassan Salari, our CEO, leads an experienced team and has had previous experience with the formation and development of biopharmaceutical companies and is a scientist in the field of drug discovery and development. Walter Korz, the head of our drug development program, was formerly Clinical Development Manager with Angiotech Pharmaceuticals, Inc. (ANP.TO).

We have established a network of important research collaborations with the following universities or organizations:

-     University of British Columbia, Vancouver

-     Memorial Sloan Kettering Cancer Center, New York

-     Indiana University Medical School, Indianapolis

-     University of California, Blood and Marrow Transplantation Division, San
      Diego

-     Chinese University, Hong Kong

-     Center for Cancer Research, National Cancer Institute, Bethesda

We also maintain a close collaboration with the research scientists and doctors on our Medical and Scientific Advisory Board including, amongst others: Malcom
A. Moore, co-inventor of Neupogen(R), and Edward D. Ball, co-founder of Medarex, Inc. (See "Management - Management Background - Medical & Scientific Advisory Board").

A NOTE ON CLINICAL TRIALS

A clinical trial is a type of research study that tests an investigational new drug or method to evaluate its safety and efficacy in humans. Clinical trials in the United States are overseen by the Food and Drug Administration ("FDA") and may be carried out in a clinic, hospital or other medical facility. In Canada, clinical trials are overseen by the Therapeutics Products Directorate. In both countries there are usually four phases of clinical trials, I through IV.

An IND is a request for authorization from the FDA to administer an investigational drug or biological product into humans. Such authorization must be secured prior to commencement of Phase I clinical trials.

Phase I clinical trials are typically the first study of a drug in humans. These studies typically evaluate safety, and pharmacokinetics, the metabolism and action of the drug, in a small group of healthy subjects (fewer than 50). Phase I clinical trials can also allow researchers to evaluate dose levels as well as route of administration.

Phase II clinical trials are designed to measure efficacy, short-term tolerability and further information related to the optimum dose in specific patient groups and indications. These trials are usually conducted with patients who are suffering from the disease. The studies involve a greater number of subjects than Phase I clinical trials.

A Phase III clinical trial compares the results of people taking a new treatment with results of people taking standard treatment, for example, which group has better survival rates or fewer side effects. In most cases, studies move into Phase III clinical trials only after a treatment has shown an acceptable safety profile and preliminary efficacy results in Phases I and II. Phase III trials may include hundreds of people.

A Phase IV clinical trial is conducted once a drug has been approved and is being marketed. The drug is studied in a Phase IV clinical trial to evaluate side effects of the new treatment that were not apparent in the Phase III trial. Phase IV clinical trials involve testing in large groups of people, sometimes in the thousands.

OUR RELATIONSHIP WITH PHARMACEUTICAL PRODUCTS DEVELOPMENT, INC.

We have a strategic relationship with Pharmaceutical Products Development, Inc. (PPDI.NASDAQ). PPDI acquired 2,000,000 Series "A" Preferred Shares through an investment of US$2,700,000 and we granted to PPDI Share Purchase Warrants entitling PPDI to purchase a total of 500,000 Common Shares at an exercise equal to the Offering price expiring 36 months after the closing of this Offering, and subject to the closing of this Offering. PPDI holds approximately 13.4% of our voting securities (prior to the Offering). We granted PPDI an option, exercisable for up to 90 days, to license CTCE-0214 following completion of the Phase I clinical trial. PPDI also provides regulatory services and general consulting services for the development of CTCE-0214 at market rates. If PPDI exercises its option, PPDI will pay us a total of US$15 million in payments upon achieving certain milestones: (i) US$1.5 million upon exercise of the option; (ii) US$2 million upon initiation of Phase III Clinical Studies; (iii) US$4,000,000 upon acceptance of a new drug application filing with the FDA; (iv) US$7,500,000 upon approval of the new drug application by the FDA. In addition we will receive a royalty at one of two rates based on whether or not CTCE-0214 is sold in a country in which we can enforce our patent rights. The rates will increase based on the level of net sales of CTCE-0214. The rates vary from 8% on net sales of less than or equal to US$400,000,000, 10% on net sales of US$400,000,000 to US$1,000,000,000, and 12% on net sales above US$1,000,000,000. In addition PPDI will pay the entire cost of drug development, including manufacturing, clinical trials and regulatory fillings.

Under our agreement with PPDI, we will fund a Phase I clinical study of CTCE-0214. When we decide to license any other compound, we will give notice to PPDI and allow PPDI the first opportunity to negotiate a license with us. If PPDI has no interest in a compound or we are unable to reach an agreement on a license, we may then negotiate and grant licenses to other companies.

OUR RELATIONSHIP WITH THE UNIVERSITY OF BRITISH COLUMBIA

On September 22, 1999 we entered into a license agreement with UBC. The license grants to us exclusive world-wide rights to research, develop and commercially exploit certain patented technologies, which remain the property of UBC. The licensed technology relates to therapeutics involving stromal cell derived factor 1 ("SDF-1") peptide antagonists and agonists which are currently applicable to our drug candidates CTCE-9908 and CTCE-0214, respectively.

Under the agreement we are obligated to achieve various milestones and to make milestone payments and to pay royalties of 2% of any revenues or other consideration derived from the licensed technologies. The remaining milestone payments on one of either CTCE-9908 or CTCE-0214 include the following: (i) CDN$100,000 at the time of completion of Phase II clinical trials; (ii) CDN$250,000 at the time of completion of Phase III clinical trials; and (iii) CDN$500,000 on the filing for new drug approval.

OUR BUSINESS

Chemokine Therapeutics Corp. is a chemokine-targeted biotechnology company with specific interest in peptides. We are specifically focused on peptide-based drugs that target a class of cytokines known as chemokines. Cytokines are soluble proteins produced by cells to control interactions between other cells. Chemokines, more specifically, are a complex family of small proteins produced in the body, which have a regulatory function on the development and migration of various cell types. Of particular interest is the role chemokines play in controlling the movement of cells in the immune system and in activating the immune system to fight disease or to maintain the normal functioning of the immune system.

DRUG DISCOVERY CAPABILITIES

We have a team of chemists and biologists headed by our Chief Executive Officer, Dr. Hassan Salari that has developed an approach to discover chemokine and cytokine based drug candidates. Even though they occur naturally in the body, the majority of chemokines and cytokines in their natural state are not suitable for use as therapeutic drugs due to their instability, potential side effects and immunogenecity. We have developed techniques to generate small versions or analogs of natural chemokines or cytokines, which copy the function of chemokines (agonists) or inhibit their function (antagonists). While these analogs function similarly to natural chemokines or cytokines, we believe these analogs do not possess their side effect profiles or their immunogenecity; therefore these analogs could be used as therapeutic drugs to replace natural chemokines. We have designed several hundred of these analogs and have tested them in our laboratories. We have selected four of these compounds as drug candidates, two of which we consider lead product candidates (CTCE-9908 and CTCE-0214). Our two lead product candidates are indicated for the prevention of the metastasis of cancer (CTCE-9908) and for hematological support such as stem cell mobilization (CTCE-0214). Two other product candidates have gone through lead optimization and will continue to be tested in animal models of peripheral vascular disease and multiple sclerosis (CTCE-0324 and CTCE-189, respectively). We have four additional compounds which require further testing and lead optimization, targeting hematological diseases and autoimmune conditions.

The scope of our drug development activities includes:

-     Investigation of natural chemokines and cytokines;

-     Identification of binding sites for chemokines;

- Design of new analogs, based on the structure of chemokines or cytokines, that enhance or counteract the biological activities of their natural counterparts;

-     Synthesis of the designed compounds;

-     Screening and identification of drug potential;

-     Proof of efficacy and pre-clinical development;

-     Phase I and Phase II clinical trials;

- Co-ordination of Phase III and Phase IV clinical trials with strategic partners; and

- Partnership with other established pharmaceutical companies with marketing infrastructure and expertise to commercialise our product candidates.

OUR STRATEGY

We will use our drug discovery capabilities to discover drug candidates that target chemokine receptors (agonists or antagonists) and develop them through Phase II clinical trials. As part of this process, we actively pursue intellectual property protection, primarily patent protection, relating to our discoveries.

After satisfactorily completing Phase II clinical trials with individual drugs candidates, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to co-develop the products through Phase III/IV of clinical trials. In some circumstances we may license particular drug candidates to other partners at earlier stages of development. We may also choose to license the marketing of certain products to companies with existing infrastructure for the marketing of pharmaceutical drugs.

THE CHEMOKINE SYSTEM

Chemokines are a recently discovered family of small, soluble proteins, structurally-related to cytokines. They assume a range of important functions in the human body, mainly in relation to the immune system. Among other functions, chemokines are responsible for blood cell formation through stem cell growth and differentiation. In addition, chemokines participate in leukocyte (white blood cell) trafficking and in the initiation of immune responses. They are produced and released by a wide variety of cell types.

In addition to their designated natural functions, chemokines have been found to play an important role in the pathophysiological processes of a variety of prominent and critical diseases. There is a growing focus in the scientific community on chemokine involvement in cancer, both at the level of angiogenesis and metastasis, in viral infections such as HIV and in autoimmune diseases, as evidenced by studies in an increasing number of research publications and articles.

The mechanism of chemokine action always involves initial binding to specific receptors on target cells, such as leukocytes. Over fifty different human chemokines and seventeen human receptors have so far been identified and described.

We utilize peptide technologies known as solid phase synthesis to design large proteins and peptide drugs that target chemokines. However, the same technology is applicable to cytokines, hormones and growth factors.

As several chemokines normally interact with a specific receptor and certain chemokines can interact with several receptors, the apparent complexity and redundancy in the human system makes the identification of effective agonists and antagonists difficult. The principle challenge is to identify which chemokines and receptors should be targeted to produce the desired effects.

We have developed our own approach to address this challenge, consisting of a combination of the following elements:

-     IDENTIFICATION OF FUNCTIONAL AND AERIAL COMPOSITION OF CHEMOKINE MOLECULES
      - A great deal of information is known about chemokines including their roles, linear amino acid sequence, 3-dimensional structure, genetic sequence, molecular weight and binding sites. We leverage this information to identify the binding sites on chemokines which bind to receptors on the surface of various cells in the body. We select chemokines and those important binding sites for further study and potentially to manufacture them synthetically. These synthetic peptides are called analogs. We produce analogs that have the potential to replace proteins for those chemokines that cannot be produced naturally due to either their breakdown, instability or their aggregation in the body. We synthetically produce chemokines that are believed to have important therapeutic properties and potentially represent large markets.

- COMPUTATIONAL DESIGN OF NEW CHEMOKINE-BASED DRUG CANDIDATES - Our understanding of the 3-dimensional structure and binding of a chemokine with its receptor is essential for the design of a smaller chemokine analog.

- STRUCTURAL REDESIGN FOR ENHANCEMENT/IMPROVEMENT OF CRITICAL ACTIVITIES AND PROPERTIES - Redesign of the original drug candidate is required as part of the rational peptide design process. The changing of one linkage or an amino acid can change the drug candidate from an antagonist to an agonist, or improve the pharmacokinetics. We continually redesign in an effort to obtain more desirable peptides.

- SYNTHESIS OF NEW ANALOGS USING SOLID PHASE TECHNOLOGY - This technology utilizes solid phase peptide synthesis to generate several amino acid peptides of relatively short length (5 to 15 amino acids), or large sequence peptides (15 - 70 amino acids). The technology allows the production of larger peptides with yield levels that are greater than observed with recombinant protein manufacturing using cell lines. This is achieved synthetically through organic chemistry. This process also allows for the introduction of non-natural amino acids and other chemical groups into peptides, allowing for rational design of a drug candidate.

- SYSTEMATIC SCREENING OF PROMISING CHEMOKINE AGONISTS AND ANTAGONISTS USING RECEPTOR BINDING STUDIES - Systematic screening of promising chemokine bioactive agonists and antagonists is performed through bioassays using receptor-binding studies. Analogs bearing the desired biological and chemical properties of a desired therapeutic are candidates for animal model evaluation.

- EVALUATION OF THE NOVEL DRUG CANDIDATES IN ANIMAL MODELS OF THE DISEASE FOR PROOF OF EFFICACY - Novel drug candidates are evaluated in animal models of the disease to assess safety and efficacy. The first animal models are typically mice or rats. These studies are categorized as preclinical studies.

OUR PHARMACEUTICAL DRUG CANDIDATES

CTCE-9908 (ANTI-METASTASIS)

When a cancer spreads (metastasizes) from its original site to another area of the body, it is termed metastatic cancer. Cancer metastasis involves a complex interaction of many factors, including the type of cancer, the degree of maturity (differentiation) of the tumour cells, the location and how long the cancer has been present, as well as other factors not completely understood.

CTCE-9908, based on our laboratory studies in animal models of lung cancer, has the potential to reduce or delay the progression of metastasized lung cancers. CTCE-9908 will be developed targeting the specific type of metastatic cancer that is determined to best respond to this form of therapy. The first indication will be selected from indications with a high prevalence of metastasis such as osteosarcoma and non-small cell lung cancer ("NSCLC"). We also intend to test the same compound for other metastatic forms of cancers such as breast cancer, ovarian cancer and prostate cancer.

Cancerous cells have been shown to express CXCR4 receptors on their cell surface. As these cells detach from the primary tumour and circulate throughout the body, they stop in the blood vessels of organs that produce high levels of the chemokine SDF-1 (stromal cell derived factor-1). This binding induces the migration of cancer cells into normal tissue and induces angiogenesis leading to the growth of metastatic tumours.

CTCE-9908 is an antagonist of SDF-1, the chemokine that binds to the CXCR4 receptor. The drug candidate inhibits the binding of cancer cells to other tissues by inhibiting the production of adhesion molecules and metalloproteases, with the potential to reduce the spread of cancer throughout the body.

CTCE-9908 has the potential to become part of a new generation of drugs that acts to inhibit the metastasis of cancer cells from the primary tumour by preventing the binding of cancer cells to other tissues in the body. In our animal trials, we found a reduction of 50% to 70% of the metastasis to the lungs as compared with untreated animals, and a prevention of detectable metastasis to other organs and tissues.

We have discovered in our animal models that CTCE-9908:

- prevents NSCLC metastasis to the lungs by up to 70% for primary metastasis;

-     abolished detectable metastasis to sites outside of the lungs; and

- did not affect the anti-cancer activity of another chemotherapeutic drug tested in our animal model studies.

In addition, preliminary results from human Phase I clinical trials demonstrate a low toxicity profile. CTCE-9908 is an analog of a naturally occurring chemokine comprised of natural amino acids.

Development of CTCE-9908

In Phase I clinical trials conducted in United Kingdom, CTCE-9908 was shown to be well tolerated with no serious or drug related adverse events. According to a preliminary summary of the interim reports of the clinical trial prepared by DDS Medicines Research Limited, a total of 24 healthy subjects were divided into groups of six that received differing doses. Three groups received active CTC-9908 as intravenous doses of 0.5, 2 and 5 mg/kg body weight respectively. The last group consisted of healthy women of non-child bearing potential who were administered a dose of 5 mg/kg or placebo, in the same manner as the first three groups. There were no serious adverse events noted in any subject during the study. Overall, the product was non-toxic and well tolerated. The full and final written report is expected to be issued to us by the end of the second half of 2004. The table below provides a summary of the CTCE-9908 clinical plan.

                   CLINICAL DEVELOPMENT PLAN FOR CTCE-9908(1)

                               CLINICAL       NO. OF           DURATION
     DESCRIPTION                 PHASE       SUBJECTS          (MONTHS)          LOCATION(S)
     -----------                 -----       --------          --------          -----------
Placebo Controlled IV        I (Completed)   24               6                United Kingdom
Single-Dose Study
(Volunteers)

Efficacy in Cancer           Ib/II (To be    <10              To be            US
Patients (Osteosarcoma)      commenced in                     determined
                             1st half of
                             2005)

Efficacy in Cancer           Ib/II (To be    50-100           To be            Canada or US
Patients (Mixed tumour       commenced in                     determined
type including NSCLC         2nd half of
                             2005)

Efficacy in Cancer           III (To be      To be            To be            Multinational
Patients (Possible           commenced in    determined       determined
indications include NSCLC,   2006)
Breast, Prostate, Ovarian
Cancer)

1. The clinical development plan designed for CTCE-9908 is based on discussions that we have had with our Medical and Scientific Advisory Board members and expert consultants.

We will fund the Phase Ib/II clinical trials of CTCE-9908 and outsource the actual clinical trials to contract research organizations ("CROs"). Assuming that these Phase Ib/II clinical trials are successful, we will seek to license CTCE-9908 to a large pharmaceutical company that would carry out the Phase III clinical trials.

Market Need for CTCE-9908

As a potential anti-metastasis cancer therapy, we believe that CTCE-9908 is unique and has the potential to address a large and growing cancer market. Cancer is a major health care problem as approximately 23% of all deaths in the U.S. in 2001 were caused by cancer according to the National Cancer Institute ("NCI"). The NCI estimated that there would be 1,334,100 new cases of cancer in 2003 in the U.S., including 220,900 prostate cancers; 211,300 female breast cancers; 171,900 lung cancers; and 147,500 cancers of the colon/rectum. In addition, the risk of being diagnosed over one's lifetime with cancer is approximately 46% of U.S. males and 38% of U.S. females (Source: NCI).

About one-third of patients with cancer (excluding nonmelanoma skin cancers) have metastases that are detected at the time their cancer is first diagnosed. Another third of patients have metastases that are too small to be detected by usual diagnostic tests. These micrometastases, however, will eventually grow into clinically significant metastases if the patient receives no treatment or local treatment of the primary tumour only (source: American Cancer Society).

Osteosarcoma (osteogenic sarcoma) is the most common form of bone cancer that occurs predominately in adolescents and young adults. At diagnosis, 20 per cent of osteosarcoma patients have metastasis with the lung being the most common site, increasing to 50 per cent within six months of diagnosis. The vast majority (approximately 90%) of the metastases are located in the lungs (Source: Cancer Management: A Multidisciplinary Approach and National Cancer Institute). While we do not expect osteosarcoma to represent a significant market, we intend to conduct a small Phase Ib/II clinical trial in the United States in patients with osteosarcoma to provide preliminary efficacy data in support of the anti-metastatic properties of CTCE-9908.

Competition for CTCE-9908

Lung cancer is a large market and therefore will continue to attract significant competition from marketed products. There are at least 70 product candidates in clinical development for lung cancer as tabulated by Medicines in Development for Cancer 2003 survey. However, the competition from companies specifically developing anti-metastasis drugs is less. Currently, there are several companies, including Novartis AG, OSI Pharmaceuticals, Inc. and Genentech Inc., attempting to develop anti-metastasis drugs, using inhibitors (antagonists) of Epidermal Derived Growth Factor Receptor ("EGFR") and Vascular Endothelial Growth Factor ("VEGF") targeted product candidates. The Genentech Inc. product was recently approved for limited use in colon cancer and has demonstrated to have anti-angiogenesis and anti-metastasis properties.

A few of the main companies pursuing cancer drugs for non-small cell lung cancer are:

        COMPANY                         PRODUCT                    STATUS
        -------                         -------                    ------
Cell Pathways Inc.(1)                 Aptosyn(R)                 Phase III
Genentech Inc.                        Avastin(TM)                Approved
Bristol Myers Squibb Co.              BMS 275291                 Phase II

(Source: BioPharm Insight; Company Reports)

1.    A subsidiary of OSI Pharmaceuticals, Inc.

To the best of our knowledge, we are the only company at this time that has been able to demonstrate significant prevention of cancer metastasis in animals with an SDF-1 antagonist drug candidate.

CTCE-0214 (HEMATOLOGICAL SUPPORT)

The chemokine SDF-1 is known to have a role in the hematopoietic process. Our drug CTCE-0214 is an analog of SDF-1. CTCE-0214, based on our research in animal models, increases the level of stem cells and white blood cells, primarily neutrophils in the plasma. A potential target indication is the use of CTCE-0214 for mobilization of neutrophils into the blood stream for collection and future transfusion. The time required to mobilize and collect these cells is a significant issue for both related and unrelated healthy donors. Future development may include use by patients that require rapid increases in circulating neutrophils to prevent infection or those who require stem cell transplant.

Blood is made up of a number of different types of cells involved in many different physiological functions, from infection fighting to blood clotting. These cells have a limited life span; neutrophils (white blood cells) live a few hours and erythrocytes (red blood cells) survive for a few weeks. Therefore the body needs to continually produce up to 1011 cells per day (Source:
Hematopoietic Lineages in Health and Disease) to maintain homeostasis (normal balance). The hematopoietic (blood cell production) process largely occurs in the bone marrow from hematopoietic stem cells that form progenitor cells, which proliferate and differentiate into mature blood cells.

In animal tests, CTCE-0214 mobilized cells that express the SDF-1 receptor, CXCR4, including neutrophils, platelets and hematopoietic progenitor (stem) cells, raising the animal's level of cell's in the blood. In the past, SDF-1 therapy for cancer patients was not possible due to its breakdown in circulation, production of antibodies and other complications. We were able to design and produce an analog of CTCE-0214 that possess superior stability in vivo and potentially overcome these issues.

That CTCE-0214 is an agonist of SDF-1 was shown in the laboratory by its competition against SDF-1 in binding to cells bearing CXCR4. Upon binding, CTCE-0214 induces a host of cellular activation responses, specifically calcium mobilization and chemotaxis. In preclinical animal models, CTCE-0214 is effective in significantly raising the level of neutrophil, platelet and hematopoietic progenitor cells in the blood. Its low toxicity and good tolerability are shown by the lack of adverse effect towards neutrophil chemotaxis, platelet aggregation, red blood cell integrity and bone marrow cell growth.

Chemotherapy and radiation therapy destroy bone marrow, resulting in patients no longer producing the blood cells needed to carry oxygen, fight infection and prevent bleeding. To alleviate these problems, many patients undergo Bone Marrow Transplantation ("BMT") and Peripheral Blood Stem Cell Transplantation ("PBSCT") to replace the destroyed stem cells. Apheresis is the removal of blood that is then passed through a machine that separates the stem cells, returning the blood to the patient and storing the collected stem cells. Apheresis has replaced bone marrow as a source of hematopoietic stem cells for autologous transplantation.

The main purpose of BMT and PBSCT in cancer treatment is to make it possible for patients to receive very high doses of chemotherapy and/or radiation therapy. Chemotherapy and radiation therapy generally affect cells that divide rapidly. They are used to treat cancer because cancer cells divide more often than most healthy cells. However, because bone marrow cells also divide frequently, high-dose treatments can severely damage or destroy the patient's bone marrow. Without healthy bone marrow, the patient is no longer able to make the blood cells needed to carry oxygen, defend against infection, and prevent bleeding. BMT and PBSCT replace stem cells that were destroyed by treatment. The healthy, transplanted stem cells can restore the bone marrow's ability to produce the blood cells the patient needs.

CTCE-0214 is targeted at patients preparing for cancer therapy. It is estimated that approximately 10% of cancer patients die due to infection and other blood complications during cancer treatment. This death rate could be reduced significantly if the corresponding blood counts (especially neutrophils and platelets) could be restored more quickly.

CTCE-0214 is intended to promote the release of stem cells into the blood stream from their natural bone marrow environment. As stem cells develop into all types of blood cells, an accelerated recovery of the immune system (neutrophils and white blood cell progenitors) will occur. In our animal model testing, after application of the drug candidate, we observed an accelerated recovery of the blood clotting platelets count.

In connection with cancer treatment, hematological support modifiers are currently used in several applications, including stem cell mobilization and expansion to increase the level of stem and progenitor cells in the blood taken for transplant. This stem cell enriched blood material is transplanted back to patients after their treatment.

CTCE-0214 has the potential to be used in stem cell mobilization indications and offers potential improvement compared to the currently available therapies. The results of our animal model hematological studies show that CTCE-0214 has a rapid mode of action, enabling the required increase of the stem cells and white blood cells (neutrophils) within one hour. Currently available treatments, if at all successful, require more time (a few days to a week). In addition, the drug may increase the benefits of

Neupogen(R) (the main drug currently in use for immune system recovery), as shown in our animal model studies.

Development of CTCE-0214

We have completed the pre-clinical work on CTCE-0214's efficacy and certain aspects of toxicology studies in support of initiation of a single dose Phase I study. These studies included pivotal toxicology and safety studies in two species (rats and dogs). In addition, we submitted our IND to the FDA in April 2004. In June 2004, the FDA accepted our IND and we expect to initiate Phase I clinical trials in the U.S. or Canada in the second half of 2004 and Phase II clinical trials in the second half of 2005 (based on PPDI conducting the Phase II trials). The Phase III clinical trials are expected to begin in 2006 provided that we are successful with previous trials.

If PPDI exercises its option to license CTCE-0214 after Phase I clinical trials, then PPDI would fund and carry out the Phase II and Phase III clinical trials. If PPDI does not exercise its option, then we will evaluate the feasibility of proceeding with, and funding a Phase II study internally, or with another partner.

Market Potential for CTCE-0214

A major target indication for CTCE-0214 is the mobilization of hematopoietic progenitor cells for patients with chemotherapy induced thrombocytopenia and neutropenia. In addition, other diseases or disorders that cause thrombocytopenia or neutropenia will be targeted. World-wide sales of neutropenia treatments in 2003 were approximately US$3 billion and are projected to increase to over US$4.5 billion by 2008 (Source: Business Communications Company, Inc.).

Our other main indication will be stem cell mobilization during blood and bone marrow transplantation. In 2002, there were approximately 45,000 blood and marrow transplants world-wide (Source: International Bone Marrow Transplant Registry).

The market for immune system recovery and stem cell mobilization is currently served by only a few products. There is a strong need for products that have the potential to enhance the performance of the growth factors currently in use or provide additional resources in maintaining proper physiological responses in the body.

Competition

There is a range of cytokine (but not chemokine) based drugs that have FDA approval for stimulating blood cell recovery.

      STEM CELLS

      Ex vivo. Currently there are a number of cytokines (including Neupogen(R) manufactured by Amgen, Inc.), stem cell factors, and thrombopoietin that are used for ex vivo stem cell expansion. Since the drug is not introduced into the body directly, the regulatory approval process is less burdensome than that for a drug compound to be used in the body, requiring that a new device application be filed under PMA guidelines.

      In vivo. The commonly used drug to elevate the number of stem cells in the blood in vivo is Neupogen(R) (G-CSF). In a study conducted between 2000 and 2003, the drug was effective for 77% of patients, but in 23% of patients, it failed to mobilize sufficient stem cells after chemotherapy and Neupogen(R) treatment. (Source: Transfusion, May 2004). There is a strong need for more efficacious products in this market. There are some new drugs under development for this market. The most notable is AMD3100(TM) being developed by AnorMED Inc. AMD3100(TM) has been shown to work in synergy with Neupogen(R) and increase the total number of transplantable stem cells. AMD3100(TM) is currently in clinical trials and we do not know when or if it might be approved.

      CTCE-0214 does not work on the same target as Neupogen(R), but focuses on a different part of the cell. We hope to show that our drug will be more effective than currently available drugs through CTCE-0214's potentially rapid action.

      NEUTROPHILS

      Neupogen(R), approved in 1991, is cleared for use in preventing infection in cancer patients, in bone marrow and peripheral blood progenitor cell transplantation and in severe chronic neutropenia, a rare blood disorder. The limitations of Neupogen(R) include lineage dependency, lack of rapid action and a relatively high failure rate. The effect of the drug on the recovery of neutrophils is slow. Usually some time (a few days to a week) is required to induce mobilization.

      Leukine(R) (manufactured by Berlex, Inc.) is another product from the same class of cytokines as Neupogen(R), and is used to stimulate neutrophil and monocyte progenitors, usually together with Neupogen(R). Leukine(R) typically requires some time (a few days to a week) for mobilization, and has certain side effects and therefore is not used commonly. As with Neupogen(R), some portion of patients are non-responsive or become refractory.

OTHER DRUG CANDIDATES

CTCE-0324

CTCE-0324, based on our research on animal models, increases the number of primitive stem cells, which have the potential to turn into the cells that comprise blood vessels. Formation of the new blood vessels, known as angiogenesis or neovascularization, is a critical process in increasing blood supply to the areas of the body where vessels are occluded or have died. Approximately 10 million Americans suffer from a condition referred to as peripheral vascular disease (PVD) (Source: Medical Update - "Shaping the Future of Medicine"). This problem is seen most often in diabetics as well as elderly patients. The incidence of this disease increases with age. In western countries, approximately 5% of men aged 55-64 years and 3% of all women will have symptomatic PVD of the lower limbs. Out of this population, 30% have pain at rest with 5 to 10% requiring amputation in spite of treatment with medication, surgical bypass and angioplasty (Source: The Practitioner, Western
Countries: Lower Limb Occlusive Disease).

CTCE-0324 is currently in the research and preclinical testing phase. We intend to carry out further animal testing of the compound to determine the potential of this agent for peripheral vascular disease.

CTCE-189

CTCE-189, based on our research on animal models, inhibits the action of a chemokine involved in the initiation of several autoimmune diseases, in particular multiple sclerosis ("MS"). MS is a neurodegenerative disease that is believed to be initiated by the over activation of immune system cells. Certain of these cells are not normally present in large numbers in the brain. However, chemokines could bring a large number of immune system cells to the brain and spinal cord area which subsequently lead to the damages to the nerve and induction of conditions associated with MS. Approximately 400,000

Americans acknowledge having MS, and every week about 200 people are diagnosed with MS (Source: National Multiple Sclerosis Society). CTCE-189 is currently in the research and preclinical testing phase. Further we intend to study the toxicology and pharmacokinetics of CTCE-189 in animal species.

VARIOUS PRODUCTS STAGE OF DEVELOPMENT

The chart below sets out our drug candidates and their respective stages of development:

                                                   RESEARCH/           PHASE   PHASE    PHASE
    PRODUCT             INDICATION                PRECLINICAL   IND      I      II       III     MARKET
    -------             ----------                -----------   ---      -      --       ---     ------
1.  CTCE-9908   Anti-metastasis, NSCLC,
                osteosarcoma and potentially
                other cancer types

2.  CTCE-0214   Hematological support;
                Stem cell and neutrophil
                mobilization

3.  CTCE-0324   Peripheral Vascular Disease

4.  CTCE-189    Multiple Sclerosis

INTELLECTUAL PROPERTY

We regard the protection of our intellectual property to be critical to the success of our business and accordingly, we actively seek patent protection for our intellectual property. The following is a summary of our patents issued, pending and filed:

      PATENTS ISSUED   PATENT APPLICATIONS(3)               SUBJECT
      --------------   ----------------------               -------
1.    US 6,706,767 B2    PCT/CA01/001748 A3    Therapeutics for chemokine mediated
                         CA 2,305,787          diseases
                         US 60/205,467

2.    EP 1,286,684(1)    PCT/CA01/00659(1)     CXCR4 antagonist treatment of
                         CA 2,408,319(1)       hematopoeitic cells
                         CA 2,305,787(1)
                         JP 2001-581,849(1)
                         AU 2001258110(1)
                         US 09/852,424 (1)

3.    US 6,693,134       PCT/CA02/00789        Bicyclic aromatic chemokine receptor
                                               ligands

4.    US 6,515,001       PCT/CA02/00208        IL-8 receptor ligands-drugs for
                         US 09/992,541         inflammatory and autoimmune diseases

      PATENTS ISSUED     PATENT APPLICATIONS(3)                        SUBJECT
      --------------     ----------------------                        -------
5.    AU 762,472(2)      AU 52744(2)                Therapeutic chemokine receptor antagonists
      EP 1061944(2)      AT 258,444(2)
                         CA 2,322,764(2)
                         CA 2,226,391(2)
                         CA 2,245,224(2)
                         DE 69,914,463(2)
                         JP 2000-536,397(2)
                         PCT/CA99/00221(2)
                         PCT/CA99/00750(2)
                         US 09/646,192(2)
                         US 09/646,193(2)

6.                       PCT/CA01/00540(1)          CXCR4 agonist treatment of hematopoietic cells
                         US 10/086,177(1)
                         US 09/835,107(1)
                         US 60/232,425(1)
                         BZ PI 0110049-1(1)
                         CA 2,405,907(1)
                         CA 2,305,036(1)
                         CA 2,335,109(1)
                         EP 1,276,493(1)
                         JP 2001-574,131(1)

7.                       PCT/CA02/00711             MIP-1 alpha receptor ligands-drugs for
                         US 09/993,354              T-cell mediated and autoimmune diseases

8.                       US 60/373,629              Novel chemokine mimetics synthesis and
                         US 10/222,703              their use

9.                       PCT/US03/028745            Design of chemokine analogs for treatment
                         US 10/243,795              of human diseases

10.                      PCT/CA02/00840             Tricyclic terpenes of the family of
                         US 09/881,559              abietic acid as rantes inhibitor
                         US 09/992,550

1. Jointly owned by us and UBC, however we have obtained UBC's rights through a license agreement with UBC.

2. Owned by UBC, however we have obtained exclusive worldwide rights through a license agreement with UBC.

3.    Patents have a life of 20 years from the filing date.

As part of our confidentiality procedures, we enter into a non-disclosure and confidentiality agreement with each of our consultants, employees and specifically with any third party that would have access to our proprietary technology.

MANUFACTURING, MARKETING AND DISTRIBUTION

We have not yet introduced any products and have no manufacturing, marketing or distribution capabilities. If we develop products eligible for commercial sales, we intend to contract with third parties such as licensees, collaborators, joint venture partners or independent distributors to manufacture, market and distribute our products.

THE PHARMACEUTICAL MARKET

The pharmaceutical market in general has grown at rates above GDP growth. According to IMS World Review 2004, audited pharmaceuticals sales grew at 9% to US$466.3 billion in 2003.

Cytokines and cytokine targeted drugs are a class of drugs that are being developed by biotechnology companies. The following table sets forth certain information, including approximate sales, for some well-known cytokines and peptide based drugs. At this time, we know of no chemokine-based drugs on the market.

                                               SALES
                                         (1ST QUARTER 2003)
  COMPANY               DRUG               (IN MILLIONS)
  -------               ----               -------------
Amgen Inc.           Epogen(R)               US$611
                     Aranesp(R)              US$347
                     Neupogen(R)             US$330
                     Neulasta(R)             US$290
                     Enbrel(R)               US$303

Biogen Inc.          Avonex(R)               US$286
                     Intron A(TM)            US$440 (2002)

Chiron               Betaseron(R)            US$ 29
                     Proleukin(R)            US$ 26

Genentech            Herceptin(R)            US$109
                     Rituxan(R)              US$363

InterMune            Infergen(R)             US$ 10 (2002)

Serono               Rebif(R)                US$212

(Source - Cytokines, Chemokines and Growth Factors, December 2003, D&MD Publications)

GOVERNMENT REGULATIONS

Regulation by government authorities in the United States and foreign countries is a significant factor in the research, development, manufacture, and marketing of our products. Each of our product candidates will require regulatory approval before they can be commercialized. In particular, human pharmaceutical products are subject to rigorous preclinical and clinical trials and other premarket approval requirements by the FDA and foreign authorities. It often takes companies many years to satisfy these requirements, depending on the complexity and novelty of the product. The review process is also extensive which may delay the approval process even more. As yet, we have not obtained any approvals to market our product candidates. Further, we cannot assure you that the FDA or any other regulatory agency will grant us approval for any of our product candidates on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems may result in restrictions on marketing or withdrawal of the product from the market.

Clinical trials are conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and the efficacy criteria to be evaluated. The phases of clinical studies may overlap. The designation of a clinical trial as being of a particular phase is not necessarily indicative that such a trial will be sufficient to satisfy the parameters of a particular phase, and a clinical trial may contain elements of more than one phase notwithstanding the designation of the trial as being of a particular phase. We cannot assure you that the results of preclinical studies or early stage clinical trials will predict long-term safety or efficacy of our compounds when they are tested or used more broadly in humans. Various federal and state statutes and regulations also govern or influence the research, manufacture, safety, labelling, storage, record keeping, marketing, transport, or other aspects of such products. The lengthy process of seeking these approvals and the compliance with applicable statutes and regulations require the expenditure of substantial resources. Any failure by us or our any future collaborators or licensees to obtain, or any delay in obtaining, regulatory approvals could adversely affect the marketing of our product candidates and any other products and our ability to receive product or royalty revenue.

EMPLOYEES

We are an early-stage biotechnology development company and, as of June 30, 2004, we had 13 full-time employees between us (3) and Globe Laboratories (10), which provides research on our behalf. We also employ 2 part time consultants on various projects.

PROPERTY

We lease our laboratory and office facilities in Vancouver, B.C., under operating leases which expire at various dates ending December 31, 2007. As at March 31, 2004, we are obligated to make minimum lease payments totalling US$69,800 to the end of December 2007.

We anticipate upgrading our laboratory and office space after the Offering and expect leasehold improvements and capital equipment to total approximately CDN$400,000. We do not own any real estate property. We own very little tangible personal property, since we lease our space. We also lease some equipment. Further we are paying to use some UBC equipment and facilities, including animal facilities. Other than our intellectual property, we own little property that has substantial value.

LEGAL PROCEEDINGS

We are not party to any pending litigation and, to the best of our knowledge, no litigation against us is contemplated or threatened.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND PLAN OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF MANY FACTORS, SUCH AS THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

All references to "$" or "dollars" in this discussion and analysis are to U.S. dollars unless otherwise noted.

OVERVIEW

We are in the biotechnology business with a focus on the discovery and development of protein based drugs. In particular, we focus on the area of chemokines and cytokines, proteins which regulate a large number of physiological functions. Since inception on July 15, 1998, we have established four drug candidates. Two of our drug candidates are entering or are in clinical trials. These two drug candidates are CTCE-9908 and CTCE-0214, indicated for the prevention of the metastasis of cancer tumours and for hematological support, respectively. Our other two drug candidates are in preclinical development in the areas of neovascularization (CTCE-0324) and multiple sclerosis (CTCE-189). In addition, we maintain drug discovery programs to identify new drug candidates.

LIMITED OPERATING HISTORY: NEED FOR ADDITIONAL CAPITAL

Since inception we have been in the development stage. We have generated no revenue from sales of drug products. From inception to March 31, 2004 our accumulated deficit was approximately US$8.9 million. We expect to continue to incur operating losses in the near term as we fund clinical trials and until such time as product sales and/or royalty payments generate sufficient revenues to fund continuing operations.

We do not have sufficient financial resources to fund our anticipated operating losses. If we complete the Minimum Offering hereunder we anticipate the funds will last at least 24 months. We cannot assure you that the funds raised hereunder will be sufficient to allow us to continue to advance the development of our drug candidates necessary to attract additional capital. If we need additional funds to continue to advance the development of our drug candidates and such funds are not available in a timely matter or at a reasonable cost, we will either have to suspend operations until funds become available, or cease operations entirely.

RESEARCH AND DEVELOPMENT

Our research and development expenses consist primarily of compensation and other expenses for research and development personnel, costs associated with the clinical trials of our drug candidates, facility costs, supplies and materials, costs for consultants and related contract research and depreciation. We engage Globe Laboratories Inc. ("Globe Laboratories") to carry out our research and development under contract. Globe Laboratories is controlled by Dr. Salari, our President and Chief Executive Officer and is engaged in research for us on a contracted operating cost basis plus a 2% margin. Pursuant to a development agreement between us and Globe Laboratories, all proprietary interest, including all patent rights, trademarks, copyright, trade secrets and confidential information of the research and development conducted by Globe Laboratories on our products is our exclusive property. As Globe Laboratories is a Canadian controlled private corporation, it is eligible for scientific research and experimental tax credits.

Our research and development activities are primarily focused on the clinical trials of CTCE-9908, a drug candidate for the prevention of metastasis of cancer tumours, and CTCE-0214, a drug candidate for hematological support. We are responsible for all costs incurred in our research and development programs. Our research and development activities also include two other drug candidates that will be tested in animal models of peripheral vascular disease and multiple sclerosis (designated CTCE-0324 and CTCE-189, respectively).

We expect our research and development expenses to increase as we continue work on our drug candidates and to expand our research and development programs. Over the next twelve months, our product research and development plan is summarized as follows:

- Commencement of Phase Ib/II clinical trials for CTCE-9908, our anti-metastisis drug candidate.

- Commencement of Phase I clinical trials for CTCE-0214, our hematological support drug candidate.

-     Pre-clinical animal studies for CTCE-0324 and CTCE-189.

Clinical development timelines, likelihood of success and total costs vary widely. Although we are currently focused primarily on advancing our four drug candidates, we anticipate that we will make determinations as to which research and development projects to pursue and how much funding to direct to each project on an ongoing basis in response to the scientific and clinical success of each product candidate, as well as an ongoing assessment of its market potential.

Completion dates and completion costs vary significantly for each drug candidate and are difficult to estimate. The lengthy process of seeking regulatory approvals, and subsequent compliance with applicable regulations, require the expenditure of substantial resources. Delays in obtaining, regulatory approvals could cause our research and development expenditures to increase and, in turn, require additional funding.

STRATEGIC RELATIONSHIP AND PARTNERING STRATEGY

We have a strategic relationship with Pharmaceutical Products Development, Inc. ("PPDI"). PPDI acquired 2,000,000 Series "A" Preferred Shares through an investment of US$2,700,000. PPDI holds approximately 13.4% of our voting securities (prior to the Offering) Upon closing of this Offering, PPDI will also hold share purchase warrants entitling them to purchase an additional 500,000 Common Shares at an exercise price equal to the Offering price per share expiring 36 months after the closing of this Offering. As part of the strategic relationship, PPDI has obtained an option, exercisable for up to 90 days, to license CTCE-0214 following completion of the Phase I clinical trial and provides regulatory services and general consulting services for the development of CTCE-0214 at market rates. If PPDI exercises their licensing option to license CTCE-0214 after Phase I clinical results, they will assume all costs of further development of this drug candidate.

We intend to enter into partnership agreements for non-partnered products by the end of Phase II clinical trials. Due to the significant costs involved in conducting Phase III or Phase IV clinical trials, we intend to enter into agreements with larger biotechnology and pharmaceutical companies to co-develop our products through Phase III/IV of clinical trials, thereby sharing the costs. As our focus is on the discovery and development of drug candidates, we intend to license the marketing of the products to companies with existing infrastructure for the marketing of pharmaceutical drugs. In addition, we will rely on third-party manufacturers with the manufacturing capabilities to produce sufficient quantities of these products for clinical studies and large-scale commercialization upon their approval.

GENERAL AND ADMINISTRATIVE

General and administrative expenses consist primarily of salaries and other related costs for personnel in executive, finance, accounting and business development functions. Other costs include consulting, legal and accounting services fees, patent fees, marketing and promotion and facility costs not otherwise included in research and development expenses.

After this Offering, we anticipate increases in general and administrative expenses for investor relations and other activities, such as stock transfer services and regulatory compliance, associated with operating as a public company. These increases will also likely include the hiring of additional personnel.

CAPITAL EXPENDITURES

We intend to acquire laboratory equipment and improve our existing laboratory and office facilities at an estimated cost of CDN$400,000.

FOREIGN EXCHANGE

Our functional currency, being the currency of the principal economic environment in which we operate, is the U.S. dollar. Our consolidated financial statements are presented in U.S. dollars using the current rate method. Assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Stockholders' equity is translated at applicable historical rates. Expenses are translated at the weighted average rates of exchange for the respective years. Foreign currency translation gains and losses are included as part of the cumulative foreign currency translation adjustment which is reported as a component of stockholders' equity under accumulated other comprehensive income (loss).

Fluctuations in the relative values of the Canadian and U.S dollars can affect the reported value of Canadian dollar denominated assets and liabilities on our balance sheet. A strengthening (weakening) Canadian dollar in relation to the U.S. dollar results in higher (lower) reported values for our Canadian dollar denominated assets and liabilities.

CRITICAL ACCOUNTING POLICY

Our discussion and analysis of financial condition and results of operations are based on our financial statements, which have been prepared in accordance with United States generally accepted accounting principles. Differences between U.S. and Canadian GAAP are presented in Note 17 to our annual financial statements and Note 7 to our interim financial statements. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in Note 2 to our annual financial statements, we believe the following accounting policy to be critical.

STOCK-BASED COMPENSATION

We account for our employee stock-based compensation plans under Accounting Principals Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). We present the pro forma impact of adopting the fair value based method of accounting, as promulgated by Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" in the notes to our financial statements.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2004 AND 2003

Revenues. We had no revenues in the three months ended March 31, 2004 and 2003.

Research and development. Research and development expenses were $700,972 during the three months ended March 31, 2004, an increase of $442,583 from the $258,389 comparative amount recorded in the three months ended March 31, 2003. The increase in research and development expenses was largely attributable to contract research expenses for our two drug candidates, CTCE-9908 and CTCE-0214 as well as the hiring of additional research staff and an increased consumption of laboratory supplies. Research and development activities during the three months ended March 31, 2004, included Phase I clinical trials for CTCE-9908 and ongoing preclinical testing and IND preparation for CTCE-0214. We expect that research and development expenses will increase significantly in the future as we advance CTCE-9908 and CTCE-0214 into Phase Ib/II and Phase I clinical trials, respectively.

General and administrative. General and administrative expenses increased 32% to $213,918 in the three months ended March 31, 2004 from $162,250 in the comparative quarter in 2003. This increase reflects higher consulting, marketing and promotion expenses incurred for business development. Other significant general and administrative expenses included management fees and professional fees for accounting and legal services provided. We expect that general and administrative expenses will increase significantly in the future as we add personnel to support the continued growth in our research and development infrastructure, along with the increased costs associated with being a public company.

Other income. Other income was $4,427 for the three months ended March 31, 2004 compared with $712 for the three months ended March 31, 2003. Other income was primarily interest earned on cash balances. The increase of $3,715 was primarily due to higher average cash balances in the three months ending March 31, 2004 compared to the same period in 2003.

Net loss. We incurred a net loss of $948,951 ($0.09 per share) compared to $431,773 ($0.04 per share) during the three months ended March 31, 2004 and 2003, respectively. The increase in our net loss was principally caused by the increase in research and development expenditures as well as general and administrative expenses as described above.

TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002

Revenues. We had no revenues in the twelve months ended December 31, 2003 and 2002.

Research and development. Research and development expenses were $1,900,252 in the twelve months ended December 31, 2003 compared to $875,777 recorded in the same period in 2002. The increase in research and development expenses largely reflects contract research expenses incurred for drug candidates CTCE-9908 and CTCE-0214, in addition to the hiring of additional research staff, increased consumption of laboratory supplies and an increase in occupied laboratory facilities. We expect that research and development expenses will increase significantly in the future as we advance CTCE-9908 and CTCE-0214 into Phase Ib/II and Phase I clinical trials, respectively.

General and administrative. General and administrative expenses decreased to $697,501 in the twelve months ended December 31, 2003 from $1,323,241 in the comparative period in 2002. This reduction largely reflects a decrease in consulting expenses of $599,595. Other significant general and administrative expenses included management fees and professional fees for accounting and legal services provided. We expect that general and administrative expenses will increase significantly in the future as we add personnel to support the continued growth in our research and development and commercialization infrastructure, along with the increased costs associated with being a public company.

Other income. Other income was $18,527 for the twelve months ended December 31, 2003, compared with $4,867 for the twelve months ended December 31, 2002. Other income was primarily interest earned on cash balances. The increase of $13,660 was due to higher average cash and investment balances offset by lower prevailing interest rates during 2003 than in 2002.

Net loss. We incurred net losses of $2,506,705 ($0.25 per share) and $2,234,061 ($0.25 per share) during the twelve months ended December 31, 2003 and 2002, respectively. The increase in our net loss in 2003 was principally caused by the increase in research expenditures somewhat offset by a decline in general and administrative expenses as described above.

TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001

Revenues. We had no revenues in the twelve months ended December 31, 2002 and 2001.

Research and development. Our research and development expenses were $875,777 in the twelve months ended December 31, 2002, representing a 15% increase over the same expenses in the twelve months ended December 31, 2001 of $759,289. The increase reflects the hiring of additional research staff and an increased consumption of laboratory supplies, offset by lower research collaboration costs.

General and administrative. General and administrative expenses increased 42% to $1,323,241 in the twelve months ended December 31, 2002 from $935,310 in the comparative period in 2002. This increase largely reflects an increase in consulting expenses of $343,532 incurred for capital raising and business development. Other significant general and administrative expenses included management fees and professional fees for accounting and legal services provided.

Other income. Other income was $4,867 for the twelve months ended December 31, 2002, compared with $3,548 for the twelve months ended December 31, 2001. Other income was primarily interest earned on cash balances. The increase of $1,319 in 2002 was due to higher prevailing interest rates during 2002 than in 2001, offset by slightly lower average cash and investment balances in 2002 compared to 2001.

Net loss. We incurred net losses of $2,234,061 ($0.25 per share) and $1,743,962 ($0.23 per share) during the twelve months ended December 31, 2002 and 2001, respectively. The increase in our net loss in 2002 was principally caused by the increase in consulting expenses and research and development as described above.

LIQUIDITY AND CAPITAL RESOURCES

Since inception substantially all of our operations have been financed through the private placement of equity securities. Through March 31, 2004 we received net proceeds of $7.4 million from the issuance of shares of preferred and common stock. As of March 31, 2004 we had funds available of $877,656. We invest our surplus cash in redeemable, short-term money market investments.

On May 6, 2004 we closed a private placement of 1,697,715 units at a price of CDN$0.70 per unit for gross proceeds of CDN$1,188,400. Each unit consisted of one Common Share and one stock purchase warrant (a "warrant"). Each warrant entitles the holder to purchase an additional Common Share for CDN$1.00 for a two-year period expiring on May 6, 2006.

Canaccord Capital Corporation ("Canaccord") served as agent for this financing. In consideration for acting as agent Canaccord was granted 135,817 agent's warrants ("Agent's Warrants"). Each Agent's Warrant entitles the agent, on exercise, to purchase one Common Share for CDN$1.00 per share for a period expiring on May 6, 2006. Canaccord was also paid a commission of 8% of the gross proceeds consisting of CDN$4,788 paid in cash and by the issuance of 128,977 Common Share and 128,977 warrants. Finally Canaccord was paid a corporate finance fee consisting of 400,000 Common Shares and 400,000 warrants. In the event that our Common Shares are not listed on a recognized stock exchange in North America prior to February 6, 2005, Canaccord will return to us for cancellation 300,000 of the Common Shares and 300,000 of the warrants.

For the three months ended March 31, 2004, we used net cash of $887,323 in operating activities primarily consisting of the net loss for the period of $948,951. We received $216,844 from financing activities of the sale of Common Shares to investors during the quarter. Our cash flow from financing activities benefited by a net amount of $402,360 representing research and development costs incurred by Globe Laboratories which performs our research and development activities.

For the year ended December 31, 2003, we used net cash of $2,087,113 for operating activities. This primarily consisted of a net loss for the period of $2,506,705 somewhat offset by a $287,806 increase in accounts payable and accrued liabilities. Net cash provided by financing activities during the year ended December 31, 2003 was $2,788,202 resulting primarily from proceeds from the issuance of preferred stock and Common Shares totaling $3,278,376. Preferred stock of $2,700,000 was issued to PPDI. Other financing activities included the repayment of an outstanding loan of $255,278 and an advance of funds of $248,363 to Globe Laboratories to fund the research and development activities performed on our behalf.

For the year ended December 31, 2002, we used net cash of $1,330,624 for operating activities. This consisted of a net loss for the period of $2,234,061, which was partially funded by the issuance of Common Shares and warrants issued in lieu of cash for consulting services. Net cash provided by financing activities during the year ended December 31, 2002 was $1,445,175 resulting primarily from proceeds from the issuance of Common Shares for $1,196,897 and a loan advanced to us by PPDI for $255,278.

For the year ended December 31, 2001, we used net cash of $1,342,250 in operating activities primarily consisting of the net loss for the period of $1,743,962, which was partially funded by the issuance if Common Shares issued in lieu of cash for consulting services. Net cash provided by financing activities during the year ended December 31, 2001 was $1,218,291 resulting primarily from proceeds from the issuance of Common Shares for $1,205,062.

We anticipate that our current cash and cash equivalents and the expected net proceeds from the Offering will be sufficient to fund our operations for at least 24 months. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our clinical trials or our operations.

We expect to continue to incur substantial operating losses. Our future capital requirements are difficult to forecast and will depend on many factors, including:

- the rate of progress and cost of our planned or future clinical trials and other development activities;

- the scope, prioritization and number of clinical development and research programs we pursue;

- the terms and timing of any collaborative, licensing and other arrangements that we may establish;

- the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

-     the costs and timing of regulatory approval:

- the costs of establishing or contracting for manufacturing, sales and marketing capabilities,

-     the costs of expanding our facilities to support our operations:

-     the effect of competing technological and market developments:

- the terms and timing of any collaborative, licensing and other arrangements that we may establish: and

- the extent to which we acquire or in-license new products, technologies or businesses.

We intend to seek additional funding through sublicensing arrangements or through public or private financings, but we cannot assure you that additional financing will be available on acceptable terms or at all.

LONG TERM OBLIGATIONS

We lease our laboratory and office facilities, under operating leases which expire at various dates ending December 31, 2007. As at March 31, 2004 we are obligated to make minimum lease payments totalling US$69,800 to the end of December 2007.

2004              US$ 14,900
2005                  18,300
2006                  18,300
2007                  18,300
                  ----------
                  US$ 69,800

We have entered into various research and development agreements with third parties to perform research and development services on its behalf. We are committed to pay US$244,394 in respect of contracts in place at March 31, 2004.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have, and do not have any present plans to implement, any off-balance sheet arrangements.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

Each of our directors serves until his successor is elected and qualified. Each of our directors is elected by our shareholders for a term of one year.

The following table sets forth the principal occupation of each of our directors and senior officers over the past five years:

               NAME                   AGE               PRINCIPAL OCCUPATION FOR LAST FIVE YEARS
               ----                   ---               ----------------------------------------
HASSAN SALARI                          50    President and CEO of Chemokine Therapeutics Corp., July 1998 to
Chairman of the Board and Chief              present; President and CEO of Inflazyme Pharmaceuticals Ltd., 1992 to
Executive Officer and President              1998; and Professor of Medicine, University of British Columbia, 1985
                                             to 1997.

DAVID KARP                             39    Formerly Chief Financial Officer of Neuro Discovery Inc., a Vancouver
Director of Finance and Chief                based, publicly traded investment management company focused on
Financial Officer                            biotechnology investing from February 2002 to May 2004. Vice
                                             President, Investment Banking at BMO Nesbitt Burns from 1997 to 2001.
                                             Mr. Karp joined us in June 2004.

               NAME                   AGE               PRINCIPAL OCCUPATION FOR LAST FIVE YEARS
               ----                   ---               ----------------------------------------
MICHAEL EVANS(1)(2)                    44    Founder of Evans & Evans Inc. a financial advisory firm in Vancouver,
Director and Corporate Secretary             BC since 1989. He was formerly Vice President of Finance and Business
                                             Development to The Genesis Group and Western Venture Development
                                             Corp., both of Vancouver, BC.

JOHN OSTH(1)(2)                        57    Consultant with OC Partners to medical products and biopharmaceutical
Director                                     companies defining strategic focus and financial and operating plans,
                                             November 1999 to present; Chairman of QuantumCor, Inc., April 2002 to present; President and CEO of Somatic Cell Therapies, Inc.,
                                             January 1999 to October 1999; and Chief Operating Officer of Nexell
                                             Therapeutics Inc., January 1998 to December 1998.

WALTER KORZ                            45    Director Drug Development for Chemokine Therapeutics Corp., May 2003
Vice President of Drug Development           to April 2004 and Vice-President of Drug Development from April 2004 to present; Clinical Development Manager with Angiotech
                                             Pharmaceuticals, Inc., 2000 to 2003; Manager Medical Marketing,
                                             AltaRex Corp., 1999 to 2000.

MATTHIAS C. KURTH                      49    Senior Medical Director, BOTOX/Neurology, Allergan Inc. 2004 to
Director                                     Present; Vice-President of Medical and Regulatory Affairs, Questcor
                                             Pharmaceuticals, Inc., 2001 to 2003; Acting Vice-President of Medical
                                             Affairs, Morphogen Inc. 2000 to 2001.  Director of Clinical Sciences,
                                             Axys Pharmaceuticals, 1997 to 2001.

C. RICHARD PIAZZA(1)(2)                56    President and CEO of TheraFuse Inc. 2003 to Present; President and
Director                                     CEO of Vitagen Inc. 2002 to 2003; President and CEO Maxia
                                             Pharmaceuticals Inc., 2000 to 2002; President and CEO Vitagen Inc.
                                             1994 to 2000.

1. Member of the Audit Committee. The Audit Committee's financial expert is Michael Evans.

2.    Member of the Compensation and Nominating and Corporate Governance
      Committees.

MANAGEMENT BACKGROUND

The following are profiles of our directors and senior officers:

Hassan Salari, Ph.D. - Chairman, President & Chief Executive Officer

Dr. Salari, an entrepreneur and scientist, has been our Chairman, President and Chief Executive Officer since July 1998. He is experienced in managing private and public biotechnology companies. Prior to his engagement at Chemokine Therapeutics Corp., Dr. Salari founded and built the biotech company, Inflazyme Pharmaceuticals Ltd (IZP.TO). From 1992 to 1998 he had, in his role as President and Chief Executive Officer, the responsibility of managing the company's business affairs as well as its drug discovery and development program. He negotiated and closed several licensing deals with biotechnology and pharmaceutical companies.

From 1990 to 1998 Dr. Salari was Professor of Medicine at UBC. He assembled several research teams in the fields of autoimmunity and inflammation. He was also a consultant and advisor to pharmaceutical companies in the United States and Europe. From 1987 to 1990 he was Assistant Professor at UBC and also served as a consultant to Upjohn Co., Merck & Co. Inc. and Zymogenetics Inc., in the field of novel anti-inflammatory and autoimmune drugs. From 1986 to 1987 he was a research associate in the Department of Medicine at UBC. He was the lead project investigator in cytokine research and drug development. From 1984 to 1986 he worked as a research associate at the Department of Physiology,

Laval University. Dr. Salari carried out research work on the biology of human blood cells and their control by cytokines. In 1982 and 1983 he consulted to a French pharmaceutical corporation (Beafour Ipsen) as a research scientist on the discovery of novel anti-inflammatory drugs. From 1981 to 1982 Dr. Salari worked at the Department of Immunology, McGill University in Montreal as a research associate.

Dr. Salari has a Ph.D. degree from the University of Southampton, UK, Department of Microbiology (1976-1980). His Ph.D. was related to the protein chemistry of infectious bacteria. Throughout his academic career, Dr. Salari has published over 150 scientific articles and book chapters on various immunology topics and autoimmune diseases. He has previously obtained six U.S. patents for his pioneering work on the discovery of novel drugs to treat autoimmune diseases: US 06046185; US 05506217; US 05399683; US 05369097; US 05219845 and US 06706701
(these are the intellectual property of Inflazyme). Furthermore he is co-inventor of 9 patents issued or patents applied for which are part of our intellectual property.

David L. Karp, CFA, MBA ,P.Eng. - Director of Finance and Chief Financial
Officer

Mr. Karp has been our Director of Finance and Chief Financial Officer since June 2004. Mr. Karp was previously Chief Financial Officer of Neuro Discovery Inc., a Vancouver based, publicly traded investment management company focused on biotechnology investing. Mr. Karp assisted in raising over $25 million and making private investments in early stage biotechnology companies in addition to having overall responsibility for all treasury, reporting and control functions. Prior to this position, Mr. Karp was Vice President, Investment Banking for BMO Nesbitt Burns in Vancouver. His experience in raising capital includes raising approximately $80 million through the initial public offering and follow-on financings for AnorMED Inc., a TSX-listed biotechnology company. Mr. Karp has also managed a number of merger, acquisition and restructuring assignments for a variety of industries including biotechnology. Mr. Karp holds a Bachelor of Science degree in Mechanical Engineering from the University of Waterloo in Ontario and an MBA from the Ivey School of Business in London, Ontario. He is a Chartered Financial Analyst and a Professional Engineer.

Walter Korz, HCA - Vice President of Drug Development

Mr. Korz has served as our Vice President of Drug Development since March 2003. His multi-disciplinary experience has spanned thirteen years in the biotech sector. He brings with him a broad drug development background, including outsourcing experience with contract research organizations, central IRB's, data safety committees, protocol steering committees, as well as central diagnostic and preclinical/clinical laboratory services. He has negotiated service provider contracts with ongoing contract administration. His experience with therapeutic and diagnostic research drugs has spanned various indications including cancer, MS, rheumatoid arthritis, and psoriasis. He has managed medical studies from the preclinical to the pivotal clinical stages.

Prior to joining us he held the position of Clinical Development Manager with Angiotech Pharmaceuticals, Inc. (NASDAQ:ANPI) from 2000 to 2003. Mr. Korz's experience included overseeing the development of therapeutic products with AltaRex Corp. in Edmonton and Boston. His initial drug development, clinical and regulatory experiences were gained with Biomira Inc.

Michael Evans, MBA, CFA, CBV - Director and Secretary

Mr. Evans has served as a director and secretary since April 2004. He was also interim Chief Financial Officer from April 2004 to June 2004. In 1989, he founded Evans & Evans, Inc. Prior to that, he worked in the venture capital industry in Western Canada for several years. Mr. Evans began his career in marketing and sales with Wang Canada Ltd. in 1983. For the past 17 years, Mr. Evans has been responsible for raising money for numerous clients through private placements, public offerings, and debt issuances. In addition, he has advised on many merger and acquisition transactions and has originated transactions both for purchasers and sellers. Mr. Evans is a principal of Evans & Evans, Inc. and oversees the expansion and development of its offices outside of British Columbia. Mr. Evans holds a Bachelor of Business Administration degree from Simon Fraser University, a Master's degree in Business Administration from the University of Portland, where he graduated with honours, and the professional designations of Chartered Financial Analyst (CFA) and Chartered Business Valuator (CBV). He is a member of the CFA Institute, the Vancouver Society of Financial Analysts (VSFA), and the Canadian Institute of Chartered Business Valuators (CICBV).

Matthias C. Kurth, M.D., Ph.D. - Director

Since June 2002, Dr. Kurth has been a member of our board of directors. Dr. Kurth is a board-certified neurologist with seven years of industry experience. He is a physician-scientist with broad experience in clinical medicine, biomedical sciences, clinical trials and market focused drug development. From 1997 to 2001, Dr. Kurth served as the Medical Director and Clinical Trials Monitor at Axys Pharmaceuticals, Inc. ("Axys"), La Jolla, California. He directed the clinical trials of various pharmaceutical products, for Axys. He participated in four IND preparations and the maintenance of the corresponding documentation required by the FDA, Dr. Kurth worked with a multidisciplinary team of clinicians and CRO (clinical research organization) staff carrying out clinical trials on various drugs targeting asthma, psoriasis, MS, inflammatory bowel diseases and cancer. Dr. Kurth also worked with three other companies designing and implementing their clinical trials (Questcor Pharmaceuticals, Inc.
- a generic drug developer, Morphogen Pharmaceuticals, Inc. - a stem cell development company, and Pharsight Inc. - a Mountainview California company with interest in Alzheimer drugs). Dr. Kurth was also a speaker and consultant to Athena Neurosciences, DuPont Pharma, Hoffmann-LaRoche, Novartis, Pharmacia UpJohn and SmithKline Beecham. Dr. Kurth obtained his M.D. and his Ph.D. from Baylor College of Medicine, Houston, Texas. Matthias Kurth recently joined Allergan Inc. (Irvine, CA) as Senior Medical Director, BOTOX/Neurology.

John Osth, MBA - Director

Mr. Osth has been a director since October 2004. He has broad product development experience in the biomedical and bio-device areas with concentration in the areas of immunology, cell biology and clinical diagnostics. Mr. Osth's executive and operating experience includes marketing, manufacturing, R&D, accounting and business development. While president of Baxter Healthcare Corp's Immunotherapy Division, the division developed an advanced blood separation bio-device, taking the product from design goals to approval to market in Europe in just over two years. This new product allowed the division to take market share leadership, and increase annual revenues from virtually zero in 1993 to almost US$20 million in 1997. Mr. Osth led the successful spin-out of the Immunotherapy Division to create Nexell Therapeutics Inc. Mr. Osth is the former Chairman of QuantumCor, Inc. and a former consultant with OC Partners. In addition, he is a member of the Board of the Marrow Foundation, the fundraising arm of the National Marrow Donor Program. Mr. Osth has an MBA from the University of Chicago.

C. Richard Piazza, MA - Director

Since June 2002, Mr. Piazza has been a member of our board of directors. He is the President and CEO of TheraFuse, Inc., La Jolla, CA, a drug delivery company. He was previously the President and CEO of VitaGen Inc., a biotechnology company with focus in liver cell therapy. He was responsible for the development and initiation of clinical trials of that company's extracorporeal liver assist device. Mr. Piazza, during his appointment with VitaGen, raised over US$35 million in venture capital and completed alliances with major healthcare companies. Mr. Piazza was formerly President and CEO of Maxia

Pharmaceuticals Inc., a small molecule oncology and metabolic disorders drug discovery company in San Diego, California. Prior to joining VitaGen and Maxia Pharmaceuticals Mr. Piazza was the President and Chief Executive Officer of Smith and Nephew SoloPak, a leading pharmaceutical and IV therapy company (part of the international US$1.7 billion UK Smith & Nephew group). Mr. Piazza has over 29 years of pharmaceutical and biotechnology experience.

MEDICAL & SCIENTIFIC ADVISORY BOARD

Malcom A.S. Moore, D.Phil. - Medical Advisor

Dr. Moore has served as our medical advisor since July 2002. He is Professor of Biology at the Memorial Sloan Kettering Cancer Institute, Cornell Graduate School of Medical Sciences. He is the Director of the Gar Reichman Laboratory for Advanced Cancer Research, Memorial Sloan Kettering Cancer Institute for Cancer Research. Dr. Moore is also the attending biologist, Division of Medical Oncology, Hematology, Lymphoma Services, Memorial Sloan Kettering Cancer Center. Dr. Moore is an expert in hematology research and hematopoeitic stem cell growth, differentiation, and mobilization. His work in the early 1980s led to the advancement of G-CSF (Neupogen(R)) as a therapeutic product for stem cell growth and differentiation. Other notable contributions include the development of methods for induction and long-term maintenance of Thy-1 lymphocytes, erythropoeitin and stem cell factor. Dr. Moore is a member of the American Association of Immunologists, the American Society of Hematologists, the American Association for Cancer Research, the Cell Proliferation Society, and the International Society of Experimental Hematology. Dr. Moore is the winner of the following awards: Professor F. Takaku Award, Molecular Biology of Hematopoiesis, Excellence of Achievement Award of Hematopoiesis, 50th Anniversary Commemorative Award (Leukemia Society of America), The Kurth Reissman Memorial Award, William Coley Award for Distinguished Research in Immunology and Van Bekkum Stem Cell Award. Dr. Moore is an advisor to: the National Cancer Institute, leukemia, lymphoma and myeloma Progress Review Group, Advanced Cell Technology, Inc., NaPro Biotherapeutics, Inc. and StemCo Biomedical Inc.

Edward D. Ball, M.D. - Medical Advisor

Dr. Ball has served as our medical advisor since July 2002. Dr. Ball is an expert in blood and marrow transplantation. He is currently Professor of Medicine and Director/Chief of the Blood and Marrow Transplantation Program/Division at the University of California San Diego. Dr. Ball received his M.D. degree at Case Western Reserve University in 1976, and his Hematology/Oncology fellowship at the University Hospitals of Cleveland and Dartmouth University Medical Center. Before joining the University of California San Diego, Dr. Ball has been the Director of the Bone Marrow Transplantation Program and the Chief of Division of Hematology/Bone Marrow Transplantation at the University of Pittsburgh. Dr. Ball pioneered the use of monoclonal antibodies for purging leukemia cells from autologous marrow and peripheral blood progenitor cell transplantations. He has personally developed many anti-leukemic monoclonal antibodies directed against acute myeloid leukemia, some of which are used for diagnostics and therapy of the disease. He is one of the co-founders of Medarex, Inc., a biotechnology company with focus in the development of monoclonal antibody drug therapy. Dr. Ball has received continuous funding from the U.S. National Institutes for Health of 20 years in recognition for his excellence in research. He has listed over 145 peer-reviewed publications in scientific and medical journals, and contributed to over 50 book chapters and review articles.

Louis M. Pelus, Ph.D. - Medical Advisor

Dr. Pelus has served as our medical advisor since July 2002. Dr. Pelus is the Associate Director of the Walther Oncology Center and an Associate Professor of Microbiology and Immunology at the Indiana

University Medical School, Indianapolis, Indiana. Prior to joining Indiana University and Walther Oncology Center, Dr. Pelus held the position of Associate Director in Molecular Virology and Immunology at SmithKline Beecham Corp. ("SKB"), Pennsylvania. From 1991 to 1998 at SKB, Dr. Pelus discovered and developed a number of novel biotechnology products for control of differentiation and proliferation of normal and leukemic myeloid progenitor cells. Dr. Pelus is an expert in the field of chemokine and matrix metalloproteinases, and their association with the hematopoeitic stem cell mobilization. Dr. Pelus was the first to discover the peripheral blood stem cell regulation of growth and differentiation by CXC chemokine (GRO beta and GRO beta
T). Dr. Pelus has published over one hundred peer reviewed scientific articles and book chapters and he is a member of the American Society of Hematology, of the American Association of Immunologists and of the International Society of Hematotherapy and Graft Engineering.

James Cassidy M.D., F.A.C.P. - Medical Advisor

Professor Cassidy has served as our medical advisor since May 2003. Professor Cassidy is a Cancer Research UK Professor of Oncology and Academic Head of the Centre for Oncology and Applied Pharmacology within the Division of Cancer Sciences and Molecular Pathology at the University of Glasgow. He is also Research Convenor and Deputy Head of the University of Glasgow Division of Cancer Sciences and Molecular Pathology. He received his medical degree from University of Glasgow in 1991, and his fellowship in Oncology from the University of Glasgow in 1978. Professor Cassidy was the first Professor of Oncology at the University of Aberdeen, where he developed both an academic unit of clinical oncology and a laboratory-based cancer research unit. He has also established a new drug development clinic which conducts Phase I and II clinical trials that meet cGCP standards. Professor Cassidy is a member of a number of professional societies including EORTC (Pharmacology and Molecular Mechanism Group), the British Medical Association, and the American Association for Cancer Research. He has published over 140 peer-reviewed articles in scientific and medical journals, and contributed to several book chapters.

Robert Carl Nevin Murray, M.D., FRCPC - Medical Advisor

Dr. Murray has served as our medical advisor since May 2003. He is a Medical Oncologist at the BC Cancer Agency in Vancouver, Canada and serves as a clinical professor at UBC. He received his medical degree from the University of Saskatchewan in 1973, and his fellowship in Oncology from the Manitoba Cancer Treatment and Research Foundation in 1978. He is American Board certified in Medical Oncology since 1979. Dr. Murray is a member of the Royal College of Physicians and Surgeons, Canadian Oncology Society, American Society of Clinical Oncology, as well as the International Association for the Study of Lung Cancer. In addition to the numerous lectures Dr. Murray has delivered internationally on lung cancer, he has also published in excess of 75 peer reviewed manuscripts, and abstracts in scientific and medical journals as well as contributing to eleven book chapters. In August, 2003, Dr. Murray was chairman of the X World Conference of Lung Cancer held in Vancouver, British Columbia.

Daniel Douglas Von Hoff, M.D., F.A.C.P. - Medical Advisor

Dr. Von Hoff has served as our medical advisor since May 2003. Dr. Von Hoff is currently Professor of Medicine, Pathology, Molecular and Cellular Biology, Director of the Arizona Health Sciences Center's Cancer Therapeutics Program, and Head of the Translational Genomics Research Institute's (Tgen) Translational Drug Development Division. Dr. Von Hoff's major interest is in the development of new anticancer agents, both in the clinic and in the laboratory. His laboratory interests and contributions have been in the area of in vitro drug sensitivity testing to individualize treatment for the patient, mechanisms of gene amplification, particularly of extrachromosomal DNA, and understanding of and targeting telomere maintenance mechanisms. Dr. Von Hoff and his laboratory team are currently concentrating on discovery of new targets in pancreatic cancer.

In the area of clinical drug development, Dr. Von Hoff and his colleagues were involved in the early development of many of the agents now use routinely, including: Mitoxantrone, Findarabine, Paclitaxel, Docetaxel, Gemcitabine, CPT-11, Iressa, Tarceva and others. At present, he and his colleagues are concentrating on the development of molecularly targeted therapies.

Dr. Von Hoff is an internationally recognized expert in the field of oncology, providing guidance to industry and academic institutions. He is American Board-certified in Internal Medicine, Medical Oncology, as well as being certified more recently for Basic Life Support. He served on the Board of Directors for the Association of American Cancer Institutes (AACI), and the Baylor Research Institute.

Dr. Von Hoff has served in the past as the President of the American Association for Cancer Research from 1999 to 2000, a Fellow of the American College of Physicians, and a member and past board member of the American Society of Clinical Oncology. He is a founder and board member of ILEX(TM) Oncology, Inc. (ILXO, NASDAQ). He is founder and the Editor Emeritus of Investigational New Drugs - The Journal of New Anticancer Agents; and, Editor-in-Chief of Molecular Cancer Therapeutics. During his career he has published over 503 papers, as well as 844 abstracts. In addition he has also contributed to 126 book chapters. Dr. Von Hoff is also the holder of three patents.

KEYMAN INSURANCE

We have purchased CDN$3,000,000 of "key-man" insurance against the loss or disability of our President and Chief Executive Officer, Dr. Hassan Salari. We are a two-thirds beneficiary of the keyman insurance policy. Dr. Salari's family is a one-third beneficiary of this life insurance policy.

PENALTIES, SANCTIONS AND BANKRUPTCY

BANKRUPTCIES

There are no declarations of bankruptcy, voluntary assignments in bankruptcy, proposal under any bankruptcy or insolvency legislation, proceedings, arrangement or compromise with creditors or appointment of a receiver, receiver manager or trustee to hold assets that have been in effect during the last ten years with regard to: (i) any of our directors, senior officers; or (ii) any business of which a person referred to in item (i) above was a general partner, director, senior officer or control person at that time or within two years prior to that time other than C. Richard Piazza who was president and CEO of Hepatix Inc. (subsequently known as VitaGen, Inc.) which filed for Chapter 11 bankruptcy and offered a plan of reorganization in May 1996 in Southern District Court (Houston, Texas). The plan was confirmed and the company emerged from bankruptcy on or about September 24, 1996.

PENALTIES OR SANCTIONS

None of our directors or senior officers has during the last five years:

1. been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

2. been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

3. been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

DIRECTORS AND OFFICERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially, except as noted below, by each of our directors, officers and key employees, individually and as a group. The table also reflects what their ownership will be upon completion of this Offering. Except as noted below, the shareholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

                                                    AMOUNT AND NATURE       % OF OWNERSHIP BEFORE THE
                                                      OF BENEFICIAL              OFFERING(2)(3)
TITLE AND CLASS     NAME AND ADDRESS(1)                 OWNER(2)(3)             (AFTER OFFERING)
---------------     -------------------                 -----------             ----------------
COMMON SHARES     HASSAN SALARI                       6,160,001(6)(7)                          41.1%
                  927 Pacific Drive                                         Min.(4)               _%
                  Delta, BC                                                 Max(5)             22.1%
                  V4M 2K2, Canada

COMMON SHARES     DAVID L. KARP                          59,500(8)                              0.4%
                  3780 Bayridge Ave.                                        Min.(4)               _%
                  West Vancouver, BC                                        Max(5)              0.2%
                  V7V 3J2, Canada

COMMON SHARES     WALTER KORZ                            32,000(9)                              0.2%
                  1353 East 18th St.                                        Min.(4)               _%
                  North Vancouver, BC                                       Max(5)              0.1%
                  V7J 1M2, Canada

COMMON SHARES     JOHN OSTH                              22,400(10)                             0.1%
                  25832 Desert Trail,                                       Min.(4)               _%
                  Laguna Hills, CA                                          Max(5)              0.1%
                  92653, USA

COMMON SHARES     MICHAEL EVANS                          24,000(11)                             0.2%
                  1610 - 400 Burrard St.,                                   Min.(4)               _%
                  Vancouver, BC                                             Max(5)              0.1%
                  V6C 3A6, Canada

COMMON SHARES     MATTHIAS C. KURTH                       8,000(12)                             0.1%
                  13044 Walking Path Place, San                             Min.(4)               _%
                  Diego, CA                                                 Max(5)              0.0%
                  92130 USA

COMMON SHARES     C. RICHARD PIAZZA                       8,000(12)                             0.1%
                  1839 Camisate Brisa, La                                   Min.(4)               _%
                  Jolla, CA, 92037 USA                                      Max(5)              0.0%

COMMON SHARES     ALL OFFICERS AND DIRECTORS AS       6,313,901(6)(13)                         42.2%
                  A GROUP (7 PERSONS)                                       Min.(4)               _%
                                                                            Max(5)             22.6%

1. The information as to residency, not being within our knowledge, has been furnished by the respective persons individually.

2. Includes all of our voting securities, including Common Shares and Series "A" Preferred Shares.

3. Assumes the exercise of all options and warrants held by the person exercisable within 60 days of the date of this prospectus and no options or warrants held by other parties being exercised. Includes all our outstanding voting securities being the Common Shares and Series "A" Preferred Shares.

4. Assumes the Minimum Offering, including _ Common Share issued under this offering, the issuance of 13,000 Common Shares to be issued to David Karp pursuant to an employment agreement for the period July to August 2004 (see "Executive Compensation - Employment Agreement with David Karp") but not the exercise of any options, warrants, Agent's Warrants, the Greenshoe Option, or the issuance of Common Shares in settlement of accrued management fees to Pacific Medical Corp..

5. Assumes the Maximum Offering, including 15,000,000 Common Share issued under this offering, the issuance of 13,000 Common Shares to be issued to David Karp pursuant to an employment agreement for the period July to August 2004 (see "Executive Compensation - Employment Agreement with David Karp") but not the exercise of any options, warrants, Agent's Warrants, the Greenshoe Option, or the issuance of Common Shares in settlement of accrued management fees to Pacific Medical Corp.

6. Dr. Salari is one of the beneficiaries of 6,000,001 Common Shares held by Pacific Medical. Dr. Salari has control of the voting power of Pacific Medical's Common Shares. We have agreed to issue an additional _ Common Shares at a deemed price equal to the Offering price per share of US$_ (CDN$_) in settlement of US$200,000 of accrued management fees due to Pacific Medical Corp. upon the closing of this Offering which will increase Dr. Salari's control to _% assuming the Maximum Offering (and _% assuming the Minimum Offering).

7. Includes 160,000 stock options of a total of 1,000,000 held by Dr. Salari that will be vested prior to September 30, 2004 and are exercisable at a price of CDN$1.00 per Common Share expiring on June 30, 2009.

8. Includes 40,000 stock options of a total of 250,000 held by David Karp that will be vested prior to September 30, 2004 and are exercisable at a price of CDN $1.00 per Common Share, expiring on June 30, 2009.

9. Includes 32,000 stock options of a total of 200,000 held by Walter Korz that will be vested prior to September 30, 2004 and are exercisable at a price of CDN $1.00 per Common Share, expiring on June 30, 2009.

10. Includes 22,400 stock options of a total of 140,000 held by John Osth that will be vested prior to September 30, 2004 and are exercisable at a price of CDN $1.00 per Common Share, expiring on June 30, 2009.

11. Includes 24,000 stock options of a total of 150,000 held by Michael Evans that will be vested prior to September 30, 2004 and are exercisable at a price of CDN $1.00 per Common Share, expiring June 30, 2009.

12. Includes 8,000 stock options of a total of 50,000 held by each of Dr. Kurth and Richard Piazza that will be vested prior to September 30, 2004 and are exercisable at a price of CDN $1.00 per Common Share expiring on June 30, 2009.

13. Includes a total of 294,000 stock options of a total of 1,840,000 options granted to our senior officers and directors that will be vested prior to September 30, 2004.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially, except as noted below, by the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be upon completion of this Offering. Except as noted below, the shareholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

                                                    AMOUNT AND NATURE       % OF OWNERSHIP BEFORE THE
                                                      OF BENEFICIAL                 OFFERING(1)
TITLE AND CLASS        NAME AND ADDRESS                  OWNER(1)                (AFTER OFFERING)
---------------        ----------------                  --------                ----------------
COMMON SHARES       HASSAN SALARI                       6,160,001(4)(5)                         41.1%
                    927 Pacific Drive                                       Min.(2)                _%
                    Delta, BC                                               Max(3)              22.1%
                    V4M 2K2, Canada

PREFERRED SHARES    PHARMACEUTICAL PRODUCTS             2,000,000                               13.4%
                    DEVELOPMENT, INC.              Series "A" Preferred     Min.(2)                _%
                    3151 South 17th St.,                   Shares           Max(3)               7.2%
                    Wilmington, NC  28412

1. Assumes the exercise of all options and warrants held by the person exercisable within 60 days of the date of this prospectus and no options or warrants held by other parties being exercised. Includes all our outstanding voting securities being the Common Shares and Series "A" Preferred Shares.

2. Assumes the Minimum Offering, including 15,000,000 Common Share issued under this offering, the issuance of 13,000 Common Shares to be issued to David Karp pursuant to an employment agreement for the period July to August 2004, but not the exercise of any options, warrants, Agent's Warrants, the Greenshoe Option, or the issuance of Common Shares in settlement of accrued management fees to Pacific Medical Corp.

3. Assumes the Maximum Offering, including _ Common Share issued under this offering, the issuance of 13,000 Common Shares to be issued to David Karp pursuant to an employment agreement for the period July to August 2004 but not the exercise of any options, warrants, Agent's Warrants, the Greenshoe Option, or the issuance of Common Shares in settlement of accrued management fees to Pacific Medical Corp..

4. Dr. Salari is one of the beneficiaries of 6,000,001 Common Shares held by Pacific Medical. Dr. Salari has control of the voting power of Pacific Medical's Common Shares. We have agreed to issue an additional _ Common Shares at a deemed price of US$_ (CDN$_) in settlement of US$200,000 of accrued management fees due to Pacific Medical Corp. upon the closing of this Offering which will increase Dr. Salari's control to _% assuming the Maximum Offering (and _% assuming the Minimum Offering).

5. Includes 160,000 stock options of a total of 1,000,000 held by Dr. Salari that will be vested prior to September 30, 2004 and are exercisable at a price of CDN$1.00 per Common Share expiring on June 30, 2009.

FUTURE SALES OF SHARES

A total of 12,812,606 Common Shares and 2,150,000 Series "A" Preferred Shares convertible into Common Shares are issued and outstanding as of the date of this prospectus, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares may be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Rule 144 provides for the resale of restricted securities if the requirements of Rule 144 are satisfied. Restricted securities are securities acquired in a transaction which did not involve a public offering. In order to comply with the requirements of Rule 144, the following conditions must be met:

-     there must be adequate current public information regarding us;

- the restricted securities must have been fully paid for and held by the seller for at least one year from the date the shareholder acquired them;

- during the second year from the date of acquisition by the seller, the number of shares which the seller may sell is limited in any three-month period to the greater of 1% of our outstanding shares, or the average weekly trading volume in those shares over the four weeks preceding the potential sale;

- the securities may only be sold in unsolicited brokers transactions or in transactions directly with a market maker; and

- a Form 144 must be filed with the SEC concurrently with the sale and with any national securities exchange on which the security is traded.

Restricted securities that have been held for more than two years by non-affiliates, and persons who are not control persons, may be sold without complying with these conditions. Affiliates and persons, who are control persons, must continue to comply with the foregoing conditions as long as they are affiliates or control persons.

Approximately 10,388,082 of the 12,812,606 Common outstanding as of the date of this prospectus could be sold pursuant to Rule 144 under the Securities Act as of _, 2004, which is 90 days after the effective date of the registration statement for this Offering. Pacific Medical Corp., a company of which Dr. Hassan Salari is one of the beneficial owners, is currently the holder of 6,000,001 Common Shares which may be sold under Rule 144 subject to volume limitations in any three month period of 1% of the higher of (i) our total issued outstanding Common Shares; and (ii) the weekly trading volume for the four weeks preceding the sale as long as Pacific Medical Corp. holds greater than 10% of our issued and outstanding Common Shares or Dr. Hassan Salari is an affiliate. Pacific Medical Corp.'s Common Shares are also subject to escrow pursuant to the Canadian National Policy 46-201 "Escrow for Initial Public Offerings" ("NP46-201"). Upon listing of the Common Shares for trading on a stock exchange in Canada, as an established issuer (as defined in NP46-201) 25% of the Common Shares of Pacific Medical Corp. will be released from escrow and 25% will be released on each of the dates that are 6, 12 and 18 months thereafter. See "Escrowed Securities".

The market price of our Common Shares could drop as the result of sales of substantial numbers of Common Shares in the public market, or the perception that such sales could occur. This could also make it more difficult for us to raise funds through future sales of shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table, presented in accordance with applicable securities laws, sets forth all annual and long-term compensation for services in all capacities to us and our subsidiaries from January 1, 2001 to December 31, 2003, paid to the individuals who served as our Chief Executive Officer during the financial year ended December 31, 2003 and our other executive officers whose total salary and bonus was US$100,000 or more for the financial year ended December 31, 2003 (collectively, the "Named Executive Officers"). During the financial year ended December 31, 2003, we had one Named Executive Officer, namely Dr. Hassan Salari, who served as our President and Chief Executive Officer.

                               ANNUAL COMPENSATION              LONG TERM COMPENSATION
                               -------------------              ----------------------
                                                                         AWARDS
                                                                         ------
                                                     Other     Restricted    Securities   Payouts
                                                     Annual    Stock         underlying   LTIP
      Name and         Year     Salary     Bonus     Compen-   Awards        Options/     Payouts
Principal Position     Ended    (CDN$)     (CDN$)    sation    (CDN$)        SARs (#)     (CDN$)
------------------     -----    ------     ------    ------    ------        --------     ------
Hassan Salari           2003    125,644      Nil       Nil       Nil              Nil       Nil
Director, President     2002    106,123      Nil       Nil       Nil        1,000,000       Nil
& Chief Executive       2001    101,475      Nil       Nil       Nil              Nil       Nil
Officer

1. Dr. Salari was employed by Globe Laboratories Inc., our affiliate, in 2003 and our former wholly owned subsidiary Chemokine Therapeutics Inc. for the fiscal years 2002 and 2001.

LONG-TERM INCENTIVE PLAN AWARDS

We do not have any long-term incentive plans, other than stock options that provide compensation intended to serve as incentive for performance.

OPTIONS

There were no stock options granted to the Named Executive Officer during the fiscal year ended December 31, 2003.

The following table sets forth details of all the incentive stock options, both exercised and unexercised, for the Named Executive Officer during the fiscal year ended December 31, 2003.

  AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL
                YEAR AND FINANCIAL YEAR-END OPTION / SAR VALUES

                                                                                         VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS/SARS
                          SECURITIES     VALUE           SECURITIES UNDERLYING             AT FY-END (US$)
                         ACQUIRED ON    REALIZED      OPTIONS/SARS AT FY-END (#)             EXERCISABLE/
         NAME            EXERCISE (#)     (US$)       EXERCISABLE/ UNEXERCISABLE           UNEXERCISABLE(1)
         ----            ------------     -----       --------------------------           ----------------
Hassan Salari                Nil           N/A            720,000/280,000(2)                72,000/28,000
Chairman, President
and Chief Executive
Officer

1. In determining the value of in-the-market options we used a fair market price of US$1.35, being the price paid per Common Share in a private placement of Common Shares that closed on October 22, 2003 less the exercise price of US$1.25.

2. Subsequent to the year end these options were cancelled and 1,000,000 options were granted exercisable at a price of CDN$1.00 per share expiring on June 30, 2009.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENT

Except as described below, there are no compensatory plans or arrangements with respect to any Named Executive Officer resulting from resignation, retirement or other termination of employment or from a change of control of the Corporation.

EMPLOYMENT AGREEMENT WITH DR. HASSAN SALARI

Dr. Salari has an employment agreement jointly with us and our wholly owned subsidiary Chemokine Therapeutics (BC) Corp. dated April 1, 2004. Pursuant to this agreement Dr. Salari is engaged as Chairman, President and Chief Executive Officer for an initial term of five years. Under the agreement, Dr. Salari is to be paid minimum base annual compensation of CDN$250,000 with such increases as may be approved by us.

If we terminate his engagement without cause or advance notice, Dr. Salari will be paid US$500,000 plus an amount equal to his annual base compensation then in effect. A failure to renew the agreement is deemed to be termination without cause. In the event that Dr. Salari's engagement is terminated for any reason other than for cause and including his resignation and non-renewal of the agreement within one year following the effective date of:

-     a consolidation or merger of the Corporation;

- our issuance to a third party of stock which, when issued and outstanding, will constitute more than 50% of our issued and outstanding stock; or

-     the sale of all or substantially all of our assets to a third party;

- then we shall pay to Dr. Salari the sum of US$1,000,000 plus an amount equal to two years of his annual base compensation then in effect.

The agreement also contains provisions that Dr. Salari not compete with us during the term of his engagement and for a period of one year after termination. In addition we shall own all proprietary rights to all discoveries, improvements and ideas, whether patentable or not, in the field of chemokines made by Dr. Salari during the term of or within three months of his engagement with us.

EMPLOYMENT AGREEMENT WITH DAVID KARP

Subsequent to the year ended December 31, 2003, we appointed David Karp as our Chief Financial Officer. Mr. Karp has an employment agreement jointly with us and our wholly owned subsidiary Chemokine Therapeutics (BC) Corp. dated May 14, 2004. Pursuant to this agreement Mr. Karp is engaged as Chief Financial Officer commencing on June 1, 2004. Under the agreement, Mr. Karp is to be paid CDN$7,000 per month for a three month probationary period starting in June 2004. In addition, until the completion of the Offering, Mr. Karp will receive 6,500 Common Shares per month during the probationary period. Commencing in September Mr. Karp will receive CDN$10,000 per month and 3,500 Common Shares per month until we complete an initial public offering after which time Mr. Karp will receive annual compensation of CDN$160,000 with such increases as may be approved by us.

If we terminate his engagement without cause Mr. Karp will only be entitled to notice or pay in lieu of notice equal to 1 month plus 2 weeks for every year of service.

The agreement also contains provisions that Mr. Karp not compete with us during the term of his engagement and for a period of three months after termination.

COMPENSATION PAID TO DIRECTORS AND SCIENTIFIC ADVISORY BOARD MEMBERS

During the financial year ended December 31, 2003, there was no compensation paid to our directors or members of our scientific advisory board, who are not Named Executive Officers except as otherwise disclosed herein.

During the years ended December 31, 2003, 2002 and 2001, we paid $264,300, $27,300, and $Nil, respectively, for consulting fees, directly or indirectly, to various directors who no longer serve on the board of directors.

During the fiscal years ended December 31, 2002 and 2001, directors were issued a total of 126,220 Common Shares and 50,450 Common Shares, respectively, in consideration for services provided to us. Compensation expense of $157,775 and $63,062 was recognized at the time of these issuances.

During fiscal year 2004, we will pay our Directors $1,000 for each meeting attended in person and we will pay our Medical and Scientific Advisory Board members $1,000 for each meeting they attend in person.

STOCK OPTIONS

We have no standard arrangement pursuant to which directors are compensated for their services in their capacity as directors except as otherwise disclosed herein and for the granting from time to time of incentive stock options in accordance with our Stock Option Plan. During the financial year ended December 31, 2003, no incentive stock options were granted to our directors or members of our medical and scientific advisory board who were not Named Executive Officers.

The following table sets forth details of all the incentive stock options, both exercised and unexercised, for the directors and members our Medical and Scientific Advisory Board who were not Named Executive Officers, during the fiscal year ended December 31, 2003.

  AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL
                 YEAR AND FINANCIAL YEAR-END OPTION / SAR VALUES

                                                  NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                       SECURITIES      VALUE      SECURITIES UNDERLYING      IN-THE-MONEY OPTIONS/SARS
                      ACQUIRED ON    REALIZED  OPTIONS/SARS AT FY-END (#)         AT FY-END (US$)
      NAME            EXERCISE (#)     (US$)   EXERCISABLE/ UNEXERCISABLE    EXERCISABLE/ UNEXERCISABLE
      ----            ------------     -----   --------------------------    --------------------------
Bruce Blomstrom
Director                  Nil           N/A            50,000/0(2)                   5,000/0(1)

Matthias C. Kurth
Director                  Nil           N/A            50,000/0(3)                   5,000/0(1)

C. Richard Piazza
Director                  Nil           N/A            50,000/0(3)                   5,000/0(1)

John Osth(4)
Director                  Nil           N/A        4,000/96,000                          0/0(5)

Edward D. Ball
Medical Advisor           Nil           N/A            10,000/0                      1,000/0(1)

1. In determining the value of in-the-market options we used a fair market price of US$1.35, being the price paid per Common Share in a private placement of Common Shares that closed on October 22, 2003 less the exercise price of US$1.25.

2. Mr. Blomstrom resigned as director on April 14, 2004 and his options expired on May 14, 2004 without being exercised.

3. Subsequent to the year end these options were cancelled and 50,000 options were granted to each of Dr. Kurth and Mr. Piazza exercisable at a price of CDN$1.00 per shares expiring on June 30, 2009.

4. Mr. Osth became a director on October 15, 2004 and was granted options to purchase 100,000 Common Shares on December 1, 2003 expiring on June 30, 2007 at a price of US$1.35. In addition, if Mr. Osth should become our full time employee, he would receive an additional 150,000 options. Subsequent to the year end these options were cancelled and 140,000 options were granted to Mr. Osth exercisable at a price of CDN$1.00 per Common Share expiring on June 30, 2009.

5. In determining the value of in-the-market options we used a fair market price of US$1.35, being the price paid per Common Share in a private placement of Common Shares that closed on October 22, 2003 less the exercise price of US$1.35.

                            DESCRIPTION OF SECURITIES

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

Our authorized capital is 50,000,000 Common Shares with par value of US$0.001 per share and 6,000,000 preferred shares with par value of US$0.001 per share issuable in series of which 12,812,606 Common Shares and 2,150,000 Series "A" Convertible Preferred Shares are issued and outstanding as of June 30, 2004. On June 18, 2004 we increased our authorized capital from 24,000,000 Common Shares to 50,000,000 Common Shares.

The following table shows our outstanding securities as at June 30, 2004 on a historic basis and as adjusted to reflect the sale of the Common Shares in this Offering.

                                                                         NUMBER OUTSTANDING    NUMBER OUTSTANDING
                              NUMBER AUTHORIZED    NUMBER OUTSTANDING     AFTER THE MAXIMUM     AFTER THE MINIMUM
DESCRIPTION OF SECURITY         TO BE ISSUED       AS AT JUNE 30, 2004       OFFERING(1)           OFFERING(2)
-----------------------       -----------------    -------------------   ------------------    ------------------
Common Shares(3)                 50,000,000            12,812,606            27,925,606                     _
Preferred Shares(4)               6,000,000             2,150,000             2,150,000             2,150,000
Warrants(5)                             N/A             3,621,618             3,621,618             3,621,618
Options(6)                              N/A             2,331,000             2,331,000             2,331,000
Agent's Warrants(7)                     N/A               664,794             1,864,794                     _

1. Assumes the Maximum Offering, including 15,000,000 Common Share issued under this offering, the issuance of 13,000 Common Shares to be issued to David Karp pursuant to an employment agreement for the period July to August 2004 (see "Executive Compensation - Employment Agreement with David Karp") but not the exercise of any options, warrants, Agent's Warrants, the Greenshoe Option, or the issuance of Common Shares in settlement of accrued management fees to Pacific Medical Corp.

2. Assumes the Minimum Offering, including _ Common Share issued under this offering, the issuance of 13,000 Common Shares to be issued to David Karp pursuant to an employment agreement for the period July to August 2004 (see "Executive Compensation - Employment Agreement with David Karp") but not the exercise of any options, warrants, Agent's Warrants, the Greenshoe Option, or the issuance of Common Shares in settlement of accrued management fees to Pacific Medical Corp.

3. Common Shares in the capital of the Corporation with a par value of US$0.001. Prior to September 2004, 6,500 Common Shares are issued per month as compensation to David Karp, thereafter until the closing of the Offering 3,500 Common Shares per month will be issued.

4. Series "A" Convertible Preferred Shares in the capital of the Corporation with a par value of US$0.001 per share.

5. The warrants have been issued to certain, investors, advisors and consultants and each warrant entitled the holder thereof to purchase a common share in the capital of the Corporation. See "Warrants" below.

6. We have granted options to essential employees, directors and officers. See "Options" below.

7. Pursuant to this Offering, we will grant to the Agent options for the purchase of that number of Shares equal to 8% of the Shares subscribed for under this Offering, exercisable for a term of 2 years from the date of closing of his Offering. In addition Canaccord holds a total of 664,794 share purchase warrants, each warrant entitling it to purchase a Common Shares at a price of CDN$1.00 until May 6, 2006.

COMMON SHARES

We are authorized to issue 50,000,000 Common Shares. The holders of our Common Shares are entitled to dividends, if, as and when declared by the board of directors, to one vote per share at our shareholder meetings and, upon liquidation, to receive such of our assets as are distributable to the holders of the Common Shares. There are currently 12,812,606 Common Shares issued and outstanding.

PREFERRED SHARES

We are authorized to issue 6,000,000 preferred shares. The preferred shares may be issued from time to time in one or more series, each consisting of a number of preferred shares as determined by our board of directors who also may fix the designation, rights, privileges, restrictions and conditions attaching to each series of preferred shares. As of the date hereof we have designated one series on preferred shares, "Series A Convertible Preferred Shares" (the "Series "A" Preferred Shares") of which 2,150,000 Series "A" Convertible Preferred Shares are issued and outstanding as of the date hereof.

The holders of the Series "A" Preferred Shares are entitled to one vote per share at meetings of our shareholders. The Series A Preferred Shares shall have a preference over the Common Shares in respect of the declaration and payment of dividends and the distribution of assets if we should undergo a voluntary or involuntary liquidation, dissolution, or winding up.

Each Series "A" Preferred Share is convertible at the option of the holder into one Common Share at any time. Each Series "A" Preferred Share is automatically convertible into one Common Share upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, covering the offer of our Common Shares, if the price per share is not less than US$10.00 and the aggregate purchase price is at least US$15,000,000.

WARRANTS

We have granted warrants to certain investors, advisors and consultants and each warrant entitles the holder thereof to purchase one Common Share as follows:

     NUMBER OF          NUMBER OF
  WARRANTHOLDERS         WARRANTS     EXERCISE PRICE        EXPIRY DATE
  --------------        ---------     --------------        -----------
1 warrantholder            34,153        US$1.50         December 31, 2004
1 warrantholder            73,350        US$1.25           March 30, 2005
1 warrantholder            10,000        US$1.25            May 31, 2005
1 warrantholder            30,000        US$1.35           July 18, 2005
1 warrantholder           160,000        US$1.50          October 5, 2005
1 warrantholder            13,300        US$2.25         November 30, 2005
1 warrantholder             7,000        US$1.50         November 30, 2005
15 warrantholders(1)    2,362,509       CDN$1.00            May 6, 2006
1 warrantholder            30,000        US$1.25            May 31, 2006
2 warrantholders           45,000        US$1.25            July 1, 2006
8 warrantholders          400,000        US$1.25           June 25, 2007
1 warrantholder            50,000        US$1.25           June 30, 2007
2 warrantholders           16,000        US$1.50           June 30, 2007
1 warrantholder            10,000        US$1.25           July 15, 2007
1 warrantholder            10,000        US$1.25           July 30, 2007
8 warrantholders          154,100        US$1.35           July 31, 2007
1 warrantholder             7,500        US$1.25          August 16, 2007
30 warrantholders         818,500        US$1.25         November 10, 2007
1 warrantholder            15,000        US$1.35         November 10, 2007
1 warrantholder            40,000        US$1.50         November 10, 2007
1 warrantholder           500,000       CDN$   _        36 Months after the
                                                        Closing Date of this
                                                              Offering
                        ---------
     TOTAL              4,786,412
                        ---------

      1. Includes 1,697,715 warrants issued to investors in the Brokered Private Placement, 267,794 warrants issued to Canaccord as compensation for services provided in relation to the Brokered Private and 400,000 warrants issued to Canaccord as part of the corporate finance fee.

OPTIONS

During the year ended December 31, 2003 we had a stock option plan under which options to purchase our Common Shares were granted to employees, directors and consultants. The board of directors set the exercise price of the options at the time of grant. Options were subject to a vesting schedule of 4% vesting at the time of grant and then at 4% per month for 24 months, at which time the options are fully vested in the optionee.

The maximum number of Common Shares available to be issued on the exercise of options under the plan was 2,000,000.

2004 STOCK OPTION PLAN

Our board of directors has approved the adoption of a new Stock Option Plan dated May 7, 2004 (the "2004 Plan"). The purpose of the 2004 Plan is to provide us with a share related mechanism to enable us to attract, retain and motivate qualified directors, officers, employees and other service providers, to reward those parties for advancing our interests and to enable and encourage such individuals to acquire our Common Shares as long term investments.

The 2004 Plan reserved a total of _ Common Shares, approximately equal to 15% the issued and outstanding Common Shares after taking effect of the Maximum Offering. In the event that only the Minimum Offering is completed the maximum number of Common Shares reserved for issuance under the 2004 Plan will be decreased to _ Common Shares. The following information is a brief description of the 2004 Plan:

- The maximum number of shares that may be issued upon the exercise of stock options granted under the 2004 Plan shall not exceed _ Common Shares, except in the event that only the Minimum Offering is completed in which case the maximum number of Common Shares reserved for issuance under the 2004 Plan will be decreased to _ Common Shares.

- The exercise price of stock options granted under the 2004 Plan will be set by the compensation committee of our board of directors, or if not appointed the board of directors, in its sole discretion, at the time of grant and if the Common Shares are listed for trading on a stock exchange, the exercise price will not be less than the closing price of our Common Shares on the stock exchange on the date prior to the date of grant, less allowable discounts, in accordance with the policies of that stock exchange.

- Upon expiry of an option, or in the event an option is otherwise terminated for any reason, without having been exercised in full, the number of Common Shares in respect of the expired or terminated option shall again be available for the purpose of the 2004 Plan.

- We may not grant more than 5% of the issued Common Shares to any one optionee. Options granted under the 2004 Plan may not have an expiry date exceeding ten years from the date on which the board of directors grant and announce the granting of the option.

- Notwithstanding the foregoing item, an optionee's heirs or administrators shall have until the earlier of:

      (a) one year from the death of the optionee in which to exercise any portion of options outstanding at the time of death of the optionee; and

      (b)   the expiry date of the options.

- The 2004 Plan will be administered by the compensation committee of our board of directors or, if not appointed, by the board of directors, who will have the full authority and sole discretion to grant options under the 2004 Plan to any eligible party, including themselves.

- The 2004 Plan contains provisions for adjustments in the number of Common Shares issuable on exercise of a stock option in the event of a share consolidation, subdivision, recapitalization, or other capital reorganization, or a stock dividend, amalgamation, arrangement or other relevant corporate transaction, or any other relevant change in or event affecting the Common Shares.

-    The options shall not be assignable or transferable by an optionee.

- The board of directors may from time to time, subject to regulatory approval, amend or revise the terms of the 2004 Plan.

OUTSTANDING OPTIONS

We have granted options to purchase Common Shares to essential employees, directors and officers as follows:

 NUMBER OF        NUMBER OF
 OPTIONEES         OPTIONS           DATE GRANTED    EXERCISE PRICE         EXPIRY DATE
 ---------        ---------          ------------    --------------         -----------
6 optionees          84,000          May 15, 2001        US$1.25            May 15, 2005
2 optionees          35,000          May 15, 2001        US$1.25           Dec. 31, 2005.
1 optionee          250,000          May 15, 2001        US$1.25           June 15, 2006
2 optionees          52,000          May 15, 2001        US$1.25           June 30, 2007
2 optionees          70,000          Nov. 1, 2003        US$1.35           June 30, 2007
7 optionees       1,840,000           May 7, 2004       CDN$1.00           June 30, 2009
                  ---------
TOTAL             2,331,000
                  ---------

The above options were granted pursuant to our existing stock option plan except for 1,840,000 options granted on May 7, 2004 which were granted pursuant to the 2004 Plan. Options are subject to a vesting schedule of 4% of the number of options granted to each optionee vesting each month on a monthly basis for a two year period with the total remainder of such options vesting on the second anniversary.

                              ESCROWED SECURITIES

NATIONAL ESCROW POLICY

Under Canadian National Policy 46-201 "Escrow for Initial Public Offerings", those of our Common Shares which are held by our Principals must be held in escrow.

A "Principal" is:

1. one of our directors or senior officers or of a material operating subsidiary;

2. a person or company who has acted as our promoter during the two years before this offering;

3. a person or company who owns or controls more than 10% of our voting securities immediately before and immediately after completion of this offering if that person has elected or appointed or has the right to elect or appoint one of our directors or senior officers or a director or officer of a material operating subsidiary;

4. a person or company who owns or controls more than 20% of our voting securities immediately before and immediately after completion of this offering; or

5.    associates and affiliates of any of the foregoing persons.

After completion of this Offering there will be a total of _ Common Shares subject to the escrow requirements of Canadian National Policy 46-201 or _% of our then outstanding shares, assuming the Maximum Offering or _% assuming the Minimum Offering.

Under the National Escrow Policy, we have entered into an escrow agreement with _ as escrow agent, and Pacific Medical Corp. dated _. Pacific Medical Corp. is our only Principal that holds securities subject to escrow. The number and holder of our Common Shares, which are subject to escrow under the escrow agreement, are:

                                NUMBER OF COMMON
       HOLDER                 SHARES HELD IN ESCROW
       ------                 ---------------------
Pacific Medical Corp.(1)                _

1. Pacific Medical Corp. holds _ Common Shares in a trust of which Dr. Salari is one of the beneficiaries, including 6,000,001 Common Shares held as of the date of this prospectus and _ Common Shares to be issued at a deemed price equal to the Offering price per Common Share of US$_ (CDN$_) in payment of US$200,000 of accrued management fees due to Pacific Medical Corp. upon the closing of this Offering.

Under the escrow agreement, as we intend to be an established issuer, the Principal will deposit its common shares in escrow with the escrow agent. The escrow agent will release 25% of our Principal's Common Shares from escrow on the date our Common Shares are listed on the Exchange (the "Listing Date"). After that, 25% of our Principal's Common Shares will be released from escrow every 6 months. The schedule of releases is as follows:

 %                     RELEASE DATE
---                    ------------
25%                 on the Listing Date
25%           6 months from the Listing Date
25%           12 months from the Listing Date
25%           18 months from the Listing Date

Under the National Escrow Policy escrow agreement, our Principal's Common Shares may not be transferred or otherwise dealt with while they are in escrow unless the transfers or dealings are:

1. transfers to our directors and senior officers, with approval of our board of directors;

2. transfers to a person or company that before the transfer holds more than 20% of the voting rights attached to our outstanding securities;

3. transfers to a person or company that after the transfer will hold more than 10% of the voting rights attached to our outstanding securities and has the right to elect or appoint one or more of our directors or senior officers;

4. transfers to a Registered Retirement Savings Plan ("RRSP") or similar trustee plan provided that the only beneficiaries are the transferor or the transferor's spouse or children;

5.    transfers upon bankruptcy to the trustee in bankruptcy;

6. pledges to a financial institution as collateral for a good faith loan, and upon a realization; or

7. tenders of escrowed securities to a take-over bid, provided that if the person tendering to the bid is a Principal of the company resulting from completion of the take-over bid, the securities the Principal receives in exchange for tendered escrowed securities will be placed in escrow on the basis of the resulting company's escrow classification.

Shares must remain in escrow after a permitted transfer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed elsewhere in this prospectus, there are no material transactions with the directors, senior officers, promoters or principal holders of our securities that have occurred in the last two completed fiscal years other than:

- During the year ended December 31, 2003, we paid US$1,407,584 to Globe Laboratories Inc. ("Globe Laboratories"), a corporation of which Dr. Salari is one of the beneficial owners, for research expenses. During the period from June 10, 2002 to December 31, 2002, the Company paid US$589,785 to Chemokine Therapeutics Inc., a subsidiary of Globe Laboratories, for research expenses. Globe Laboratories is operated independently of us and as a Canadian controlled private corporation is entitled to scientific research and experimental tax credits and is engaged in chemokine research for us on a contracted operating cost basis plus a 2% margin.

- We accrued management fees of US$298,780 for the year ending December 31, 2001, and US$250,000 for the year ending December 31, 2002, payable to Pacific Medical Corp. ("Pacific Medical"), a corporation of which Dr. Hassan Salari, our Chairman, President and Chief Executive Officer is one of the beneficial owners. We accrued management fees of US$250,000 and paid US$290,000 for the year ended December 31, 2003, to Pacific Medical. We accrued management fees of US$62,500 and paid US$22,500 for the three months ended March 31, 2004, to Pacific Medical. These accrued management fees and payments were for services related to fund raising and business development. This management agreement terminated on March 31, 2004 and provides for repayment of management fees at our discretion in cash or in Common Shares. We have agreed to pay US$200,000 of the outstanding US$548,780 obligation to Pacific Medical in Common Shares issued at the Offering price to be issued upon completion of the Offering. The management fees payable do not bear interest.

- We lease office space of 1,200 square feet in Vancouver, B.C., from Salari Enterprise Ltd., at the rate of CDN$2,000 per month. The monthly rent is the fair market rate for the market in Vancouver, B.C. The term of the lease commenced on January 1, 2003 and expires December 31, 2007. Salari Enterprise Ltd. is controlled by Dr. Hassan Salari, our Chairman, President and Chief Executive Officer.

- We have purchased "key-man" life insurance on the life of Dr. Hassan Salari, our Chairman, President and Chief Executive Officer, in the amount of CDN$3,000,000. We pay annual premiums of CDN$4,680. Dr. Salari's family is a one-third beneficiary of this life insurance policy.

INDEBTEDNESS OF DIRECTORS

Pursuant to a development agreement between us and Globe Laboratories, a company controlled by Dr. Salari, Globe Laboratories conducts the research and development activities on behalf of our products at a cost plus 2% basis. As a working arrangement, we transfer funds to Globe Laboratories for working capital to fund the ongoing development of our products. Until such time as these funds are used by Globe Laboratories they are treated as an amount due from an affiliate.

                                         LARGEST
                                          AMOUNT                              FINANCIALLY
                                       OUTSTANDING                        ASSISTED SECURITIES
    NAME AND         INVOLVEMENT     DURING THE YEAR        AMOUNT         PURCHASED DURING
    PRINCIPAL            OF           ENDED DEC. 31,    OUTSTANDING AS      THE YEAR ENDED      SECURITY FOR
    POSITION         CORPORATION           2003        AT JUNE 30, 2004      DEC. 31, 2003      INDEBTEDNESS
    ---------        -----------     ---------------   ----------------   -------------------   ------------
Globe                  Lender           US$683,706        US$(1,361)              Nil                Nil
Laboratories Inc.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Under our Articles of Incorporation and Bylaws, we may indemnify any officer or director who was or is a party or threatened to be made a party to any threatened, pending or completed proceeding, including a lawsuit, because of his position with us, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorneys' fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

                                    EXPERTS

The financial statements of Chemokine Therapeutics Corp. at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 have been audited by M.D. Sassi Company, San Francisco, California, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements).

We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance upon M.D. Sassi Company's report given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

Certain legal matters under Canadian and British Columbia law in connection with this offering will be passed upon for us by Thomas, Rondeau, Business Lawyers, Vancouver, British Columbia, and for Canaccord by Miller Thomson LLP, Vancouver, British Columbia. Certain legal matters under Delaware law and U.S. federal law will be passed upon for us by Squire, Sanders & Dempsey, L.L.P., Los Angeles, California.

                          REGISTRAR AND TRANSFER AGENT

We have entered into a Transfer Agent Agreement between ourselves and _ dated _. Upon completion of the Offering, _ will be the registrar and transfer agent for our securities. Its telephone number is _.

                              FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by management and audited by independent certified public accountants.

                                  [Back Cover]

Until _____, __, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                          Chemokine Therapeutics Corp.
                                 July 30, 2004

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 - INDEMNIFICATION OF DIRECTORS

As provided in our bylaws and under Delaware law, our directors shall not be personally liable to us or any other person for monetary damages for breach of duty of care or any other duty owed to us as a director, unless the breach of or failure to perform those duties constitutes:

- a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful, or had no reasonable cause to believe his conduct was unlawful;

- a transaction from which the director received an improper personal benefit, directly or indirectly;

- an act or omission which involves a conscious disregard for our best interests or which involves willful misconduct;

- an act of recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property; or

-     a distribution made in violation of Delaware law.

Our bylaws provide that we are required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was our director, officer, employee or agent against liability incurred in the proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Our bylaws and Delaware law also provide that we shall indemnify a director, officer, employee or agent who has been successful on the merits or otherwise in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director, officer, employee or agent of us against expenses actually and reasonably incurred by him in connection with such defense.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

We have in place a CDN$3,000,000 insurance policy for our directors and officers against any shareholders' class action law suits.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the Offering, all of which are to be paid by the registrant, are as follows (CDN$):

Agent's Expenses                                       30,000

SEC Registration Fee                                   10,000

Alberta, Ontario, British Columbia and
Quebec Securities Commissions                          15,000

Exchange filing fees                                   45,000

Printing Expenses                                      15,000

Accounting Fees and Expenses                          105,000

Legal Fees and Expenses                               140,000

Translation Expenses                                   30,000

Transfer Agent Fees                                     5,000

Miscellaneous Expenses                                 25,000
                                                      -------
                                                      420,000
Agent's Commission:                                         _
                                                      -------
TOTAL                                                       _

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We have financed our research and development activities, and our general business operations through the private sale of securities. We describe below all the securities we have sold within the past three years without registering the shares under the Securities Act. We have relied on the efforts of our directors and officers in finding the investors and did not engage any underwriter or broker-dealer in raising the capital through the sale of these securities, other than the Brokered Private Placement of 1,697,715 Units for which Canaccord acted as agent and which is described below.

We have made several offerings of Common Shares from March 2001 through May 2004. We sold Common Shares to accredited investors only (as that term is defined in Regulation D), except for the Brokered Private Placement. We did not engage an underwriter nor pay commissions in connection with the sale of securities, other than for the Brokered Private Placement and the issuance of warrants to NYPPE, LLC, a registered broker-dealer, in 2003. We relied on the exemptions under Rule 506 of Regulation D and Section 4(2) of the Securities Act in selling the Common Shares. Several days before we would accept a subscription from an investor, we gave each investor an opportunity to ask questions of and to receive answers from us and our officers and directors concerning the terms and conditions of each Regulation D offering. We provided the investors all of the information they requested. In conducting the offerings under Regulation D, we did not use any form of general solicitation or general advertising. The investors were personal acquaintances of our officers and directors, or were referred to us by such acquaintances. We informed each investor that the sale of securities was a "private placement" and that the Common Shares may not be resold without registration under the Securities Act unless there is an exemption from registration available. We required each investor to complete a subscription agreement and questionnaire. We used these documents to determine that each investor was an accredited investor. These documents also establish that each investor purchased the securities for his own investment and not with a view to resale or further distribution. The investor acknowledged that our Common Shares had not been registered under the Securities Act and may not be resold without registration under the Securities Act unless there is an exemption from registration available. We placed a legend on each certificate stating that the share represented by the certificate had not been registered and that the share could not be resold without registration under the Securities Act unless there is an exemption from registration available. Accordingly, we believe that each offering complied with the requirements of Regulation D Rule 506 and section 4(2) of the Securities Act, and that if the offerings were deemed to be one integrated offering, the integrated offering as a whole has been in compliance with Regulation D Rule 506 and section 4(2) of the Securities Act.

The following table sets out particulars of the issuance of Common Shares as described above and the price at which securities have been sold within the past three years of the date of this prospectus:

                                                              NUMBER OF
                                        TYPE OF                COMMON
     DATE OF ISSUANCE               SECURITY ISSUED        SECURITIES ISSUED       TOTAL FUNDS RECEIVED
     ----------------               ---------------        -----------------       --------------------
March 2001 - July 2001               Common shares              651,500                  US$811,875

September 2001 - December 2001       Common shares              562,830                  US$537,830

May 2002 - December 2002             Common shares            1,342,520                US$1,678,150

May 2002 - December 2002                  Warrants              559,000        Issued in connection with
                                                                               purchase of Common Shares

May 2003 - March 2004                Common Shares              779,184                  US$979,900

May 6, 2004                          Common Shares            1,697,715               CDN$1,188,400

May 6, 2004                               Warrants            1,697,715        Issued in connection with
                                                                               purchase of Common Shares

                                                              NUMBER OF
                                        TYPE OF                COMMON
    DATE OF ISSUANCE                SECURITY ISSUED        SECURITIES ISSUED       TOTAL FUNDS RECEIVED
    ----------------                ---------------        -----------------       --------------------
May 6, 2004                          Common Shares              528,977        Issued as agent's commission
                                                                               and corporate finance fee

May 6, 2004                             Warrants                664,794        Issued as agent's commission
                                                                               and corporate finance fee

June 2004 - August 2004              Common Shares                    _                       CDN$_

In 2001 and 2002 we issued 156,220 Common Shares to Udo Henseler, a former officer and director, in connection with services rendered to us. Mr. Henseler is a sophisticated businessman and as an officer was thoroughly familiar with our business. The shares bear a legend restricting the transfer of stock unless the shares are registered or unless and exemption is available. This issuance qualified as a private offering under Section 4(2) of the Securities Act.

In 2002, we issued 30,000 Common Shares to Chapman Pharmaceutical Consulting in connection with services rendered to us. Chapman Pharmaceutical Consulting is a sophisticated consulting company, and thoroughly understands the pharmaceutical and drug development business, as well as thoroughly understanding our business. The shares bear a legend restricting the transfer of stock unless the shares are registered or unless and exemption is available. This issuance qualified as a private offering under Section 4(2) of the Securities Act.

In 2001, we issued 150,000 Series "A" Preferred Shares to Cisneros Capital Group in connection with its investment us and with providing financial consulting services to us. The shares bear a legend restricting the transfer of stock unless the shares are registered or unless and exemption is available. This issuance qualified as a private offering under Section 4(2) of the Securities Act.

In 2003, we issued 54,100 warrants to NYPPE LLC, a registered broker-dealer in connection with and as part of the compensation for assisting Pacific Medical Corp. in arranging financing for us. The exercise price is $1.35 per share and the warrants expire in 2007. The warrants bear a legend restricting the transfer of the warrants unless the warrants are registered or unless and exemption is available. This issuance qualified as a private offering under Section 4(2) of the Securities Act.

In 2002, we issued 380,000 warrants to nine business consultants as part of their compensation for consulting services. The exercise price is $1.25 per share and the warrants expire in 2007. The warrants bear a legend restricting the transfer of the warrants unless the warrants are registered or unless and exemption is available. This issuance qualified as a private offering under
Section 4(2) of the Securities Act.

In 2003, we issued 35,000 warrants to business consultants as part of their compensation for consulting services. The exercise price is $1.35 per share and the warrants expire in 2005 as to 5,000 warrants and in 2007 as to 30,000 warrants. The warrants bear a legend restricting the transfer of the warrants unless the warrants are registered or unless and exemption is available. This issuance qualified as a private offering under Section 4(2) of the Securities Act.

In 2001 and 2002, we issued 130,000 warrants to two financial consultants as part of their compensation for consulting services. The consultants are H.C. Wainwright & Co., and Laurence G. Allen, affiliated with NYPPE LLC. The exercise price is $1.25 per share and the warrants expire in 2006 as to 10,000 warrants and in 2007 as to 120,000 warrants. The warrants bear a legend restricting the transfer of the warrants unless the warrants are registered or unless and exemption is available. This issuance qualified as a private offering under Section 4(2) of the Securities Act.

In May 2004, we issued 1,697,715 units ("Units") at a price of $0.70 per unit for gross proceeds of CDN$1,188,400 in the Brokered Private Placement. Each Unit was comprised of one Common Share and one share purchase warrant. Each such warrant entitles the holder thereof to purchase an additional Common Share at a price of CDN$1.00 for a period of 24 months after the closing date of the private placement. The Brokered Private Placement was a "Regulation S" offering in Canada. Regulation S has been promulgated by the Securities and Exchange Commission providing a "safe harbour" for securities issued outside the United States if the offering complies with the requirements of Regulation S. We conducted this Regulation S offering in Canada with the assistance of Canaccord Capital Corporation, a Canadian broker-dealer. Each investor in this offering is a Canadian resident. Each share certificate contains a legend that the securities are restricted and may not be resold unless the shares are registered or an exemption from registration is available. The agency agreement between Canaccord and us, and each subscription agreement executed by an investor, includes the provisions required by Regulation S so that the offering would comply with Regulation S.

We paid a commission to Canaccord of 8%, paid in cash, CDN$4,788, and by the issuance of 128,977 Units and we granted 135,817 Agent's warrants to Canaccord, equal to 8% of that number of Units sold. Each such Agent's warrant entitles Canaccord to purchase one Common Share at a price of CDN$1.00 per Common Share for a period of 24 months from the closing date of the Brokered Private Placement. We also paid a corporate finance fee to Canaccord consisting of 400,000 Units.

ITEM 27. EXHIBITS

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B.

Exhibit Number      Description
--------------      -----------
1.1                 Agency Agreement between the Corporation and the
                    Agent, dated for reference _ whereby the Agent
                    agreed to assist on a commercially reasonable effort
                    basis in the sourcing, structuring and closing of
                    equity or equity-related financing. [To be filed by
                    Amendment]

1.2 Agency Agreement between the Corporation and the Agent, dated for reference March 31, 2004 whereby the Agent acted as agent for a private placement of 1,697,715 units of the Corporation.

3(i)                Articles of Incorporation

3(ii)               Bylaws

4                   The 2004 Stock Option Plan of the Corporation

5.1                 Opinion of legal counsel [To be filed by Amendment.]

10.1                License Agreement between the Corporation and UBC dated
                    September 22, 1999 whereby UBC granted the Corporation a exclusive, world-wide license to the Corporation relating to certain technology relating to SDF-1, peptide agonists and antagonists, for the development of therapeutics for the treatment of humans

10.2                Development Agreement, dated January 1, 2003, between the
                    Corporation and Globe Laboratories whereby the Corporation pays Globe Laboratories the cost of the development of our product candidates plus 2%

10.3                Employment Agreement dated April 1, 2004 between Chemokine
                    Therapeutics (BC) Corp. and Dr. Hassan Salari

10.4                Employment Agreement dated April 1, 2004, between Chemokine
                    Therapeutics Corp. jointly with Chemokine Therapeutics (BC)
                    Corp. and Walter Korz pursuant to which Mr. Korz serves as Vice President - Drug Development.

10.5                Employment Agreement dated May 14, 2004, between Chemokine
                    Therapeutics Corp. jointly with Chemokine Therapeutics (BC)
                    Corp. and David Karp pursuant to which Mr. Karp serves as Director of Finance and Chief Financial Officer.

10.6 Escrow Agreement between the Corporation, _ and certain principles of the Corporation.

10.7 Loan and Stock Warrant Agreement dated October 16, 2002, between Pharmaceutical Product Development, Inc., and us.

10.8                Option and License Agreement between the Corporation and
                    PPDI, dated April 15, 2003 whereby PPDI has the option to license our drug candidate CTCE-0214

10.9                Agreement re: Exercise of Warrant dated April 15, 2003

10.10 Modification and Waiver Agreement between the Corporation and Pharmaceutical Product Development, Inc., dated July 27,
                    2004. [To be filed by Amendment]

21                  List of Subsidiaries

23.1                Consent of Certified Public Accountants

23.2                Consent of Legal Counsel [Included in Exhibit 5.1]

24                  Power of Attorney (included on signature page)

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 30th day of July, 2004

                                        CHEMOKINE THERAPEUTICS CORP.

                                        BY: /s/ Hassan Salari
                                            ____________________________________
                                             HASSAN SALARI, President and Chief
                                             Executive Officer

                                        BY:  /s/ David Karp
                                            ____________________________________
                                             DAVID KARP, Chief Financial Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Hassan Salari, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                                     TITLE                            DATE
/s/ Hassan Salari                        President and Chief Executive Officer       July 30, 2004
______________________________           and Member of the Board of Directors
HASSAN SALARI

/s/ David Karp
______________________________           Chief Financial Officer                     July 30, 2004
DAVID KARP

/s/ C. Richard Piazza
______________________________           Member of the Board of Directors            July 30, 2004
C. Richard Piazza

/s/ Michael Evans
______________________________           Member of the Board of Directors            July 30, 2004
MICHAEL EVANS

                          CHEMOKINE THERAPEUTICS CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                   INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004
                          (Expressed in U.S. dollars)

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004

                                                                                       Page
                                                                                       ----
Interim Consolidated Balance Sheets (Unaudited).................................     1

Interim Consolidated Statements of Operations (Unaudited).......................     2

Interim Consolidated Statement of Stockholders' Equity (Deficit) (Unaudited)....     3 and 4

Interim Consolidated Statements of Cash Flows (Unaudited).......................     5

Notes to the Interim Consolidated Financial Statements..........................     6 to 10

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)
(Unaudited)

                                                                     March 31,      December 31,
                                                                       2004             2003
                                                                  --------------   --------------
                                                                    (Unaudited)       (Audited)
ASSETS

CURRENT ASSETS
   Cash                                                           $      877,656   $    1,153,044
   Amounts receivable                                                        500              500
   Prepaid expense and deposit                                             6,263           13,066
                                                                  --------------   --------------
TOTAL CURRENT ASSETS                                                     884,419        1,166,610

PROPERTY AND EQUIPMENT                                                    18,091           19,423

LICENSE                                                                   37,941           40,349

DUE FROM DIRECTOR                                                          6,549              304

DUE FROM AFFILIATES                                                       23,962          296,342
                                                                  --------------   --------------

                                                                  $      970,962   $    1,523,028
                                                                  ==============   ==============
LIABILITIES

CURRENT LIABILITIES
   Accounts payable and accrued liabilities                       $      403,319   $      397,758
   Management fees payable                                               548,780          508,780
   Due to affiliates                                                     129,980                -
                                                                  --------------   --------------
TOTAL CURRENT LIABILITIES                                              1,082,079          906,538
                                                                  --------------   --------------
STOCKHOLDERS' EQUITY (DEFICIT)

PREFERRED STOCK
   Authorized -- 6,000,000 voting, participating shares;
      par value of $ 0.001 per share
   Issued and outstanding: March 31, 2004 -- 2,150,000;
      December 31, 2003 -- 2,150,000                                       2,150            2,150

COMMON STOCK
   Authorized -- 24,000,000 voting, participating
      shares; par value of $ 0.001 per share
   Issued and outstanding: March 31, 2004 -- 10,579,414;
      December 31, 2003 -  10,388,082                                     10,579           10,388

ADDITIONAL PAID-IN CAPITAL                                             8,745,245        8,524,092

(DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE                    (8,869,091)      (7,920,140)
                                                                  --------------   --------------
                                                                        (111,117)         616,490
                                                                  --------------   --------------

                                                                  $      970,962   $    1,523,028
                                                                  ==============   ==============

    See accompanying notes to the interim consolidated financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in U.S. dollars)
(Unaudited)

                                                                                                        Cumulative
                                                                                                      from inception
                                                                        Three months ended              on July 15,
                                                                             March 31,                    1998 to
                                                                  -------------------------------        March 31,
                                                                    2004              2003                 2004
                                                                  --------------   --------------    ---------------
REVENUE                                                           $            -   $            -    $             -
                                                                  --------------   --------------    ---------------

EXPENSES
   Research and development                                              700,972          258,389          5,170,808
   General and administrative                                            213,918          162,250          3,644,048
   Amortization of license                                                 2,408              484             12,662
   Depreciation of property and equipment                                  2,356            1,130            118,278
   Foreign exchange loss (gain)                                           33,724           10,232            (45,336)
                                                                  --------------   --------------    ---------------
                                                                         953,378          432,485          8,900,460

OTHER INCOME                                                               4,427              712             31,369
                                                                  --------------   --------------    ---------------

NET (LOSS) FOR THE PERIOD                                         $     (948,951)  $     (431,773)   $    (8,869,091)
                                                                  ==============   ==============    ===============
NET (LOSS) PER COMMON SHARE
   FOR THE PERIOD -- BASIC AND DILUTED                            $        (0.09)  $        (0.04)
                                                                  ==============   ==============
WEIGHTED AVERAGE NUMBER OF COMMON
   SHARES OUTSTANDING                                                 10,411,841        9,810,230
                                                                  ==============   ==============

    See accompanying notes to the interim consolidated financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
PERIOD FROM INCEPTION ON JULY 15, 1998 TO DECEMBER 31, 1998
AND PERIODS ENDED DECEMBER 31, 1999, 2000, 2001, 2002, 2003 AND MARCH 31, 2004
(Expressed in U.S. dollars) (Unaudited)

                                          Common stock     Preferred stock    Additional
                                       -------------------------------------   paid-in
                                         Shares   Amount    Shares    Amount   capital
                                       ---------  ------  ----------  ------  ----------
(Deficit)
Inception, July 15, 1998                       -  $    -           -  $    -  $        -
Issuance of common stock for cash              1       -           -       -      70,650
Issuance of preferred stock for cash           -       -   6,000,000   6,000      (4,800)
Net (loss)                                     -       -           -       -           -
                                       ---------  ------  ----------  ------  ----------
Balance at December 31, 1998                   1       -   6,000,000   6,000      65,850
Issuance of common stock and
  subscriptions on private placement,
  net of offering costs of $ 58,794      263,535     264           -       -     342,332
Issuance of warrants for consulting
  services                                     -       -           -       -       1,400
Net (loss)                                     -       -           -       -           -
                                       ---------  ------  ----------  ------  ----------
Balance at December 31, 1999             263,536     264   6,000,000   6,000     409,582
Issuance of common stock and
  subscriptions on private placement,
  net of offering costs of $ 214,300     783,228     783           -       -   1,116,790
Conversion of preferred stock          6,000,000   6,000  (6,000,000) (6,000)          -
Issuance of options for consulting
  services                                     -       -           -       -      87,968
Deferred stock compensation                    -       -           -       -      83,500
Amortization of deferred stock
  compensation                                 -       -           -       -           -
Net (loss)                                     -       -           -       -           -
                                       ---------  ------  ----------  ------  ----------
Balance at December 31, 2000           7,046,764   7,047           -       -   1,697,840
Issuance of stock for cash                     -       -     150,000     150     187,350
Issuance of common stock net of
  offering costs of $ 64,585           1,270,496   1,270           -       -   1,362,542
Issuance of warrants for offering
  costs                                        -       -           -       -      17,850
Cancellation of stock options                  -       -           -       -     (50,580)
Net (loss)                                     -       -           -       -           -
                                       ---------  ------  ----------  ------  ----------
Balance at December 31, 2001           8,317,260   8,317     150,000     150   3,214,002

                                                                     (Deficit)
                                                                    accumulated
                                                        Deferred    during the    Stock -
                                           Share         stock      development   holders'
                                       subscriptions  compensation    stage        equity
                                       -------------  ------------  -----------  ----------
(Deficit)
Inception, July 15, 1998               $           -  $          -  $         -  $        -
Issuance of common stock for cash                  -             -            -      70,650
Issuance of preferred stock for cash               -             -            -       1,200
Net (loss)                                         -             -       (6,212)     (6,212)
                                       -------------  ------------  -----------  ----------
Balance at December 31, 1998                       -             -       (6,212)     65,638
Issuance of common stock and
  subscriptions on private placement,
  net of offering costs of $ 58,794          461,205             -            -     803,801
Issuance of warrants for consulting
  services                                         -             -            -       1,400
Net (loss)                                         -             -     (408,237)   (408,237)
                                       -------------  ------------  -----------  ----------
Balance at December 31, 1999                 461,205             -     (414,449)    462,602
Issuance of common stock and
  subscriptions on private placement,
  net of offering costs of $ 214,300        (461,205)            -            -     656,368
Conversion of preferred stock                      -             -            -           -
Issuance of options for consulting
  services                                         -             -            -      87,968
Deferred stock compensation                        -       (83,500)           -           -
Amortization of deferred stock
  compensation                                     -        32,920            -      32,920
Net (loss)                                         -             -   (1,020,963) (1,020,963)
                                       -------------  ------------  -----------  ----------
Balance at December 31, 2000                       -       (50,580)  (1,435,412)    218,895
Issuance of stock for cash                         -             -            -     187,500
Issuance of common stock net of
  offering costs of $ 64,585                       -             -            -   1,363,812
Issuance of warrants for offering
  costs                                            -             -            -      17,850
Cancellation of stock options                      -        50,580            -           -
Net (loss)                                         -             -   (1,743,962) (1,743,962)
                                       -------------  ------------  -----------  ----------
Balance at December 31, 2001                       -             -   (3,179,374)     44,095

See next page.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
PERIOD FROM INCEPTION ON JULY 15, 1998 TO DECEMBER 31, 1998
AND PERIODS ENDED DECEMBER 31, 1999, 2000, 2001, 2002, 2003 AND MARCH 31, 2004
(Expressed in U.S. dollars) (Unaudited)

                                        Common stock       Preferred stock    Additional
                                     ---------------------------------------   paid-in
                                       Shares     Amount    Shares    Amount   capital
                                     ----------  -------  ----------  ------  ----------
(Deficit)
Issuance of common shares net of
  offering cost of $ 194,474          1,492,970  $ 1,493           -  $    -  $1,677,746
Issuance of warrants for consulting           -        -           -       -     139,725
  services
Issuance of warrants for offering
 costs                                        -        -           -       -      62,871
Capital distribution on sale of
 subsidiary to related party                  -        -           -       -      42,064
Net (loss)                                    -        -           -       -           -
                                     ----------  -------  ----------  ------  ----------
Balance at December 31, 2002          9,810,230    9,810     150,000     150   5,137,408
Issuance of common stock net of
  offering cost of $ 130,328            491,518      492           -       -     555,430
Issuance of preferred shares                  -        -   2,000,000   2,000   2,698,000
Issuance of common stock for
  consulting services                    86,334       86           -       -      88,965
Issuance of warrants for consulting
  services                                    -        -           -       -      21,835
Issuance of warrants for offering
 costs                                        -        -           -       -      22,454
Net (loss)                                    -        -           -       -           -
                                     ----------  -------  ----------  ------  ----------
Balance at December 31, 2003         10,388,082   10,388   2,150,000   2,150   8,524,092
Issuance of common stock net
  of offering cost of $ 32,456          187,999       88           -       -     216,656
Issuance of common stock
  for finders' fees                       3,333        3           -       -       4,497
Net (loss)                                    -        -           -       -           -
                                     ----------  -------  ----------  ------  ----------

Balance at March 31, 2004            10,579,414  $10,579   2,150,000  $2,150  $8,745,245
                                     ==========  =======   =========  ======  ==========

                                                                   (Deficit)
                                                                  accumulated
                                                      Deferred    during the     Stock -
                                         Share         stock      development    holders'
                                     subscriptions  compensation    stage         equity
                                     -------------  ------------  -----------  -----------
(Deficit)
Issuance of common shares net of
  offering cost of $ 194,474         $           -  $          -  $         -  $ 1,679,239
Issuance of warrants for consulting              -             -            -      139,725
  services
Issuance of warrants for offering
 costs                                           -             -            -       62,871
Capital distribution on sale of
 subsidiary to related party                     -             -            -       42,064
Net (loss)                                       -             -   (2,234,061)  (2,234,061)
                                     -------------  ------------  -----------  -----------
Balance at December 31, 2002                     -             -   (5,413,435)    (266,067)
Issuance of common stock net of
  offering cost of $ 130,328                     -             -            -      555,922
Issuance of preferred shares                     -             -                 2,700,000
Issuance of common stock for
  consulting services                            -             -            -       89,051
Issuance of warrants for consulting
  services                                       -             -            -       21,835
Issuance of warrants for offering
 costs                                           -             -            -       22,454
Net (loss)                                       -             -   (2,506,705)  (2,506,705)
                                     -------------  ------------  -----------  -----------
Balance at December 31, 2003                     -             -   (7,920,140)     616,490
Issuance of common stock net
  of offering cost of $ 32,456                   -             -            -      216,844
Issuance of common stock
  for finders' fees                              -             -            -        4,500
Net (loss)                                       -             -     (948,951)    (948,951)
                                     -------------  ------------  -----------  -----------

Balance at March 31, 2004            $           -  $          -  $(8,869,091) $  (111,117)
                                     =============  ============  ===========  ===========

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(Unaudited)

                                                        Three months ended         Cumulative from
                                                             March 31,               inception on
                                                   -----------------------------   July 15, 1998 to
                                                        2004          2003          March 31, 2004
                                                   -------------   -------------   ----------------
CASH FLOW FROM OPERATING ACTIVITIES
   Net (loss) for the period                       $    (948,951)  $    (431,773)  $     (8,869,091)
   Adjustments to reconcile net cash provided
   by operating activities
     Depreciation and amortization                         4,764           1,614            130,633
     Common shares issued for consulting services              -               -          1,017,364
     Common shares issued for finders' fees                4,500               -              3,333
     Warrants issued for consulting services                   -               -            162,960
     Options issued for consulting services                    -               -             87,968
     Deferred stock compensation                               -               -             32,920
     Decrease (increase) in
       Amounts receivable                                      -         (10,000)           (66,078)
       Prepaid expense and deposit                         6,803          (7,914)           (20,697)
     Increase (decrease) in
       Accounts payable and accrued liabilities            5,561          34,309            484,655
       Management fees payable                            40,000          62,500            548,780
                                                   -------------   -------------   ----------------
                                                        (887,323)       (351,264)        (6,487,253)
                                                   -------------   -------------   ----------------
CASH FLOW FROM FINANCING ACTIVITIES
   Stock issued for cash, net of offering costs          216,844          33,000          7,411,365
   Net advances to director                               (6,245)              -             (6,549)
   Net advances (repayment) from affiliates              402,360          77,916            153,997
   Loan (repayment) proceeds                                   -           4,568                  -
                                                   -------------   -------------   ----------------
                                                         612,959         115,484          7,558,813
                                                   -------------   -------------   ----------------
CASH FLOW FROM INVESTING ACTIVITIES
   Cash held by disposed subsidiary                            -               -             (4,754)
   Payment under license agreement                             -               -            (11,515)
   Purchase of property and equipment                     (1,024)        (21,243)          (177,635)
                                                   -------------   -------------   ----------------
                                                          (1,024)        (21,243)          (193,904)
                                                   -------------   -------------   ----------------

INCREASE (DECREASE) IN CASH DURING THE PERIOD           (275,388)       (257,023)           877,656

CASH, beginning of period                              1,153,044         476,088                  -
                                                   -------------   -------------   ----------------

CASH, end of period                                $     877,656   $     219,065   $        877,656
                                                   =============   =============   ================

     See accompanying notes to the interim consolidated financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

1.    BASIS OF PRESENTATION

      The accompanying interim financial statements of Chemokine Therapeutics Corp. (the "Company") are unaudited. In the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the operating results for the entire year.

      The interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("US GAAP"). Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted. Management believes the disclosures made are adequate to make the information not misleading and recommend these interim financial statements be read in conjunction with the December 31, 2003 audited financial statements.

      The Company was incorporated in the State of Washington on July 15, 1998 as PTM Molecular Biosystems Inc. In 1999 the Company changed its name to Chemokine Therapeutics Corp. and in 2000 was reincorporated in the State of Deleware.

      The Company is in the business of discovering and developing innovative therapeutics products for the treatment of a variety of human diseases. As of March 31, 2004 the Company was considered a development stage company as defined by Statement of Financial Accounting Standards No. 7 ("SFAS No. 7").

2.    ACCOUNTING POLICIES

      BASIS OF CONSOLIDATION

      These interim consolidated financial statements include the accounts of the Company and its wholly-owned Canadian subsidiary, Chemokine Therapeutics (B.C.) Corp. which was incorporated on March 31, 2004 under the Business Corporations Act (British Columbia). All intercompany balances and transactions have been eliminated on consolidation.

3.    STOCK PURCHASE WARRANTS

      During the period ended March 31, 2004 the Company issued 40,000 stock purchase warrants exercisable into shares of common stock for $ 1.50 per share, which expire on November 10, 2007. The stock purchase warrants were issued as consideration for consulting services. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes option pricing model of $ Nil. Also, 10,000 stock purchase warrants exercisable into shares of common stock for $ 1.50 per share, which expire on June 30, 2007, were issued as consideration for finders' fees and were accounted for at their fair value of $ Nil.

      During the period ended March 31, 2004 the Company also issued 6,000 stock purchase warrants to subscribers of 11,111 shares of common stock, exercisable into common shares at $ 1.50 per share. The stock purchase warrants expire on June 30, 2007 and were accounted for at their fair value of $ Nil.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

3.    STOCK PURCHASE WARRANTS - continued

      The following table summarizes information about stock purchase warrants outstanding at March 31, 2004:

     Exercise               Number
       price             outstanding             Expiry dates
------------------     ----------------  ------------------------------
$             1.25        1,454,350      March 2005 to November 2007
$             1.35          169,100      July 2005 to July 2007
$             1.50          257,153      December 2004 to November 2007
$             2.25           13,300      November 2005
                          ---------

                          1,893,903
                          =========

4.    STOCK-BASED COMPENSATION

      During the period ended March 31, 2004 the Company cancelled 250,000 stock options that were previously issued, and awarded 100,000 stock options under its stock option plan. The stock options issued during the quarter are exercisable at $ 1.35 per share and expire in June 2007.

      The following table summarizes information about stock options outstanding at March 31, 2004:

  Weighted
   average            Number            Number
exercise price      outstanding       exercisable            Expiry dates
---------------   ----------------  ----------------  --------------------------
$          1.26       1,841,000        1,469,000        May 2005 to June 2007
===============       =========        =========

      PRO FORMA DISCLOSURE

      The following pro forma financial information presents the loss for the period had the Company recognized stock-based compensation for options granted to employees and directors during the three months ended March 31, 2004 and 2003 using a fair value based method:

                                                             Three months ended
                                                                    March 31,
                                                    --------------------------------------
                                                         2004                 2003
                                                    -----------------    -----------------
Net (loss) for the period, as reported              $        (948,951)   $        (431,773)
Add:      Stock-based employee
          compensation expense
          included in reported net (loss)                           -                    -

Deduct:   Total stock-based employee
          compensation determined under
          fair value based method for all awards              (38,224)             (42,311)
                                                    -----------------    -----------------

Proforma net (loss) for the period                  $        (987,175)   $        (474,084)
                                                    =================    =================

Net (loss) per common share, as reported            $           (0.09)   $           (0.04)
                                                    =================    =================

Net (loss) per common share, pro forma              $           (0.09)   $           (0.05)
                                                    =================    =================

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

4.    STOCK-BASED COMPENSATION - continued

      The fair value of stock options used to compute the pro forma net loss is the estimated fair value at grant date using the Black-Scholes option pricing model with the following assumptions:

                               2003/2004
                             ------------
Expected volatility                    0%
Risk-free interest rate      3.48% - 3.9%
Expected lives in years      3 - 5 years
Expected dividends                  Zero

      The fair value of stock options, calculated using the Black-Scholes option pricing model, awarded in 2003 ranged from $ 0.17 and $ 0.21 per option and in 2002 and 2001 were $ 0.23 and $ 0.19 per option, respectively.

5.    RELATED PARTY TRANSACTIONS

      During the period ended March 31, 2004, Globe Laboratories Inc. ("Globe"), a corporation with certain directors in common, charged the Company $ 508,653 (2003 - $ 253,389) for research expenses.

      Management fees payable of $ 548,780 represent amounts due to a corporation of which a director is one of the beneficial owners. These amounts may be repaid in cash or common stock at the discretion of the Company. In addition, this management agreement was terminated effective March 31, 2004.

      During the period ended March 31, 2004, the Company paid directly or indirectly, to various directors $ 85,000 (2003 - $ 62,500) for management and consulting services provided. Included in accounts payable and accrued liabilities at March 31, 2004 is $ 3,782 (2003 - $ Nil) due to directors.

      During the period ended March 31, 2004, the Company paid rent of $ 4,554 (2003 - $ 3,975) to a corporation with a director in common.

6.    SUBSEQUENT EVENTS

      Subsequent to March 31, 2004 the Company:

      - Issued 30,000 stock purchase warrants exercisable into shares of common stock for $ 1.35 per share expiring between July 31 and November 10, 2007. These stock purchase warrants were issued as partial consideration for finders' fees.

      - Cancelled 1,300,000 stock options previously issued to directors with exercise prices ranging from $ 1.25 to $ 1.35 and issued 1,840,000 stock options to directors to acquire common stock at an exercise price of CDN $ 1.00 per share expiring on June 30, 2009.

      - Cancelled 50,000 stock options previously issued to a director with an exercise price of $ 1.25 due to their resignation.

      - Increased the number of authorized shares of common stock from 24,000,000 to 50,000,000.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

6.    SUBSEQUENT EVENTS - continued

      - Completed a private placement on May 6, 2004 for 1,697,715 units which consist of one share of common stock and one stock purchase warrant exercisable at CDN $ 0.70 per share for total gross proceeds of CDN $ 1,188,400. Each stock purchase warrant entitles the holder to acquire one share of common stock for CDN $ 1.00 for a period of 24 months after the closing date of the private placement. In connection with the private placement, the Company paid a commission consisting of $ 3,650 in cash, 128,977 shares of common stock and 128,977 stock purchase warrants. Also, 135,817 agent's warrants were granted to the agent of this financing. In addition, the agent was also paid a corporate finance fee consisting of 400,000 shares of common stock and 400,000 stock purchase warrants.

7. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

      The interim consolidated financial statements of the Company have been prepared according to US GAAP. US GAAP differs in certain material respects from Canadian GAAP. Material differences between Canadian and US GAAP with respect to the Company's interim financial statements and their effect on the Company's interim consolidated financial statements are summarized in the tables below:

      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Three months ended
                                          Inception to                     March 31,
                                            March 31,        --------------------------------------
                                              2004                 2004                 2003
                                        ----------------     -----------------    -----------------
Net loss under US GAAP                  $     (8,869,091)    $        (948,951)   $        (431,773)
Additional stock-based compensation (a)         (299,995)              (38,224)             (42,311)
                                        ----------------     -----------------    -----------------

Net loss under Canadian GAAP            $     (9,169,086)    $        (987,175)   $        (474,084)
                                        ================     =================    =================

Loss per share under Canadian GAAP                           $           (0.09)   $           (0.05)
                                                             =================    =================
Weighted average shares outstanding
   under Canadian GAAP                                              10,411,841            9,810,230
                                                             =================    =================

      CONSOLIDATED BALANCE SHEETS

                                                                 March 31,          December 31,
                                                                   2004                 2003
                                                             -----------------    -----------------
STOCKHOLDERS' EQUITY
Balance per US GAAP                                          $        (111,117)   $         616,490
Increase in additional paid
   in capital (a)                                                      299,995              261,771
Increase in (deficit) accumulated
   during the development stage (a)                                   (299,995)   $        (261,771)
                                                             -----------------    -----------------

Balance per Canadian GAAP                                    $        (111,117)   $         616,490
                                                             =================    =================

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

7. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - continued

         a) STOCK-BASED COMPENSATION

            For US GAAP purposes, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations, in accounting for stock options granted to officers, directors and employees.

            Under Canadian GAAP, effective January 1, 2004, the Company adopted, retroactive to January 1, 2002, the provisions of CICA Handbook
            Section 3870 "Stock-based Compensation and Other Stock-based Payments", which is similar to the provisions of SFAS 123 "Accounting for Stock-Based Compensation" issued by the Financial Accounting Standards Board ("FASB"). The calculation of the stock-based compensation for the three months ended March 31, 2004 and 2003 have been presented in Note 4. As a result of the change in policy, the cumulative effective of the stock based compensation on the (deficit) accumulated during the development stage is $ 299,995 with an offsetting increase in additional paid-in capital.

         b) CONTRIBUTION SURPLUS

            US GAAP uses the phrase "Additional paid-in capital" to describe consideration received in excess of the par value of warrants and stock options. Canadian GAAP uses the phrase "Contributed surplus" to describe these amounts.

         c) DEVELOPMENT STAGE DISCLOSURE

            The Company is considered a development stage company as defined by SFAS No. 7. The Company is also considered a development stage company under Accounting Guideline 11 "Enterprises in the Development Stage" of the Canadian Institute of Chartered Accountants' Handbook.

         d) FOREIGN CURRENCY TRANSLATION

            Canadian GAAP does not expressly provide for the concept of a "functional currency" with respect to foreign currency translation. However, the method of translation used by the Company is equivalent to the method required under Canadian GAAP.

         e) The Company's interim consolidated statements of cash flows comply with Canadian GAAP.

                          CHEMOKINE THERAPEUTICS CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2003
                           (Expressed in U.S. dollars)

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS
DECEMBER 31, 2003

                                                               Page
                                                             -------
Report of Independent Registered Public Accounting Firm....        2

Balance Sheets.............................................        3

Statements of Operations...................................        4

Statement of Stockholders' Equity..........................        5

Statements of Cash Flow....................................        6

Notes to the Financial Statements..........................  7 to 21

                                                                               1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Chemokine Therapeutics Corp.

We have audited the accompanying balance sheets of Chemokine Therapeutics Corp. (a development stage company), as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity, and cash flows for the three years ended December 31, 2003, and the related amounts included in the cumulative amounts for the period from inception (July 15, 1998) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chemokine Therapeutics Corp. (a development stage company), as of December 31, 2003 and 2002, and the results of its operations and cash flows for the three years ended December 31, 2003, and the related amounts included in the cumulative amounts for the period from inception (July 15, 1998) to December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses since inception and has a significant working capital deficit. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

San Francisco, California
March 31, 2004

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
(Expressed in U.S. dollars)

                                                                        December 31,
                                                                 --------------------------
                                                                      2003          2002
                                                                 -----------    -----------
ASSETS

CURRENT ASSETS
   Cash                                                          $ 1,153,044    $   476,088
   Amounts receivable                                                    500         25,000
   Prepaid expense and deposit                                        13,066              -
                                                                 -----------    -----------
TOTAL CURRENT ASSETS                                               1,166,610        501,088

PROPERTY AND EQUIPMENT (Note 4)                                       19,423          2,819

DUE FROM DIRECTOR (Note 5)                                               304         13,771

LICENSE (Note 6)                                                      40,349          3,816

DUE FROM AFFILIATES (Note 7)                                         296,342         47,979
                                                                 -----------    -----------

                                                                 $ 1,523,028    $   569,473
                                                                 ===========    ===========

LIABILITIES

CURRENT LIABILITIES
   Accounts payable and accrued liabilities                      $   397,758    $    31,482
   Management fees payable (Note 11)                                 508,780        548,780
   Loan payable (Note 8)                                                   -        255,278
                                                                 -----------    -----------

TOTAL CURRENT LIABILITIES                                            906,538        835,540
                                                                 -----------    -----------

COMMITMENTS (Note 13)

STOCKHOLDERS' EQUITY (NOTE 9)

PREFERRED STOCK
   Authorized - 6,000,000 voting, participating shares; par
       value $ 0.001 per share
   Issued and outstanding: 2003 - 2,150,000; 2002 - 150,000            2,150            150

COMMON STOCK
   Authorized - 24,000,000 voting, participating shares; par
       value $ 0.001 per share
   Issued and outstanding: 2003 - 10,388,082; 2002 - 9,810,230        10,388          9,810

ADDITIONAL PAID-IN CAPITAL                                         8,524,092      5,137,408

(DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE                (7,920,140)    (5,413,435)
                                                                 -----------    -----------
                                                                     616,490       (266,067)
                                                                 -----------    -----------

                                                                 $ 1,523,028    $   569,473
                                                                 ===========    ===========

               See accompanying notes to the financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(Expressed in U.S. dollars)

                                                                                                     Cumulative
                                                                                                   from inception
                                                                                                     on July 15,
                                                        December 31,                                   1998 to
                                    ---------------------------------------------------------       December 31,
                                          2003                2002                 2001                 2003
                                    ----------------    -----------------    -----------------    -----------------
REVENUE                             $              -    $               -    $               -    $               -
                                    ----------------    -----------------    -----------------    -----------------

EXPENSES
   Research and development                1,900,252              875,777              759,289            4,469,836
   General and administrative                697,501            1,323,241              935,310            3,430,130
   Amortization of license                     1,937                  294                2,784               10,254
   Depreciation of property
      and equipment                            7,529               32,489               54,238              115,922
   Foreign exchange loss (gain)              (81,987)               7,127               (4,111)             (79,060)
                                    ----------------    -----------------    -----------------    -----------------
                                           2,525,232            2,238,928            1,747,510            7,947,082

OTHER INCOME                                  18,527                4,867                3,548               26,942
                                    ----------------    -----------------    -----------------    -----------------

NET (LOSS)                          $     (2,506,705)   $      (2,234,061)   $      (1,743,962)   $      (7,920,140)
                                    ================    =================    =================    =================

NET (LOSS) PER
   COMMON SHARE -
   BASIC AND DILUTED                $          (0.25)   $          (0.25)    $          (0.23)
                                    ================    =================    =================

WEIGHTED AVERAGE
   NUMBER OF COMMON
   SHARES OUTSTANDING                     10,066,304            8,926,818            7,693,622
                                    ================    =================    =================

               See accompanying notes to the financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
PERIOD FROM INCEPTION ON JULY 15, 1998 TO DECEMBER 31, 1998 AND YEARS ENDED DECEMBER 31, 1999, 2000, 2001, 2002 AND 2003
(Expressed in U.S. dollars)

                                                Common stock                Preferred stock
                                             ------------------------    ------------------------   Additional paid -
                                                  Shares     Amount         Shares       Amount      in capital
                                             -----------  -----------    ---------   ------------   ---------------
Inception, July 15, 1998                              -   $         -            -   $          -    $           -
Issuance of common stock for cash                     1             -            -              -           70,650
Issuance of preferred stock for cash                  -             -    6,000,000          6,000           (4,800)
Net (loss)                                            -             -            -              -                -
                                             ----------   -----------  -----------   ------------    -------------
Balances at December 31, 1998                         1             -    6,000,000          6,000           65,850
Issuance of common stock and subscriptions
  on private placement, net of offering
  costs  of $ 58,794                            263,535           264            -              -          342,332
Issuance of warrants for consulting services          -             -            -              -            1,400
Net (loss)                                            -             -            -              -                -
                                             ----------   -----------  -----------   ------------    -------------
Balances at December 31, 1999                   263,536           264    6,000,000          6,000          409,582
Issuance of common stock and subscriptions
  on private placement, net of offering
  costs  of $ 214,300                           783,228           783            -              -        1,116,790
Conversion of preferred stock                 6,000,000         6,000   (6,000,000)        (6,000)               -
Issuance of options for consulting services           -             -            -              -           87,968
Deferred stock compensation                           -             -            -              -           83,500
Amortization of deferred stock compensation           -             -            -              -                -
Net (loss)                                            -             -            -              -                -
                                             ----------   -----------  -----------   ------------    -------------
Balances at December 31, 2000                 7,046,764         7,047            -              -        1,697,840
Issuance of stock for cash                            -             -      150,000            150          187,350
Issuance of common shares net of offering
   costs of $ 64,585                          1,270,496         1,270            -              -        1,362,542
Issuance of warrants for offering costs               -             -            -              -           17,850
Cancellation of stock options                         -             -            -              -          (50,580)
Net (loss)                                            -             -            -              -                -
                                             ----------   -----------  -----------   ------------    -------------
Balances at December 31, 2001                 8,317,260         8,317      150,000            150        3,215,002
Issuance of common shares net of offering
  costs of $ 194,474                          1,492,970         1,493            -              -        1,677,746
Issuance of warrants for consulting services          -             -            -              -          139,725

Issuance of warrants for offering costs               -             -            -              -           62,871
Capital distribution on sale of subsidiary
  to related party                                    -             -            -              -           42,064
Net (loss)                                            -             -            -              -                -
                                             ----------   -----------  -----------   ------------    -------------

Balances at December 31, 2002                 9,810,230         9,810      150,000            150        5,137,408

Issuance of common stock net of offering
  costs of $ 130,628                            491,518           492            -              -          555,430
Issuance of preferred shares                          -             -    2,000,000          2,000        2,698,000
Issuance of common stock for consulting
  services                                       86,334            86            -              -           88,965
Issuance of warrants for consulting services          -             -            -              -           21,835

Issuance of warrants for offering costs               -             -            -              -           22,454
Net (loss)                                            -             -            -              -               -
                                             ----------   -----------  -----------   ------------    -------------

Balances at December 31, 2003                10,388,082   $    10,388    2,150,000   $      2,150    $   8,524,092
                                             ==========   ===========  ===========   ============    =============

                                                                               (Deficit)
                                                                               accumulated
                                                                               during the
                                                 Share         Deferred stock  development          Stock-
                                              Subscriptions     compensation     stage          holders' equity
                                              -------------   --------------- -------------    -----------------
Inception, July 15, 1998                      $          -    $           -   $           -    $             -
Issuance of common stock for cash                        -                -               -             70,650
Issuance of preferred stock for cash                     -                -               -              1,200
Net (loss)                                               -                -          (6,212)            (6,212)
                                              ------------    -------------   -------------    ---------------
Balances at December 31, 1998                            -                -          (6,212)            65,638
Issuance of common stock and subscriptions
  on private placement, net of offering
  costs  of $ 58,794                               461,205                -               -            803,801
Issuance of warrants for consulting services             -                -               -              1,400
Net (loss)                                               -                -        (408,237)          (408,237)
                                              ------------    -------------   -------------    ---------------
Balances at December 31, 1999                      461,205                -        (414,449)           462,602
Issuance of common stock and subscriptions
  on private placement, net of offering
  costs  of $ 214,300                             (461,205)               -               -            656,368
Conversion of preferred stock                            -                -               -                  -
Issuance of options for consulting services              -                -               -             87,968
Deferred stock compensation                              -          (83,500)              -                  -
Amortization of deferred stock compensation              -           32,920  -                          32,920
Net (loss)                                               -                -      (1,020,963)        (1,020,963)
                                              ------------    -------------   -------------    ---------------
Balances at December 31, 2000                            -          (50,580)    (1,435,412)            218,895
Issuance of stock for cash                               -                -               -            187,500
Issuance of common shares net of offering
   costs of $ 64,585                                     -                -               -          1,363,812
Issuance of warrants for offering costs                  -                -               -             17,850
Cancellation of stock options                            -           50,580               -                  -
Net (loss)                                               -                -      (1,743,962)        (1,743,962)
                                              ------------    -------------   -------------    ---------------
Balances at December 31, 2001                            -                -      (3,179,374)            44,095
Issuance of common shares net of offering
  costs of $ 194,474                                     -                -               -          1,679,239
Issuance of warrants for consulting services             -                -               -           1,39,725

Issuance of warrants for offering costs                  -                -               -             62,871
Capital distribution on sale of subsidiary
  to related party                                       -                -               -             42,064
Net (loss)                                               -                -      (2,234,061)        (2,234,061)
                                              ------------    -------------   -------------    ---------------

Balances at December 31, 2002                            -                -      (5,413,435)          (266,067)

Issuance of common stock net of offering
  costs of $ 130,628                                     -                -               -            555,922
Issuance of preferred shares                             -                -               -          2,700,000
Issuance of common stock for consulting
  services                                               -                -               -             89,051
Issuance of warrants for consulting services             -                -               -             21,835

Issuance of warrants for offering costs                  -                -               -             22,454
Net (loss)                                               -                -      (2,506,705)        (2,506,705)
                                              ------------    -------------   -------------    ---------------

Balances at December 31, 2003                  $         -    $           -   $  (7,920,140)   $       616,490
                                              ============    =============   =============    ===============

               See accompanying notes to the financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOW
(Expressed in U.S. dollars)

                                                                                   Cumulative
                                                                                 from inception
                                                                                   on July 15,
                                                                                     1998 to
                                                        December 31,              December 31,
                                    -----------------------------------------------------------
                                        2003           2002           2001            2003
                                    -----------    -----------    -----------    --------------
CASH FLOW FROM
  OPERATING ACTIVITIES
  Net (loss)                        $(2,506,705)   $(2,234,061)   $(1,743,962)   $(7,920,140)
  Adjustments to reconcile
  net cash provided
  by operating activities
    Depreciation and amortization         9,466         32,783         57,022        125,869
    Common shares issued
      for consulting services            89,051        545,213        364,100      1,017,364
    Warrants issued for
      consulting services                21,835        139,725              -        162,960
    Options issued for
      consulting services                     -              -              -         87,968
    Deferred stock compensation               -              -              -         32,920
    Decrease (increase) in
      Amounts receivable                 24,500        (41,644)       (47,458)       (66,078)
      Prepaid expense and deposit       (13,066)        (9,185)         1,283        (27,500)
    Increase (decrease) in
      Accounts payable and
      accrued liabilities               287,806        236,545         26,765        987,874
                                    -----------    -----------    -----------    -----------
                                     (2,087,113)    (1,330,624)    (1,342,250)    (5,598,763)
                                    -----------    -----------    -----------    -----------

CASH FLOW FROM
  FINANCING ACTIVITIES
  Stock issued for cash,
      net of offering costs           3,278,376      1,196,897      1,205,062      7,198,354
  Net advances from director             13,467         (7,000)        13,229           (304)
  Net advances to affiliates           (248,363)             -              -       (248,363)
  Loan (repayment) proceeds            (255,278)       255,278              -              -
                                    -----------    -----------    -----------    -----------
                                      2,788,202      1,445,175      1,218,291      6,944,687
                                    -----------    -----------    -----------    -----------

CASH FLOW FROM
  INVESTING ACTIVITIES
  Cash held by disposed
      subsidiary                              -         (4,754)             -         (4,754)
  Payment under license
      agreement (Note 6)                      -              -              -        (11,515)
  Purchase of property
      and equipment                     (24,133)       (11,002)       (25,335)      (176,611)
                                    -----------    -----------    -----------    -----------
                                        (24,133)       (15,756)       (25,335)      (192,880)
                                    -----------    -----------    -----------    -----------

INCREASE (DECREASE) IN
   CASH DURING THE PERIOD               676,956         98,795       (149,294)     1,153,044

CASH, beginning of period               476,088        377,293        526,587              -
                                    -----------    -----------    -----------    -----------

CASH, end of period                 $ 1,153,044    $   476,088    $   377,293    $ 1,153,044
                                    ===========    ===========    ===========    ===========

See Note 14.

               See accompanying notes to the financial statements

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

1.    GOING CONCERN

      Chemokine Therapeutics Corp. (the "Company") was incorporated in the State of Washington on July 15, 1998 as PTM Molecular Biosystems Inc. In 1999 the Company changed its name to Chemokine Therapeutics Corp. and in 2000 was reincorporated in the State of Delaware.

      The Company is in the business of discovering and developing innovative therapeutic products for the treatment of a variety of human diseases. As of December 31, 2003 the Company is considered a development stage company as defined by Statement of Financial Accounting Standards No. 7 ("SFAS No. 7").

      The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and extinguishment of liabilities in the normal course of business. At December 31, 2003, the Company had not commenced planned principal operations and, as shown in the accompanying financial statements, has incurred losses during the period from inception to December 31, 2003 of $ 7,920,140.

      The Company requires financing to fund its future operations and will attempt to meet its ongoing liabilities as they fall due through the sale of equity securities and/or debt financing. There can be no assurance that the Company will be able to raise the necessary financing to continue in operation or meet its liabilities as they fall due or be successful in achieving profitability from its planned principle operations. Should the Company be unable to realize the carrying value of its assets or discharge its liabilities in the normal course of business, the Company may not be able to remain in operation and the net realizable value of its assets may be materially less than the amounts recorded on the balance sheet.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      These financial statements are in accordance with generally accepted accounting principles in the United States of America. Significant accounting policies utilized in the preparation of the financial statements are summarized below:

       BASIS OF CONSOLIDATION

       In these financial statements, the cumulative from inception amounts include the accounts of the Company and its former wholly-owned Canadian subsidiary, Chemokine Therapeutics Inc., through to June 9, 2002, the date of disposal of the subsidiary, see Note 3.

       PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the property and equipment as follows:

Computer equipment          -     3 years
Furniture and fixtures      -     3 years
Leasehold improvements      -     3 years

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

      LICENSE

      Costs incurred to acquire the license, see Note 6, are capitalized in the accounts and are being amortized on a straight-line basis over five years. The costs of developing and servicing patents on licensed technologies are expensed as incurred.

      IMPAIRMENT OF LONG-LIVED ASSETS

      The Company has adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" which requires that long-lived assets to be held and used be assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 established a single accounting model for long-lived assets to be disposed of by sale.

      FOREIGN CURRENCY TRANSLATION

      The United States dollar is the Company's functional currency. The majority of the Company's financing activities are conducted in United States dollars and it is expected that the majority of the Company's customer base will be within the United States. For the purpose of preparing these financial statements, foreign currency denominated monetary assets and liabilities are translated to United States dollars at the exchange rates in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Transaction gains and losses are included in expenses.

      The Company's functional currency for its former Canadian subsidiary was the U.S. dollar. The financial transactions, records and statements of the foreign subsidiary were all measured in U.S. dollars using daily exchange rates. As a result, the Company has no material currency translation gains or losses. Were the local currency used to record transactions, any material currency translation gains or losses would be included as an element of comprehensive income in the statement of operations and in the equity section of the balance sheet.

      RESEARCH AND DEVELOPMENT

      All research and development costs are expensed when incurred.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (LOSS) PER COMMON SHARE

      (Loss) per common share is computed based on the weighted average number of common shares outstanding during each period. Convertible equity securities, such as convertible preferred stock, stock options and stock purchase warrants are not considered in the calculation of net loss per common share as their inclusion would be anti-dilutive.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

      STOCK-BASED COMPENSATION

      In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation", effective for fiscal years beginning after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS No. 123 allows an entity to continue to measure compensation costs for these plans using the intrinsic value based method of accounting as described in Accounting Pronouncement Bulletin Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has elected to continue to account for its employee stock compensation plans as prescribed under APB 25. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed in SFAS No. 123, the Company's net (loss) and (loss) per share for the year ended December 31, 2003 would have increased to the pro forma amounts indicated below:

                                                      2003            2002          2001
                                                 ------------    -------------  -------------
Net (loss), as reported                          $ (2,506,705)   $  (2,234,061) $  (1,743,962)
Add:       Stock-based employee
            compensation expense
              included in reported net (loss)               -                -              -
Deduct:    Total stock-based
            employee compensation
            determined under fair value
            based method for all awards              (145,234)        (116,537)       (33,903)
                                                 ------------    -------------  -------------

Pro forma net (loss)                             $ (2,651,939)   $  (2,350,598) $  (1,777,865)
                                                 ============    =============  =============

Net (loss) per common
   share, as reported                            $      (0.25)   $       (0.25) $       (0.23)
                                                 ============    =============  =============
Net (loss) per common
   share, pro forma                              $      (0.26)   $       (0.26) $       (0.23)
                                                 ============    =============  =============

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of the Company's cash, amounts receivable, accounts payable and accrued liabilities, and management fees payable at December 31, 2003 approximate their carrying values due to their short terms to maturity.

      The amounts due from a director and affiliates do not bear interest and are carried at the amounts required to settle the balances on a current basis.

      RECENT ACCOUNTING PRONOUNCEMENTS

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends certain portions of SFAS No. 133 and is effective for all contracts entered into or modified after June 30, 2003 on a prospective basis. SFAS No. 149 is not expected to have a material effect on the results of operations or financial position of the Company since the Company currently has no derivatives or hedging contracts.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

      RECENT ACCOUNTING PRONOUNCEMENTS - continued

      In June 2003, the FASB approved SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 10 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is not expected to have an effect on the Company's financial position.

3.    CORPORATE REORGANIZATION

      On June 9, 2002 the Company disposed of its wholly-owned Canadian subsidiary, Chemokine Therapeutics Inc. ("CTI"), to a related party.

      The Company disposed of net assets as follows:

Cash                                              $   4,754
Accounts receivable                                  65,578
Prepaid expenses                                     14,434
Property and equipment                              115,390
                                                  ---------
                                                    200,156
                                                  ---------

Less:  Accounts payable and accrued liabilities     176,072
       Obligation under capital lease                21,289
                                                  ---------
                                                    197,361
                                                  ---------

Excess of assets disposed over
   liabilities assumed                                2,795

Consideration paid by the purchaser, as agreed
   between the related parties, by way of a
   note payable                                      44,859
                                                  ---------

Capital contribution                              $  42,064
                                                  =========

      As the transaction took place between related parties, no gain or loss may be recognized for accounting purposes. The excess of consideration given over the cost of net assets sold has been accounted for as a capital contribution, and has been added to additional paid in capital.

      Concurrent with the disposal of the interest in CTI, the Company and CTI entered into an amended research agreement. Subsequently, CTI assigned the agreement to Globe Laboratories Inc., the parent company of CTI. Under this agreement the Company has engaged Globe Laboratories Inc. to perform biotechnology research. The Company owns all the results and resulting intellectual property created under the agreement. In consideration the Company has agreed to pay Globe Laboratories Inc. an amount equal to the research expenses incurred by Globe Laboratories Inc. each month, plus 2%.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

4.    PROPERTY AND EQUIPMENT

                                             2003
                             -----------------------------------
                                          Accumulated
                               Cost       depreciation      Net
                             -------      ------------   -------
Computer equipment           $ 2,998         $   478     $ 2,520
Furniture and fixtures         8,807           2,627       6,180
Leasehold improvements        15,442           4,719      10,723
                             -------         -------     -------

                             $27,247         $ 7,824     $19,423
                             =======         =======     =======

                                             2002
                             -----------------------------------
                                          Accumulated
                               Cost       depreciation      Net
                             -------      ------------   -------
Computer equipment           $   634         $    --     $   634
Furniture and fixtures         2,479             294       2,185
                             -------         -------     -------

                             $ 3,113         $   294     $ 2,819
                             =======         =======     =======

5.    DUE FROM DIRECTOR

      The amount due from director does not bear interest and has no fixed terms of repayment.

6.    LICENSE

                                              2003        2002
                                             -------     -------
Cost                                         $49,985     $11,515
Accumulated amortization                       9,636       7,699
                                             -------     -------

                                             $40,349     $ 3,816
                                             =======     =======

      On September 22, 1999 the Company entered into a license agreement with the University of British Columbia ("UBC"). The license grants the Company exclusive worldwide rights to research, develop and commercially exploit certain patented technologies, which remains the property of UBC. The licensed technology relates to therapeutics for a variety of human diseases.

      Under the agreement the Company is obligated to achieve various milestones and is committed to make milestone payments and to pay royalties of 2% of any revenues or other consideration derived from the licensed technologies. Should the Company fail to satisfy any of its obligations, UBC has the right to terminate the license agreement.

      -     Milestone payments are to be made as follows:

            - Cdn $ 100,000 at the time of completion of Phase II clinical trials

            - Cdn $ 250,000 at the time of completion of Phase III clinical trials

            -     Cdn $ 500,000 at the time of filing for New Drug Approval

      -     Minimum annual royalty payments are to be made as follows:

            -     Cdn $ 25,000 one year from product approval

            -     Cdn $ 50,000 two years from product approval

            -     Cdn $ 75,000 three years from product approval

            -     Cdn $ 100,000 fours years from product approval

            -     Cdn $ 150,000 five years from product approval

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

7.    DUE FROM AFFILIATES

      The amounts due from affiliates do not bear interest and have no fixed terms of repayment. See Note 3.

                                                         2003        2002
                                                       --------    --------
Chemokine Therapeutics Inc., a Canadian corporation
    with common directors                              $ 25,864    $ 47,979
Globe Laboratories Inc., a Canadian corporation
    with common directors                               270,478          --
                                                       --------    --------

                                                       $296,342    $ 47,979
                                                       ========    ========

8.    LOAN PAYABLE

      The loan payable bore interest at 6.3% per annum and was settled through the issue of preferred stock, see Note 9.

9.    CAPITAL STOCK

      COMMON STOCK

      During the period from inception to December 31, 2003 the Company issued 10,388,082 common shares for total consideration of $ 5,792,573, net of offering costs of $ 662,781.

      During the year ended December 31, 1998 the Company issued 1 share of common stock for $ 70,650.

      During the year ended December 31, 2001, the Company issued an aggregate 1,270,496 shares of common stock, at $ 0.10 to $ 1.55 per share, for cash consideration of $ 1,064,297 and services valued at $ 364,100, before offering costs of $ 65,585.

      During the year ended December 31, 2002, the Company issued an aggregate 1,492,970 shares of common stock, at $ 1.25 to $ 1.35 per share, for cash consideration of $ 1,328,500 and services valued at $ 545,213, before offering costs of $ 194,474.

      During the year ended December 31, 2003 the Company issued an aggregate 577,851 shares of common stock, at $ 1.25 to $ 1.35 per share, for cash consideration of $ 686,550 and services valued at $ 89,051, before offering costs of $ 130,628.

      Common stock issued for non-cash consideration was valued at the most recent per share price of common stock sold for cash.

      PREFERRED STOCK

      During the year ended December 31, 1998 the Company issued 6,000,000 Series A convertible preferred shares for cash of $ 1,200. The issued preferred shares were converted into 6,000,000 common shares during the year ended December 31, 2000.

      During the year ended December 31, 2001 the Company issued 150,000 Series A preferred shares for cash of $ 187,500. The preferred shares are convertible into common shares, at no additional consideration, on a 1-for-1 basis.

      During the year ended December 31, 2003 the Company issued 2,000,000 shares of convertible Series A preferred stock for cash proceeds of $ 2,439,444 and in settlement of the $ 250,000 loan payable plus outstanding accrued interest of $10,556. The preferred shares are convertible into common shares, at no additional consideration, on a 1-for-1 basis.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

9.    CAPITAL STOCK - continued

      WARRANTS

      During the year ended December 31, 1999 the Company issued 10,000 stock purchase warrants exercisable into common shares for $ 1.50 per share to a director. The stock purchase warrants were issued as partial consideration for consulting services and were accounted for at their fair value, as determined using the Black-Scholes option pricing model, of $ 1,400. The stock purchase warrants were cancelled during the year ended December 31, 2001.

      During the year ended December 31, 1999 the Company issued 34,153 stock purchase warrants exercisable into common shares for $ 1.50 per share to a consultant. The stock purchase warrants expire on December 31, 2004. The stock purchase warrants were issued as partial consideration for a finders' fee and were accounted for at their fair value, as determined using the Black-Scholes option pricing model, of $ 11,200. The fair value was charged to capital stock as an offering cost.

      During the year ended December 31, 2000 the Company issued 111,688 stock purchase warrants to subscribers to 491,700 common shares, exercisable into common shares at $ 2.25 per share. The stock purchase warrants expire on November 30, 2003, as to 95,938 stock purchase warrants and on December 31, 2003 as to 15,750 stock purchase warrants

      During the year ended December 31, 2001 the Company issued 20,300 stock purchase warrants exercisable into common shares for $ 1.50 per share, as to 7,000 stock purchase warrants and at $ 2.25 per share, as to 13,300 stock purchase warrants. The stock purchase warrants were issued as partial consideration for finders' fees and were accounted for at their fair value, as determined by the Black-Scholes option pricing model of $ 17,850. The fair value was charged to capital stock as an offering cost. The stock purchase warrants expire on November 30, 2005.

      During the year ended December 31, 2001 the Company issued 255,000 stock purchase warrants exercisable into common shares for $ 1.50 per share, as to 160,000 stock purchase warrants, and at $ 1.25 per share, as to 95,000 stock purchase warrants to consultants. The stock purchase warrants were issued as partial consideration for finders' fees and were accounted for at their fair value, as determined by the Black-Scholes option pricing model, of $ 17,850. The fair value was charged to capital stock as an offering cost. The stock purchase warrants expire on April 30, 2003, as to 10,000 stock purchase warrants, October 15, 2005, as to 160,000 stock purchase warrants, May 31, 2006 as to 40,000 stock purchase warrants and July 31, 2006 as to 45,000 stock purchase warrants.

      During the year ended December 31, 2002 the Company issued 880,850 stock purchase warrants, exercisable into common shares for $ 1.25 per share, to consultants. The stock purchase warrants were issued, as to 273,350 stock purchase warrants, as partial consideration for finders' fees and, as to 607,500 stock purchase warrants as consideration for consulting services. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes option pricing model, of $ 202,596. Of this amount, $ 62,871 was charged to capital stock as an offering cost and $ 139,725 was charged to consulting expense. The stock purchase warrants expire between June 25, 2007 and November 10, 2007.

      During the year ended December 31, 2002 the Company issued 404,000 stock purchase warrants to subscribers of 437,800 common shares, exercisable into common shares at $ 1.25 per share. The stock purchase warrants expire on November 10, 2007.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

9.    CAPITAL STOCK - continued

      During the year ended December 31, 2003 the Company issued 84,500 stock purchase warrants exercisable into common shares for $ 1.25 per share which expire November 10, 2007, and issued 154,100 stock purchase warrants exercisable into common shares for $ 1.35 per share which expire between July 18, 2005 and July 31, 2007. The stock purchase warrants were issued, as to 124,100 stock purchase warrants, as partial consideration for finders' fees and, as to 114,500 stock purchase warrants as consideration for consulting services. The stock purchase warrants were accounted for at their fair value, as determined by the Black-Scholes option pricing model, of $ 44,289. Of this amount, $ 22,454 was charged to capital stock as an offering cost and $ 21,835 was charged to consulting expense.

      During the year ended December 31, 2003 the Company issued 15,000 stock purchase warrants to subscribers of 30,000 common shares, exercisable into common shares at $ 1.35 per share. The stock purchase warrants expire on July 31, 2007.

      During the year ended December 31, 2003 111,688 stock purchase warrants and 10,000 stock purchase warrants, which were issued to investors and exercisable into common shares at $ 2.25 and $ 1.25 respectively, expired unexercised.

      The following table summarizes information about stock purchase warrants outstanding at December 31, 2003:

 Exercise     Number                 Expiry
  price     outstanding              dates
----------  -----------   ------------------------------
$     1.25   1,454,350    March 2005 to November 2007
$     1.35     169,100    July 2005 to July 2007
$     1.50     201,153    December 2004 to November 2005
$     2.25      13,300    November 2005
             ---------
             1,837,903
             =========

      COMMON STOCK RESERVED FOR FUTURE ISSUANCES

      Common stock reserved for future issuances as of December 31, 2003 is as follows:

Outstanding stock options             1,991,000
Stock options available for grant         9,000
Preferred stock                       2,150,000
Outstanding stock purchase warrants   1,837,903
                                      ---------

                                      5,987,903
                                      =========

10.   STOCK-BASED COMPENSATION

      The Company has a stock option plan under which options to purchase common shares of the Company may be granted to employees, directors and consultants. Stock options entitle the holder to purchase common stock at a subscription price determined by the Board of Directors at the time of the grant. Options vest 4% at the time of grant and then at 4% per month for 24 months, at which time the options are fully vested in the holder.

      The maximum number of shares of common stock authorized by the stockholders and reserved for issuance by the Board of Directors is 2,000,000.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

10.   STOCK-BASED COMPENSATION - continued

      The following summarizes the total number of stock options outstanding and the maximum number of stock options available to be granted at December 31, 2003.

                                                 Weighted
                                  Outstanding    average        Available
                                    options    exercise price   for grant
                                  -----------  --------------  -----------
Balance at December 31, 2000         410,000     $   1.31        1,590,000
   Options granted                   571,000         1.25         (571,000)
   Options cancelled                (410,000)        1.31          410,000
                                   ---------     --------       ----------
Balance at December 31, 2001         571,000         1.25        1,429,000
   Options granted                 1,000,000         1.25       (1,000,000)
                                   ---------     --------       ----------
Balance at December 31, 2002       1,571,000         1.25          429,000
   Options granted                   420,000         1.35         (420,000)
                                   ---------     --------       ----------

                                   1,991,000     $   1.27            9,000
                                   =========     ========       ==========

      The following table summarizes information about stock options outstanding at December 31, 2003:

Weighted average      Number        Number
 exercise price     outstanding   exercisable  Expiry dates
----------------    -----------   -----------  ------------
   $     1.27        1,991,000    1,338,600    May 2005 to
   ==========        =========    =========     June 2007

      The fair value of stock options used to compute the pro forma net loss is the estimated fair value at grant date using the Black-Scholes option pricing model with the following assumptions:

                                2003           2002      2001
                            -----------      -------   --------
Expected volatility                   0%           0%         0%
Risk-free interest rate     3.48% - 3.9%        4.13%      4.18%
Expected lives in years     3 - 5 years      5 years    4 years
Expected dividends                 zero         zero       zero

      The fair value of stock options, calculated using the Black-Scholes option pricing model, awarded in 2003 ranged from $ 0.17 to $ 0.21 per option and in 2002 and 2001 were $ 0.23 and $ 0.19 per option, respectively.

11.   RELATED PARTY TRANSACTIONS

      During the year ended December 31, 2003 the Company paid $ 1,407,584 to Globe Laboratories Inc. ("Globe"), a corporation controlled by a director, for research expenses. During the period from June 10, 2002 to December 31, 2002 the Company paid $ 589,785 to Chemokine Therapeutics Inc., a subsidiary of Globe, for research expenses. See Note 3.

      Included in management fees payable at December 31, 2003 and 2002 are accrued management fees of $ 508,780 and $ 548,780, respectively, payable to a corporation of which a director is one of the beneficial owners. See
      Note 13.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

11.   RELATED PARTY TRANSACTIONS - continued

      During the years ended December 31, 2003, 2002 and 2001 the Company paid directly or indirectly, to various directors $ 264,300, $ 27,300, and $ Nil, respectively, for management and consulting services provided.

      During the year the Company paid rent of $ 17,178 to a corporation with a director in common. See Note 13.

      During the years ended December 31, 2002 and 2001, directors were issued 126,220 common shares and 50,450 common shares, respectively, in consideration for services provided to the Company. Compensation expense of $ 157,775 and $ 63,062 was recognized at the time of these issuances and included in consulting expense.

      During the year ended December 31, 2001 a director subscribed for 256,220 common shares for cash of $ 166,220. Compensation expense of $ 90,000 was recognized in connection with 90,000 common shares issued at below the then fair value of the common shares and included in consulting expense.

12.   INCOME TAXES

      The provisions for income taxes are as follows:

                           Year ended December 31,
                           -----------------------
                            2003    2002    2001
                            ----    ----    ----
Current
   Federal-United States    $  -    $  -    $  -
   State                     800     800     800
                            ----    ----    ----
Total current                800     800     800
                            ----    ----    ----

Deferred
   Federal                     -       -       -
   State                       -       -       -
                            ----    ----    ----
Total deferred                 -       -       -
                            ----    ----    ----

Total income tax expense    $800    $800    $800
                            ====    ====    ====

CHEMOKINE THERAPEUTICS CORP.
A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

12.   INCOME TAXES - continued

      The following is a reconciliation of income taxes at the statutory United States federal and state income tax rates to the income taxes at the effective income tax rates:

                                                                        Year ended December 31,
                                                              -----------------------------------------
                                                                 2003           2002           2001
                                                              -----------   -------------   -----------
Provision (recovery) at combined
   United States federal and state
   income tax rates                                           $  (852,000)  $    (782,000)  $  (610,000)

Research expense capitalized
   for income tax purposes                                        641,000               -             -

Addition to net operating
   loss carryforwards                                             211,800         782,800       610,800
                                                              -----------   -------------   -----------

Effective income taxes                                        $       800   $         800   $       800
                                                              ===========   =============   ===========

Deferred income tax assets and liabilities are as follows:

                                                                 2003           2002           2001
                                                              -----------   -------------   -----------
Assets:

   Capitalized research expense                               $   641,000   $           -   $         -

   Net operating loss carryforwards                             2,047,000       1,836,000     1,226,000
                                                              -----------   -------------   -----------
                                                                2,688,000       1,836,000     1,226,000

Valuation allowance                                            (2,688,000)     (1,836,000)   (1,226,000)
                                                              -----------   -------------   -----------

Net deferred income taxes                                     $         -   $           -   $         -
                                                              ===========   =============   ===========

      As of December, 2003 the Company had federal net operating loss carryforwards of approximately $ 6,000,000. The federal net operating loss carryforwards will expire at various dates beginning in 2017, if not utilized beforehand.

      Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

13.   COMMITMENTS

      -     Management agreement

            The Company has entered into a management agreement with a corporation of which a director is a beneficial owner for a term of five years. Subsequent to the five-year term the agreement will automatically renew for additional one-year periods until the agreement is terminated. The total annual payments under the agreement are $ 250,000 commencing on January 1, 2002. In the event the contract is terminated or there is a change in control of the Company, as defined in the agreement, during the contract period, the Company is obligated to pay compensation in the amount of $ 500,000 plus an additional one to two years, dependent upon the circumstances.

      -     Contractual agreements

            The Company has entered in various research and development agreements with third parties to perform research and development services on its behalf. The Company is committed to pay $ 520,509, in respect of contracts in place at December 31, 2003.

      -     Lease agreements

            The Company leases office premises under operating leases which expire at various dates ending December 31, 2007. Included in these commitments is one base agreement entered into with a corporation under common control. See Note 11. The Company is obligated to make the following minimum lease payments under its operating leases in each of the fiscal years ending December 31:

2004        $    48,800
2005             16,800
2006             16,800
2007             16,800
            -----------
            $    99,200
            ===========

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

14.   SUPPLEMENTAL CASH FLOW INFORMATION

      The Company conducted non-cash activities as follows:

                                                       2003                 2002                 2001
                                                ------------------    -----------------    -----------------
Operating activities
   Decease in accounts receivable
       due to sale of subsidiary                $                -    $          65,578    $               -
   Decrease in prepaids and
       deposits due to sale of subsidiary                        -               14,434                    -
   Decrease in capital assets
       on sale of subsidiary                                     -              115,390                    -
   Increase in note receivable
       on sale of subsidiary                                     -              (40,105)                   -
   Decrease in accounts payable
       on sale of subsidiary                                     -             (176,072)                   -
   Decrease in capital lease
       on sale of subsidiary                                     -              (21,289)                   -
   Increase in accounts payable
       on accrual of payment
       required under the license
       agreement                                            38,470                    -                    -

Financing activities
   Equity component of
      sale of subsidiary                                         -               42,064                    -
   Proceeds from capital
    lease financing                                              -                    -              (74,435)

Investing activities
   Accrued license agreement
   payment (Note 6)                                        (38,470)                   -                    -
   Property and equipment purchased under
       capital lease                                             -                    -               74,435
                                                ------------------    -----------------    -----------------

                                                $                -    $               -    $               -
                                                ==================    =================    =================

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

15.   FINANCIAL INSTRUMENTS

      The Company's financial instruments consist of cash, amounts receivable, an amount due from director, an amount due from affiliate, accounts payable and accrued liabilities and management fees payable.

      FAIR VALUE

      The fair value of cash, amounts receivable, accounts payable and accrued liabilities and management fees payable approximate fair value due their short terms to maturity.

      The fair value of the amounts due from a director and an affiliate are not readily determinable as the amounts are due from related parties. The amounts are carried at the amount of consideration required to discharge the obligations on a current basis.

      CREDIT RISK

      Cash, amounts receivable and amounts due from a director and an affiliate expose the Company to credit risk. The Company minimizes its exposure to credit risk by transacting with parties that are believed to be credit worthy.

16.   SUBSEQUENT EVENTS

      Subsequent to the year-end, the Company:

      -     Issued 191,332 common shares for cash of $ 258,320.

      - Issued 40,000 stock purchase warrants exercisable into common shares for $ 1.50 per share.

      - Cancelled 150,000 outstanding stock options which were exercisable at $ 1.35 per share.

17. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

      a) The financial statements of the Company have been prepared according to U.S. GAAP. U.S. GAAP differs in certain material respects from Canadian GAAP. There are no material differences between Canadian and U.S. GAAP with respect to the Company's consolidated financial statements. Certain disclosures would be described differently under Canadian GAAP, which are summarized below:

            CONTRIBUTED SURPLUS

            i) U.S. GAAP uses the phrase "Additional paid-in Capital" to describe consideration received in excess of the par value of warrants and stock options. Canadian GAAP uses the phrase "Contributed"

            DEVELOPMENT STAGE DISCLOSURE

            ii) The Company is considered a development stage Company as defined by SFAS No. 7. The Company is also considered a development stage Company under Accounting Guideline 11 "Enterprises in the development stage" of the Canadian Institute of Chartered Accountants' Handbook.

CHEMOKINE THERAPEUTICS CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2003
(Expressed in U.S. Dollars)

17. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - continued

            FOREIGN CURRENCY TRANSLATION

            iii) Canadian GAAP does not expressly provide for the concept of a "functional currency" with respect to foreign currency translation. However, the method of translation used by the Company is equivalent to the method required under Canadian GAAP.

      b)    The Company's statements of cash flow comply with Canadian GAAP.